PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN MARKED “[***]”. SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AGREEMENT AND PLAN OF MERGER by and among LOGITECH INTERNATIONAL S.A., CLIP ACQUISITION SUB, INC., GENERAL WORKINGS INC., and FORTIS ADVISORS LLC Dated as of September 26, 2019

ARTICLE I Definitions
ARTICLE II THE MERGER

2.1	The Merger

2.2	Closing of the Merger

2.3	Effective Time

2.4	Effect of the Merger

2.5	Certificate of Incorporation

2.6	Bylaws

2.7	Directors and Officers

2.8	Effect on Capital Stock

2.9	Treatment of Company Options

2.10	Merger Consideration

2.11	Merger Consideration Adjustment

2.12	Appraisal Rights

2.13	Payments and Other Actions of Parent

2.14	Other Payments

2.15	Earnout Payment.
ARTICLE III EXCHANGE OF SHARES

3.1	Paying Agent

3.2	Sellers of the Company

3.3	Holders of Company Options

3.4	Payments to Persons Other than Registered Holders

3.5	Withholding Rights

3.6	No Liability for Abandoned Property

3.7	Return of Funds; Consideration Fund

3.8	Rights of Former Stockholders and Option Holders
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Organization and Standing; Authority; Board Approval; Requisite Stockholder Approval

4.2	Capitalization

4.3	No Conflict; Required Filings and Consents

4.4	Financial Statements; No Undisclosed Liabilities

4.5	Taxes

4.6	Title to Properties

4.7	Real Property

4.8	Compliance with Laws

4.9	Permits

4.10	Employee Benefit Plans

4.11	Material Contracts

4.12	Legal Proceedings

4.13	Intellectual Property

4.14	Insurance

4.15	Personnel

4.16	Environmental Matters

4.17	Conduct of Business in Ordinary Course

4.18	Customers and Suppliers

4.19	Corporate Documents

4.20	Certain Transactions and Agreements

4.21	No Brokers

4.22	Export Control

4.23	Product Liability; Defects.
ARTICLE V representations and warranties of Parent AND MERGER SUB

5.1	Investment Intent

5.2	Organization and Standing

5.3	Authority, Validity and Effect

5.4	No Conflict; Required Consents.

5.5	Capitalization.

5.6	SEC Documents; Undisclosed Liabilities.

5.7	No Financing

5.8	Solvency

5.9	Issuance of Parent Common Stock

5.10	Legal Proceedings

5.11	No Brokers
ARTICLE VI covenants and agreements

6.1	Interim Operations of the Company

6.2	Maintenance of Business

6.3	Reasonable Access; Confidentiality.

6.4	Publicity

6.5	Records

6.6	Notifications

6.7	Commercially Reasonable Efforts; Cooperation

6.8	HSR

6.9	Indemnification

6.10	Company Debt; Release of Liens

6.11	Selling Expenses

6.12	Termination of 401(k) Plan

6.13	Transfer Restrictions

6.14	No Solicitation

6.15	Section 280G

6.16	Resignation of Officers and Directors

6.17	Financial Statements and Reports

6.18	Stockholders’ Written Consent

6.19	Stock Exchange Listing

6.20	Form S-3

6.21	No Other Parent Representations

6.22	Independent Investigation; No Other Company Representations
ARTICLE VII conditions to closing

7.1	Conditions to Obligations of the Company and the Sellers

7.2	Conditions to Obligations of Parent and Merger Sub

7.3	Frustration of Closing Conditions
ARTICLE VIII termination of agreement

8.1	Termination

8.2	Effect of Termination
ARTICLE IX REMEDIES

9.1	Survival

9.2	Indemnification by the Sellers

9.3	Exclusive Remedy

9.4	Limitations on Indemnification Payments to Parent Indemnitees

9.5	Procedures

9.6	Specific Performance

9.7	Obligations of Sellers

9.8	Adjustment to Consideration
ARTICLE X TAX MATTERS

10.1	Cooperation; Audits; Tax Returns.

10.2	Post-Closing Actions

10.3	Certain Taxes

10.4	Straddle Period Taxes
ARTICLE XI Miscellaneous and General

11.1	Representative

11.2	Expenses

11.3	Successors and Assigns

11.4	Third Party Beneficiaries

11.5	Further Assurances

11.6	Notices

11.7	Captions

11.8	Amendment; Waiver

11.9	Eligible Option Payments

11.10	Legal Representation

11.11	Governing Law

11.12	Consent to Jurisdiction and Service of Process

11.13	Waiver of Jury Trial

11.14	Admissibility into Evidence

11.15	Severability

11.16	Construction

11.17	Counterparts; Electronic Transmission

11.18	Complete Agreement; Agreement Controls

SCHEDULES
Schedule 1.1    Permitted Liens
Schedule 2.11(a)    Net Working Capital Principles
Schedule 4.1(a)    D&Os
Schedule 4.1(c)    Required Votes
Schedule 4.2(a)    Other Outstanding Equity Securities
Schedule 4.2(b)    Equity Interests
Schedule 4.2(d)    Company Debt
Schedule 4.3(a)    Conflicts
Schedule 4.3(b)    Consents
Schedule 4.4(a)    Financial Statements
Schedule 4.4(b)    Financial Statements Exceptions
Schedule 4.4(d)    Financial Institutions
Schedule 4.4(e)    Accounts Receivable
Schedule 4.5    Taxes
Schedule 4.7(b)    Leased Real Property
Schedule 4.8    Compliance with Laws
Schedule 4.10(a)    Employee Plans
Schedule 4.10(j)    Section 280G
Schedule 4.10(l)    Foreign Benefit Plans
Schedule 4.11(a)    Material Contracts
Schedule 4.12    Legal Proceedings
Schedule 4.13(a)    Company Registered IP
Schedule 4.13(e)    Intellectual Property Infringement
Schedule 4.13(i)    Assignment Forms
Schedule 4.13(l)    Open Source Software
Schedule 4.13(m)    Company Source Code
Schedule 4.14    Insurance
Schedule 4.15(b)    Current Employees
Schedule 4.15(c)    Current Independent Contractors
Schedule 4.16    Environmental Matters
Schedule 4.17    Conduct of Business in Ordinary Course
Schedule 4.18(a)    Material Customers
Schedule 4.18(b)    Material Suppliers
Schedule 4.22    Export Controls
Schedule 6.1    Interim Operations of the Company
Schedule 7.2(c)    Foreign Antitrust Compliance
Schedule 7.2(f)    Employees
Schedule 7.2(g)(vi)    Consents

EXHIBITS
Exhibit A        Form of Stockholders’ Written Consent
Exhibit B        Form of Joinder Agreement
Exhibit C        Form of Escrow Agreement
Exhibit D        Form of Representative Agreement
Exhibit E        Form of Certificate of Merger
Exhibit F        Form of Letter of Transmittal
Exhibit G        Form of Promised Option Bonus Letter and Release
Exhibit H        Form of Founder Acknowledgement

ANNEXES
Annex I        Key Employees and Specified Employees
Annex II        Working Capital Calculation Example
Annex III        Capital Stock
Annex IV        Company Options

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 26, 2019 (the “Agreement Date”), is by and among Logitech International S.A., a corporation duly organized under the laws of Switzerland with registered offices in Apples, Switzerland, registered with the commercial registrar of Canton of Vaud under registration number CHE-101.502.641 (“Parent”), Clip Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), General Workings Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Representative. Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross‑referenced in Article I or elsewhere in this Agreement.
RECITALS
A.     The respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the other Ancillary Agreements, the Merger and the other transactions contemplated by this Agreement and approved the execution, delivery and performance of this Agreement and the other Ancillary Agreements.
B.    Within 48 hours after the execution and delivery of this Agreement, the stockholders of the Company (the “Stockholders”) holding Common Stock and Preferred Stock (on an as converted to Common Stock basis) with sufficient voting power to constitute the Requisite Stockholder Approval will deliver (i) an executed written consent in the form of Exhibit A (the “Stockholders’ Written Consent”) adopting this Agreement, approving the terms of the Merger and appointing Fortis Advisors LLC as the initial Representative pursuant to Section 11.1 for the purposes set forth herein and (ii) an executed joinder agreement in the form of Exhibit B (the “Joinder Agreement”).
C.    Immediately after the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement and approve the terms of the Merger.
D.    A portion of the Adjusted Merger Consideration (i) will be placed in escrow by Parent, as partial security for the indemnification obligations of the Seller Indemnitors hereunder, (ii) will be retained by Parent as the Holdback Shares as partial security for the indemnification obligations of Seller Indemnitors hereunder, and (iii) equal to the Representative Amount will be delivered to the Representative to be held by the Representative for, among other things, certain costs, fees, expenses and liabilities incurred by the Representative as a reserve fund to pay expenses incurred by the Representative in the performance of its duties.
E.    Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, each employee of the Company listed on Annex I hereto under the heading (i) “Key Employee” (each, a “Key Employee”) is executing and delivering an employment offer letter (including a standard confidentiality and invention assignment agreement) (together, an “Employment Offer Letter”) and (ii) “Specified Employees” (each a “Specified Employee”) is executing and delivering a non-competition and non-solicitation agreement (a “Non-Competition Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Sellers, the Company and Parent hereby agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement:
“401(k) Plan” has the meaning set forth in Section 6.12.
“Accounting Firm” has the meaning set forth in Section 2.11(c).
“Accounts Receivable” has the meaning set forth in Section 4.4(e).
“Acquisition Proposal” has the meaning set forth in Section 6.14.
“Action” means any suit, legal proceeding, litigation, administrative enforcement proceeding, mediation, claim, complaint, demand, charge, prosecution, investigation, hearing, audit, examination, subpoena or arbitration proceeding (whether civil, criminal, administrative, judicial, investigative or appellate) commenced, brought, conducted, heard or before any Governmental Authority, arbitrator or mediator.
“Adjusted Merger Consideration” has the meaning set forth in Section 2.10.
“Adjustment Escrow Amount” means $[***].
“Adjustment Escrow Account” means that certain account or accounts established by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.
“Adjustment Escrow Funds Contribution” means, for each Seller, the amount determined by multiplying (A) the Adjustment Escrow Amount by (B) such Seller’s Common Pro Rata Share.
“Advisory Group” has the meaning set forth in Section 11.1(c).
“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Aggregate Adjusted Closing Common Merger Consideration” means (A) the Aggregate Closing Common Merger Consideration minus (B) the Aggregate Closing Options Consideration minus (C) the Earnout Payment.
“Aggregate Closing Common Merger Consideration” means (A) the Aggregate Equity Merger Consideration minus (B) the Aggregate Equity Adjustment Escrow Contribution minus (C) the Aggregate Equity Escrow Contribution minus (D) the Aggregate Equity Representative Amount Contribution.
“Aggregate Closing Options Consideration” has the meaning set forth in Section 2.9(a).
“Aggregate Closing Series B Merger Consideration” means (A) the Aggregate Series B Merger Consideration minus (B) the Aggregate Series B Escrow Contribution minus (C) the Aggregate Series B Representative Amount Contribution.
“Aggregate Equity Adjustment Escrow Contribution” means the amount determined by multiplying (A) the Adjustment Escrow Amount by (B) 100%.
“Aggregate Equity Escrow Contribution” means the amount determined by multiplying (A) the Escrow Amount by (B) the Common Allocation Percentage.
“Aggregate Equity Merger Consideration” means (A) the Adjusted Merger Consideration (as calculated using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses) minus (B) the Aggregate Series B Merger Consideration.
“Aggregate Equity Representative Amount Contribution” means the amount determined by multiplying (A) the Representative Amount by (B) the Common Allocation Percentage.
“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Eligible Options had such Eligible Options been exercised in full, without regard to vesting or any other restriction upon exercise (and assuming concurrent payment in full of the exercise price of each such Eligible Option solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company and the Option Plan.
“Aggregate Series B Escrow Contribution” means the amount determined by multiplying (A) the Escrow Amount by (B) the Series B Allocation Percentage.
“Aggregate Series B Merger Consideration” means the amount determined by multiplying (A) the Outstanding Series B Shares by (B) the Series B Per Share Amount.
“Aggregate Series B Representative Amount Contribution” means the amount determined by multiplying (A) the Representative Amount by (B) the Series B Allocation Percentage.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Ancillary Agreements” means any Contract, instrument or certificate contemplated hereby, including the Escrow Agreement, the Representative Agreement, the Joinder Agreement, the Employment Offer Letters, the Non-Competition Agreements, the Promised Option Bonus Letters and Releases and the Founder Acknowledgement.
“Appraisal Share” has the meaning set forth in Section 2.12(a).
“Appraisal Stockholder” has the meaning set forth in Section 2.12(a).
“Audited Financial Statements” has the meaning set forth in Section 4.4(a).
“Balance Sheet Date” has the meaning set forth in Section 4.4(a).
“Book-Entry Certification” has the meaning set forth in Section 3.2(a).
“Book-Entry Shares” has the meaning set forth in Section 3.2(a).
“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York or any bank in the Canton of Vaud or in the Canton of Zurich, Switzerland is required to be closed.
“Cap” has the meaning set forth in Section 9.4(a).
“Capital Stock” has the meaning set forth in Section 2.8(c).
“Cash and Cash Equivalents” means, as of the date in question, all unrestricted cash and unrestricted cash equivalent assets (including marketable securities) of the Company and its Subsidiaries, in each case, on a consolidated basis determined in accordance with GAAP.
“Cash Earnout Payment” has the meaning set forth in Section 2.15(a).
“CCC” means the California Corporations Code.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Charter Documents” has the meaning set forth in Section 4.1(a).
“Claim” has the meaning set forth in Section 9.5(a)(i).
“Claim Notice” has the meaning set forth in Section 9.5(a)(i).
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means the aggregate amount of Cash and Cash Equivalents as of the Effective Time.
“Closing Common Per Share Amount” means the cash amount determined by dividing (A) the Aggregate Adjusted Closing Common Merger Consideration by (B) the Outstanding Common Shares.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Option Per Share Amount” means the amount determined by dividing (A) the Aggregate Closing Common Merger Consideration plus the Aggregate Exercise Price by (B) the
Fully Diluted Common Shares.
“Closing Series B Per Share Amount” means the amount determined by dividing (A) the Aggregate Closing Series B Merger Consideration by (B) the Outstanding Series B Shares.
“Closing Statement” has the meaning set forth in Section 2.11(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).
“Common Allocation Percentage” means the percentage determined by dividing (A) the Aggregate Equity Merger Consideration minus the Earnout Payment by (B) the Adjusted Merger Consideration (as calculated using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses) minus the Earnout Payment.
“Common Pro Rata Share” means, for each Seller, the percentage determined by dividing (A) the number of shares of Common Stock, Series Seed Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock plus the number of Eligible Options held by such Seller as of immediately prior to the Effective Time by (B) the Fully Diluted Common Shares.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Balance Sheet” has the meaning set forth in Section 4.4(a).
“Company Data” means any and all data collected, generated, obtained, or received in connection with the marketing, delivery, or use of Company Services and Products, including Company-Licensed Data and Personal Data.
“Company Data Agreement” means any Contract involving Company Data to which the Company or any Subsidiary is a party or is bound.
“Company Debt” means all Indebtedness of the Company or its Subsidiaries.
“Company Financial Statements” has the meaning set forth in Section 4.4(a).
“Company Fraud” has the meaning set forth in Section 9.1(e).
“Company Indemnified Persons” has the meaning set forth in Section 6.9(a).
“Company IT Systems” has the meaning set forth in Section 4.13(o).
“Company-Licensed Data” has the meaning set forth in Section 4.13(q).
“Company Options” has the meaning set forth in Section 2.9(a).
“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.
“Company Privacy Commitments” has the meaning set forth in Section 4.13(p).
“Company Registered IP” has the meaning set forth in Section 4.13(a).
“Company Services and Products” means all services or products, sold, distributed, commercialized, or otherwise publicly made available by the Company or its Subsidiaries, and any service or product offerings in development and scheduled for commercial release within [***] of the Agreement Date.
“Company Source Code” has the meaning set forth in Section 4.13(m).
“Company’s Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of [***] (the “Company Knowledge Persons”); provided, that any Company Knowledge Person will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge would be obtained from reasonable inquiry of the persons at the Company or its Subsidiaries charged with administrative or supervisory responsibility for the relevant matter that is being represented.
“Confidential Information” has the meaning set forth in Section 4.13(h).
“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).
“Consent” means any consent, approval, authorization, waiver, notice, license, permits, certificates or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of any of the transactions contemplated hereby, including the Merger.
“Consideration Fund” has the meaning set forth in Section 2.13(a)(i)(D).
“Contaminants” has the meaning set forth in Section 4.13(n).
“Continuing Employees” has the meaning set forth in Section 7.2(f).
“Contracts” means all legally binding, written or oral contracts, instruments, leases, licenses, commitments, undertakings, mortgages, notes, guarantees, sublicenses, subcontracts, purchaser orders and other agreements (including any amendments and other modifications thereto).
“Control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise. It is agreed that with respect to any venture capital fund, the term “Affiliate” shall not include any portfolio company that such venture capital fund is invested in and that would otherwise fall under the definition of “Affiliate.”
“Controlled Group” means any trade or business (whether or not incorporated) that in the past six years: (a) has been under common control with the Company within the meaning of Section 4001(b)(1) of ERISA; or (b) together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Copyrights” means all copyrights, whether in published or unpublished works, which include: (a) literary works and any other original works of authorship fixed in any tangible medium of expression; (b) databases, data collections and rights therein, software, and web site content; (c) rights to compilations, collective works and derivative works of any of the foregoing; and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.
“D&O Policy” has the meaning set forth in Section 6.9(b).
“Data Protection Legislation” means all statutes, enacting instruments, common law, regulations, directives, codes of practice, decisions (in any jurisdiction, including the United States) concerning either the protection or Processing of Personal Data, including without limitation, the United Kingdom Data Protection Act, the Health Insurance Portability and Accountability Act (“HIPAA”), the Gramm-Leach-Bliley Act, the European Union General Data Protection Regulation 2016/679/EU (“GDPR”), the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act (CFAA), the Fair Credit Reporting Act (FCRA), Fair and Accurate Credit Transactions Act (FACTA), the Payment Card Industry Data Security Standard (PCI-DSS), and the Telephone Consumer Protection Act (TCPA).
“Debt Payoff Recipients” has the meaning set forth in Section 2.13(a)(i)(A).
“DGCL” means the General Corporation Law of the State of Delaware.
“Dispute Notice” has the meaning set forth in Section 9.5(a)(i).
“Dispute Period” has the meaning set forth in Section 9.5(a)(i).
“DOJ” means the United States Department of Justice.
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“Earnout” has the meaning set forth in Section 2.15(a).
“Earnout Amount” has the meaning set forth in Section 2.15(a).
“Earnout Common Per Share Amount” means the fraction of a share of Parent Common Stock determined by dividing (A) the Earnout Shares by (B) the Outstanding Common Shares.
“Earnout Payment” means $29,000,000.
“Earnout Period” has the meaning set forth in Section 2.15(a).
“Earnout Pro Rata Share” means, for each Seller, the percentage determined by dividing (A) the number of shares of Common Stock, Series Seed Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock held by such Seller as of immediately prior to the Effective Time by (B) the Outstanding Common Shares.
“Earnout Release Date” has the meaning set forth in Section 2.15(a).
“Earnout Shares” means the number of shares of Parent Common Stock determined by dividing (A) the Earnout Payment by (B) the Parent Market Price; provided, however, that in no event shall the aggregate number of Parent Common Stock issued as the Earnout Shares exceed the number of shares of Parent Common Stock determined by dividing (A) $[***] by (B) the average of the high and low trading prices for the Parent Common Stock on NASDAQ, as reported on https://www.nasdaq.com/symbol/logi/historical, for the date of the issuance of the Earnout Shares pursuant to Section 2.15. The preceding sentence is intended to ensure that the right to the Earnout Shares is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the United States Treasury Regulations promulgated thereunder.
“Earnout Statement” has the meaning set forth in Section 2.15(c).
“Earnout Threshold” has the meaning set forth in Section 2.15(a).
“Effective Time” has the meaning set forth in Section 2.3.
“Eligible Option” means each Company Option, whether vested or unvested, that has not expired, terminated or been exercised in full prior to the Effective Time and which has an exercise price per share that is less than the Closing Option Per Share Amount.
“Employee Plans” has the meaning set forth in Section 4.10(a).
“Employee Threshold” has the meaning set forth in Section 7.2(f).
“Employment Offer Letter” has the meaning set forth in the Recitals.
“Environment” means soil, surface water, groundwater, stream sediments, and ambient air.
“Environmental Law” means any applicable Laws or Orders in effect at or prior to the Closing Date relating to the protection of the Environment or natural resources, worker health and safety and human health and safety as it relates to environmental protection, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials in the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escrow Account” means that certain account or accounts established by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding the Escrow Amount.
“Escrow Agent” means [***].
“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Escrow Agent, Parent, the Representative and the Company, substantially in the form of Exhibit C attached hereto.
“Escrow Amount” means $[***].
“Escrow Funds” means an amount of cash equal to the Escrow Amount plus any interest earned thereon.
“Escrow Funds Contribution” means, for each Seller, the amount determined by multiplying (A) the Escrow Amount by (B) such Seller’s Pro Rata Share.
“Escrow Release Date” has the meaning set forth in Section 9.5(d).
“Estimated Adjusted Merger Consideration” means an amount of cash equal to the Adjusted Merger Consideration, calculated as of the Closing and using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses.
“Estimated Cash” means the Company’s good faith estimate of the Closing Cash.
“Estimated Closing Statement” has the meaning set forth in Section 2.11(a).
“Estimated Company Debt” means the Company’s good faith estimate of the Company Debt that remains outstanding and unpaid as of the Closing.
“Estimated Selling Expenses” means the Company’s good faith estimate of the Selling Expenses that remain unpaid as of the Closing.
“Estimated Working Capital” has the meaning set forth in Section 2.11(a).
“Excess Amount” has the meaning set forth in Section 2.11(e)(i).
“Exchange Agent” means Logitech S.A., a corporation duly organized under the Laws of the Switzerland with registered office in Ecublens, Switzerland, registered with the commercial register of the Canton of Vaud under registration number CHE 107.480.920 and a wholly owned subsidiary of Parent, or any other entity subscribing for the Earnout Shares under Section 2.15 appointed by Parent with the prior written consent of the Representative.
“Excluded Shares” has the meaning set forth in Section 2.8(c).
“Expense Acknowledgement” has the meaning set forth in Section 6.11.
“Export Approvals” has the meaning set forth in Section 4.22.
“Final Adjusted Merger Consideration” has the meaning set forth in Section 2.11(e).
“Final Cash” has the meaning set forth in Section 2.11(b).
“Final Company Debt” has the meaning set forth in Section 2.11(b).
“Final Selling Expenses” has the meaning set forth in Section 2.11(b).
“Final Working Capital” has the meaning set forth in Section 2.11(b).
“Foreign Benefit Plan” has the meaning set forth in Section 4.10(l).
“Founder Acknowledgement” has the meaning set forth in Section 7.2(g)(xv).
“Founder Escrow Account” means that certain account or accounts established by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding the Founder Escrow Amount.
“Founder Escrow Amount” means the Total Closing Merger Consideration Allocation of the Founder Stockholder.
“Founder Escrow Funds” means an amount of cash equal to the Founder Escrow Amount plus any interest earned thereon.
“Founder Escrow Release Date” has the meaning set forth in Section 9.5(e).
“Founders” means each of [***].
“Founder Stockholder” means [***], a British Virgin Islands company.
“Fraud” means fraud under Delaware law (including the requisite elements of (A) a false representation, usually one of fact, (B) made with either knowledge or belief or with reckless indifference of its falsity, (C) with an intent to induce claimant Person to act or refrain from acting, (D) such Person’s action or inaction resulted from a reasonable reliance upon the representation and (E) such Person was damaged by such reliance.
“Fully Diluted Common Shares” means (A) the Outstanding Common Shares plus (B) the aggregate number of Option Shares as of immediately prior to the Effective Time, as set forth in the Spreadsheet.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 4.1(a)-(c), Section 4.2, Section 4.5 and Section 4.21.
“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the preparation of the Audited Financial Statements.
“General Enforceability Exceptions” has the meaning set forth in Section 4.1(b).
“General Representations” has the meaning set forth in Section 9.4(b).
“Governmental Authority” means any (a) government or political subdivision, whether federal, state, local, municipal, foreign, commonwealth, province, territory, county, district or other jurisdiction of any nature, or any agency, division, department, agency, regulator, self-regulatory organization, commission, instrumentality, official, ministry or body of any such government or political subdivision, or any federal, state, local, municipal, foreign, commonwealth, province, territory, county, district or other court or tribunal, and (b) any arbitral forum, arbitrator or mediator.
“Hazardous Material” means any material that is listed or defined as a “hazardous substance”, “hazardous waste”, “toxic substance”, a “pollutant”, a “contaminant”, or any other term of similar import under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.
“Holdback Shares” has the meaning set forth in Section 2.15(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Filing” has the meaning set forth in Section 6.8.
“Indebtedness” means, with respect to a Person: (a) all obligations of such Person in respect of borrowed money; (b) all obligations of such Person evidenced by a note, bond, debenture or similar instrument the payment of which such Person is responsible or liable; (c) all obligations of such Person under capitalized leases that are required to be capitalized on a balance sheet under GAAP; (d) all obligations of such Person in respect of any letters of credit, credit cards, acceptances and similar obligations created for the account of such Person, and all other extensions of credit for such Person; (e) all obligations representing the deferred purchase price of property or services (other than trade payables, accrued expenses, current accounts and similar unpaid customer invoices obligations incurred in the ordinary course of business consistent with past practice) in respect of which such Person is liable, contingently or otherwise (including “earn-outs” and “Stockholder notes” payable with respect to the acquisition of any business, assets or securities); (f) all interest rate swaps, collars, caps and similar hedging obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any securities of such Person; (h) all interest, costs, fees, premiums and penalties that may be incurred in connection with the repayment, reimbursement, acceleration, satisfaction, termination or cancellation of any of the foregoing; and (i) any of the foregoing of any other third party that is guaranteed, directly or indirectly, by such Person. For the avoidance of doubt, it is understood that this definition shall not include any Selling Expenses.
“Indemnity Pro Rata Share” means, at a given point in time with respect to each Seller, the percentage determined by dividing (A)(x) such Seller’s Total Closing Merger Consideration Allocation plus (y) the aggregate value of the Earnout Shares earned and actually issuable to such Seller (based on the Parent Market Price) (including, for the avoidance of doubt, such Earnout Shares issuable to such Seller but offset pursuant to Section 2.15(d)) by (B)(1) the Total Closing Merger Consideration plus (2) the aggregate value of all Earnout Shares earned and actually issuable to the Sellers (based on the Parent Market Price) (including, for the avoidance of doubt, such Earnout Shares that are issuable to the Sellers but offset pursuant to Section 2.15(d)).
“Intellectual Property” means all common law, treaty and statutory rights, in any jurisdiction throughout the world, in, arising out of, or associated with: (a) Copyrights, (b) Domain Names, (c) Patents, (d) Trademarks, (e) trade secrets, confidential information, or proprietary information, (f) industrial designs, (g) moral and economic rights of authors and inventors, however denominated, and (h) any similar or equivalent rights to any of the foregoing, as applicable.
“Interim Financial Statements” has the meaning set forth in Section 4.4(a).
“Inventory” means all inventory of each of the Company and its Subsidiaries, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by either the Company or Subsidiaries in the production of finished goods whether held at any location or facility of the Company or Subsidiaries or any of their Affiliates or in transit to the Company or Subsidiaries or any of its Affiliates.
“IP Representations” has the meaning set forth in Section 9.1(d).
“IRS” means the Internal Revenue Service.
“Joinder Agreement” has the meaning set forth in the Recitals.
“Key Employee” has the meaning set forth in the Recitals.
“Law” means any law, statute, constitution, legislation, principle of common law, resolution, decree, directive, Order, code, ordinance, regulation or rule of any Governmental Authority or any ruling or requirement of any Governmental Authority issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.7(b).
“Letter of Transmittal” has the meaning set forth in Section 3.2(a).
“Liabilities” means any and all debt, liabilities, commitments and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued (including, for the avoidance of doubt, accrued Taxes and accrued expenses), joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Liens” means any mortgage, lien, security interest, option, pledge, deed of trust, hypothecation, charge, title retention device, collateral assignment, adverse title claim, interference, option, right of first refusal, preemptive right or other similar encumbrance or restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Losses” has the meaning set forth in Section 9.2.
“Lost Certificate Affidavit” has the meaning set forth in Section 3.2(b).
“Material Adverse Effect” means, with respect to the Company, on the one hand, or Parent and Merger Sub, on the other hand, any change, occurrence, event, fact or development that materially and adversely affects the ability of the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, as applicable, to consummate the transactions contemplated by this Agreement, or has a material adverse effect on the business, results of operations, condition (financial or otherwise) or properties of: (a) in the case of the Company, the Company and its Subsidiaries, taken as a whole; and (b) in the case of Parent and Merger Sub, Parent, Merger Sub and their respective Affiliated entities, taken as a whole; but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any change, occurrence, event, fact or development: (i) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations (provided, that such changes, occurrences, events, facts or developments do not adversely affect the Company or Parent, as applicable, disproportionately as compared to such Person’s competitors); (ii) affecting companies in the industry in which it conducts its business generally (provided, that such changes, occurrences, events, facts or developments do not adversely affect the Company or Parent, as applicable, disproportionately as compared to such Person’s competitors); (iii) resulting from the announcement or pendency of, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby; (iv) resulting from any changes in applicable Laws or accounting rules or, with respect to the Company or Subsidiaries, arising out of, resulting from or attributable to any action required to be taken under any Law or Order; (v) resulting from any actions expressly required under this Agreement (other than the operation of the business of the Company and its Subsidiaries in the ordinary course), including with respect to obtaining any Consent required under this Agreement; (vi) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics (provided, that such changes, occurrences, events, facts or developments do not adversely affect the Company or Parent, as applicable, disproportionately as compared to such Person’s competitors); or (vii) arising out of any action taken or omitted to be taken at the written request or with the written consent of, in the case of the Company, Parent and, in the case of Parent, the Company.
“Material Contracts” has the meaning set forth in Section 4.11(a).
“Material Customers” has the meaning set forth in Section 4.18(a).
“Material Suppliers” has the meaning set forth in Section 4.18(b).
“Merger” has the meaning set forth in Section 2.1.
“Merger Sub” has the meaning set forth the Preamble.
“Net Revenue” has the meaning set forth on Schedule 1.1 under the heading “Net Revenue”.
“Net Working Capital” has the meaning set forth on Schedule 2.11(a).
“Network Regulations” means all applicable payment card network rules and regulations, including without limitation, the Payment Card Industry Date Security Standard.
“Non-Competition Agreement” has the meaning set forth in the Recitals.
“Notice of Disagreement” has the meaning set forth in Section 2.11(c).
“OFAC” means the Office of Foreign Assets Control.
“Open Source Software” means any software subject to a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Software includes any software licensed under “copyleft” licenses.
“Option Plan” means the Company’s 2014 Stock Plan.
“Option Share” means a share of Common Stock issuable upon exercise of an Eligible Option in accordance with its terms.
“Option Surrender Forms” has the meaning set forth in Section 3.3.
“Order” means any order, judgment, citation, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.
“Orrick” has the meaning set forth in Section 11.10.
“Other Seller Payments” has the meaning set forth in Section 2.8(b)(iii).
“Outstanding Common Shares” means all shares of the Common Stock (including shares of Series Seed Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock, in each case on an as converted to Common Stock basis) issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held in the treasury of the
Company, if any, Excluded Shares and shares of Series B Preferred Stock), as set forth in the Spreadsheet.

“Outstanding Series B Shares” means all shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, as set forth in the Spreadsheet.

“Parachute Payment Waiver” has the meaning set forth in Section 6.15(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means registered shares of Parent, nominal value CHF 0.25 per share.

“Parent Financial Statements” has the meaning set forth in Section 5.6(c).
“Parent Indemnitees” has the meaning set forth in Section 9.2.

“Parent Market Price” means the average of the closing prices for the Parent Common Stock on NASDAQ, as reported on https://www.nasdaq.com/symbol/logi/historical, for each of the 30 consecutive complete trading days ending with the date of the issuance of the Earnout Shares pursuant to Section 2.15.

“Parent Schedules” means the disclosure schedules delivered by or on behalf of Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re‑examinations or equivalents or counterparts of any of the foregoing.

“Paying Agent” has the meaning set forth in Section 3.1.
“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.
“Permitted Liens” means: (a)  statutory Liens for Taxes, assessments, reassessments and other charges of Governmental Authorities not yet due and payable or that may be paid thereafter without penalty or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, suppliers’, vendors’, carriers’, landlords’ or other like Liens required by applicable Law; (c) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure public or statutory obligations; (d) with respect to the Leased Real Property, (i) any conditions that may be shown by a current, accurate survey that are set forth on Schedule 1.1, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects; (iii) zoning, building and other similar restrictions and (iv) any statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; provided, however, that none of the foregoing described in this clause (d) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the business of the Company or Subsidiaries as presently conducted, and (e) with respect to Intellectual Property, non-exclusive licenses entered into in the ordinary course of business.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural person.
“Pre-Closing Taxes” means (a) all liabilities of the Company and its Subsidiaries for Taxes for any Pre-Closing Tax Period, (b) any Taxes of the Stockholders for any Taxable period, (c) any Taxes for which the Company or any Subsidiary has any liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign law as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing Date, (d) any Taxes for which the Company or any Subsidiary has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of the Company on or prior to the Closing or an event or transaction occurring before the Closing and (e) any Taxes incurred by the Company, its Subsidiaries or the Stockholders in the Merger (other than Transfer Taxes, which shall be the subject of Section 10.3).
“Pre-Closing Tax Periods” has the meaning set forth in Section 10.1(a).
“Preferred Stock” means the preferred stock of the Company.
“Privileged Communications” has the meaning set forth in Section 11.10.
“Pro Rata Share” “means, with respect to each Seller, the percentage determined by dividing (A) such Seller’s Total Closing Merger Consideration Allocation by (B) the Total Closing Merger Consideration.
“Process” or “Processing” means, with respect to data, the use, collection, capture, scraping, processing, storage, recording, organization, arrangement, selection, aggregation, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, visualization, instruction, training or other learning of such data or combination of such data.
“Promised Option Bonus Letter and Release” has the meaning set forth in Section 7.2(g)(xiv).
“Promised Optionholders” means each of [***].
“Real Property” means all of the real property owned or leased by the Company or its Subsidiaries.
“Real Property Leases” has the meaning set forth in Section 4.7(b).
“Registration Statement” has the meaning set forth in Section 6.20.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.
“Representative” means the Person appointed agent and attorney‑in‑fact for and on behalf of the Sellers pursuant to Section 11.1. In accordance with Section 11.1, Fortis Advisors LLC shall act as the Representative until a successor Representative has been named by it.
“Representative Agreement” means the Representative Agreement to be entered into on the Closing Date by and among the Representative, on behalf of all Sellers, and the Company, substantially in the form of Exhibit D attached hereto.
“Representative Amount” means $[***], which represents the amount agreed upon by the Sellers to be held by the Representative for the payment of any (a) costs, fees, expenses and liabilities incurred by the Representative in connection with this Agreement, the Escrow Agreement, the Representative Agreement and its obligations hereunder and thereunder and (b) other amounts or obligations of the Sellers as agreed upon by the Sellers, to be held in accordance with the Representative Agreement.
“Representative Amount Contribution” means, for each Seller, the amount determined by multiplying (A) the Representative Amount by (B) such Seller’s Pro Rata Share.
“Representative Group” has the meaning set forth in Section 11.1(c).
“Requisite Stockholder Approval” has the meaning set forth in Section 4.1(c).
“S-3 Deadline” has the meaning set forth in Section 6.20.
“Schedules” means the disclosure schedules delivered by or on behalf of the Company and the Sellers, as applicable, concurrently with the execution and delivery of this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Seller Fraud” has the meaning set forth in Section 9.1(f).
“Seller Indemnitors” has the meaning set forth in Section 9.2.
“Seller Representations” means, with respect to each Seller, the representations and warranties of such Seller contained in his, her or its Joinder Agreement.
“Sellers” means the holders of Common Stock, the holders of Preferred Stock and the holders of Eligible Options, each as of immediately prior to the Effective Time, including the Founder Stockholder.
“Selling Expenses” means all other third-party fees, costs, expenses, payments and expenditures incurred prior to, on or after the Closing Date (other than with respect to services requested by, or on behalf of, Parent and performed after the Closing Date) by or on behalf of the Company or Subsidiaries in connection with the Merger, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, whether or not billed or accrued, including (a) any fees, costs expenses, payments and expenditures of legal counsel and accountants in connection with the Merger, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, including all of the fees and expenses of Orrick, Herrington & Sutcliffe LLP, incurred by the Sellers, the Company or its Subsidiaries in connection with this Agreement, the Ancillary Agreements or the completion of the transactions contemplated by this Agreement and the Ancillary Agreements, (b) the fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons in connection with the Merger, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, calculated without taking into account any earn-outs, escrows or other contingencies, (c) all bonuses, severance payments, termination payments or obligations (including statutorily mandated severance or termination payments), change of control payments or similar payments or obligations in effect on or prior to the Closing payable by the Company or its Subsidiaries to directors, officers, employees and/or consultants of the Company or its Subsidiaries as a result of the consummation of the Merger and the other transactions contemplated hereby (excluding any payments described in the following sentence), (d) the employer portion of any payroll taxes or other withholding obligations arising from payments described in clause (c) of this definition, (e) the employer portion of any payroll taxes arising with respect to the payments for Options hereunder pursuant to Section 2.9(b) (in each case, whether or not such payroll taxes would then be due and payable), (f) any such fees, costs, expenses, payments and expenditures incurred by the Sellers paid for, or required to be paid for, by the Company or its Subsidiaries and (g) the fees, costs and expenses relating to the D&O Policy, including the full prepaid cost thereof and any fees, costs or expenses owed to any brokers in connection therewith. For the avoidance of doubt, it is understood that this definition shall not include (i) any severance payments or retention or similar bonuses payable to any directors, officers, employees and/or consultants of the Company or its Subsidiaries pursuant to any agreement or arrangement entered into by Parent or any of their respective Affiliates (excluding the Company and its Subsidiaries prior to the Closing) that becomes effective at or following the Closing, (ii) any severance or other similar amounts payable to any such director, officer, employee and/or consultant, whether by operation of Law or pursuant to any Employee Plan or any Parent Benefit Plans, as a result of the termination of such person’s service provider relationship by Parent, the Company or any of their respective Affiliates after, and only after, the Closing or such person’s resignation for “good reason” after, and only after, the Closing or (iii) any Company Debt (for the purposes of avoiding double counting with the Final Closing Debt and the Estimated Closing Debt).
“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.
“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, par value $0.0001 per share.
“Series B Allocation Percentage” means the percentage determined by dividing (A) the Aggregate Series B Merger Consideration by (B) the Adjusted Merger Consideration (as calculated using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses) minus the Earnout Payment.
“Series B Per Share Amount” means the sum of (A) $[***] plus (B) any declared by unpaid dividends on shares of Series B Preferred Stock.
“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.
“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, par value $0.0001 per share.
“Shares” has the meaning set forth in the Recitals.
“Shortfall Amount” has the meaning set forth in Section 2.11(e)(ii).
“SIX” means the SIX Swiss Exchange.
“Specified Employees” has the meaning set forth in the Recitals.
“Spreadsheet” means a spreadsheet in a form reasonably acceptable to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Closing, the following information: (a) a list of all holders of Capital Stock, together with the number of shares of each class or series of Capital Stock held by such holder; (b) a list of all holders of Company Options, including Eligible Options, as of immediately prior to the Effective Time, together with (i) the number of shares of Common Stock subject to each such Eligible Option and (ii) the exercise price for each such Eligible Option; (c) Estimated Cash, Estimated Company Debt, Estimated Selling Expenses (including, as a separate line item the value of the amounts payable to the Promised Optionholders under the Promised Option Letters and Releases), Estimated Working Capital, the Working Capital Underage (if any), and the Working Capital Overage (if any); (d) the Adjustment Escrow Amount, the Escrow Amount, the Founder Escrow Amount and the Representative Amount; (e) the Aggregate Exercise Price; (f) the calculation of the Adjusted Merger Consideration (as calculated using the Estimated Cash, Estimated Company Debt, Estimated Selling Expenses, Estimated Working Capital), Aggregate Series B Merger Consideration, Aggregate Equity Merger Consideration, Common Allocation Percentage, and Series B Allocation Percentage; (g) the Outstanding Common Shares, Fully Diluted Common Shares, Outstanding Series B Shares; (h) the Aggregate Equity Adjustment Escrow Contribution, the Aggregate Equity Escrow Contribution and Aggregate Equity Representative Amount Contribution; (i) the calculation of the Aggregate Series B Adjustment Escrow Contribution, the Aggregate Series B Escrow Contribution and Aggregate Series B Representative Amount Contribution; (j) the calculation of the Aggregate Closing Common Merger Consideration, Aggregate Closing Options Consideration, the Aggregate Adjusted Closing Common Cash Consideration and the Aggregate Closing Series B Merger Consideration; (k) the calculation of the Closing Option Per Share Amount, the Closing Common Per Share Amount and the Closing Series B Per Share Amount; (l) the calculation of the Total Closing Merger Consideration and the Total Closing Merger Consideration Allocation for each Seller; (m) the Adjustment Escrow Funds Contribution, the Escrow Funds Contribution and the Representative Amount Contribution for each Seller; (n) the calculation of aggregate cash amounts payable to each Seller at the Closing pursuant to Article II; (o) the total number of Earnout Shares (less the Holdback Shares) issuable, and the total number of Holdback Shares attributable, to each holder of Outstanding Common Shares (assuming all Earnout Shares are earned and issuable to such holders pursuant to Section 2.15); and (p) the calculation of each Seller’s Common Pro Rata Share, Earnout Pro Rata Share, Pro Rata Share and Indemnity Pro Rata Share (in each case, as a percentage).
“Stock Certificate” has the meaning set forth in Section 3.2(a).
“Stockholders” has the meaning set forth in the Recitals.
“Stockholders’ Written Consent” has the meaning set forth in the Recitals.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target Working Capital” means $[***], as illustrated by the calculation set forth on Annex II.
“Tax” means (a) any net income, alternative or add‑on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, in each case, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person by law, contract or otherwise.
“Tax Matter” means any inquiries, audits, investigations, assessments, reassessments or any other proceedings or similar events with respect to income Taxes of the Company or any of its Subsidiaries for which the Seller Indemnitors may be required to reimburse or indemnify any Parent Indemnitee pursuant to this Agreement.
“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Technical Deficiencies” has the meaning set forth in Section 4.13(n).
“Technology” means collectively, all designs, formulas, methods, processes, schematics, technical drawings, specifications, algorithms, procedures, techniques, ideas, know-how, software, computer programs (whether in source code, object code or human readable form), tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials and content and all recordings (including voice recordings), graphs, drawings, reports, analyses and other writings.
“Termination Date” has the meaning set forth in Section 8.1(b).
“Third Party Claim” has the meaning set forth in Section 9.5(b).
“Threshold” has the meaning set forth in Section 9.4(c).
“Total Closing Merger Consideration” means the sum of (A) the Aggregate Adjusted Closing Common Merger Consideration plus (B) the Aggregate Closing Options Consideration plus (C) the Aggregate Closing Series B Merger Consideration.
“Total Closing Merger Consideration Allocation” means, for each Seller, the sum of (A) the total cash consideration that such Seller is entitled to receive as of the Effective Time pursuant to Section 2.8(b)(i)(A) in exchange for his, her or its Common Stock, Series Seed Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock plus (B) the total cash consideration that such Seller is entitled to receive as of the Effective Time pursuant to Section 2.8(b)(ii) in exchange for his, her or its Series B Preferred Stock plus (C) the total cash consideration that such Seller is entitled to receive as of the Effective Time pursuant to Section 2.9(b) in exchange for his, her or its Eligible Options.
“Trademarks” means: (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and (c) the goodwill of the business associated with each of the foregoing.
“Transfer Taxes” has the meaning set forth in Section 10.3.
“Working Capital Overage” has the meaning set forth in Section 2.11(a).
“Working Capital Underage” has the meaning set forth in Section 2.11(a).
ARTICLE II THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. When the term “Company” is used in this Agreement with respect to periods after the Effective Time, such term shall have the same meaning as the term “Surviving Corporation.”

2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., San Francisco time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction (or waiver) of the conditions set forth in Article VIII (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), at the offices of O’Melveny & Myers LLP, 2 Embarcadero Center, 28th Floor, San Francisco, CA 94111 unless another time, date or place is agreed to in writing by Parent and the Company. The “Closing Date” shall be the date on which the Closing is consummated.

2.3 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the parties hereto shall cause a certificate of merger in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
2.4 Effect of the Merger. At and after the Effective Time, the Merger will have the effect set forth in this Agreement and the applicable provisions of the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; provided, however, that with respect to any attorney-client privileged material of the Company and its Subsidiaries made prior to the Effective Time and in connection with the negotiation and execution of this Agreement, such privilege shall not be waivable prior to the date that all claims pursuant to Article IX are resolved, except with the prior written consent of the Representative (on behalf of the Surviving Corporation), which consent shall not be unreasonably withheld, conditioned or delayed.

2.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company will be amended such that the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation, except that (i) the name of the Surviving Corporation will be changed to General Workings Inc. and (ii) the certificate of incorporation of the Company will be amended in the form attached to the Certificate of Merger attached hereto as Exhibit E.

2.6 Bylaws At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws.

2.7 Directors and Officers From and after the Effective Time, (a) the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Company in office immediately prior to the Effective Time, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.8 Effect on Capital Stock At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the stockholders of any of the foregoing:
(a)Merger Sub Capital Stock. Each share of common stock, par value $ 0.0001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(b)Company Capital Stock.
(i)Each share of Common Stock, Series Seed Preferred Stock, Series A Preferred Stock, and Series A-1 Preferred Stock (other than Excluded Shares and Appraisal Shares), shall be canceled, extinguished and automatically converted into the right to receive (A) the Closing Common Per Share Amount and (B) solely to the extent the Earnout Shares become issuable to the holders of Outstanding Common Shares pursuant to Section 2.15, the Earnout Common Per Share Amount.
(ii)Each share of Series B Preferred Stock (other than Excluded Shares and Appraisal Shares), shall be canceled, extinguished and automatically converted into the right to receive the Closing Series B Per Share Amount.
(iii)In addition to the amounts specified in Section 2.8(b)(i) and Section 2.8(b)(ii) above: (A) each holder of Common Stock and Preferred Stock (other than Excluded Shares and Appraisal Shares) shall be entitled to receive (without interest) his, her or its Pro Rata Share of any portion of the Escrow Amount and Representative Amount from time to time, and solely to the extent, payable to such Sellers pursuant to this Agreement, including pursuant to Section 9.5(d) and Section 11.1(d); and (B) each holder of Common Stock, Series Seed Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock (other than Excluded Shares and Appraisal Shares) shall be entitled to receive (without interest) his, her or its Common Pro Rata Share of any portion of the Adjustment Escrow Amount from time to time, and solely to the extent, payable to such Sellers pursuant to this Agreement, including pursuant to Section 2.11(e) (payments referenced in clauses (A) and (B), collectively and as applicable to a given Seller, the “Other Seller Payments”).
(c)Excluded Shares. Each share of Common Stock, Preferred Stock or other capital stock (the “Capital Stock”) held by the Company in the Company’s treasury, by the Company’s Subsidiaries or by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(d)Escrow Amounts. Notwithstanding any terms of this Article II or Article III to the contrary, at the Closing, Parent shall deposit the Escrow Amount into the Escrow Account, shall deposit the Adjustment Escrow Amount into the Adjustment Escrow Account and shall deposit the Founder Escrow Amount in the Founder Escrow Account.

2.9 Treatment of Company Options

(a)Immediately prior to the Effective Time, each option to purchase Common Stock, whether granted under the Option Plan or otherwise (collectively, the “Company Options”), that is then outstanding, shall become fully vested as of immediately prior to the Effective Time (with such vesting subject to the Closing) and shall terminate and be canceled by the Company and, in the case of Eligible Options, shall automatically be converted into the right to receive (i) an amount of cash (without interest and subject to any applicable Tax withholding) equal to the product of (A) the aggregate number of shares of Common Stock issuable upon exercise of such Eligible Option multiplied by (B) an amount equal to the Closing Option Per Share Amount minus the exercise price required to be paid by such holder in order to acquire one share of Common Stock pursuant to such Eligible Option and (ii) a Pro Rata Share of any Other Seller Payments (without interest and subject to any applicable Tax withholding). The amounts payable to holders of Eligible Options as described in the preceding clause (i) are referred to herein, collectively, as the “Aggregate Closing Options Consideration.” Company Options that are not Eligible Options shall be canceled at the Closing, the holders of such Company Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Company Options as a result of the Merger or the cancellation of such Company Options and the Company shall have no further obligation with respect to such Company Options
(b)The Surviving Corporation shall pay all amounts owing to a holder of Eligible Options (without interest and net of any applicable Tax withholding) when specified in this Agreement by check, direct deposit or wire transfer of immediately available funds (including by payment through the Surviving Corporation’s or one if its Affiliates’ third-party payroll agent). Other Seller Payments payable to holders of Eligible Options pursuant to Section 2.9(a) shall be paid by or on behalf of the Surviving Corporation at the same time as such amounts are required to be paid to, or on behalf of, the Sellers. All amounts payable to holders of Eligible Options pursuant to this Section 2.9 shall be subject to and reduced by any applicable Tax withholding.
(c)Prior to the Effective Time, the Company shall take, or cause to be taken, all such actions as necessary or appropriate to effectuate the termination and cancellation of all Company Options as provided in this Section 2.9, including, without limitation, obtaining any necessary consents, in form and substance reasonably satisfactory to Parent, of the holders thereof with respect to such cancellation. The Option Plan shall be terminated as of the Effective Time.

2.10 Merger Consideration The aggregate merger consideration to be paid hereunder in respect of all Capital Stock and Eligible Options (the “Adjusted Merger Consideration”) shall equal: $89,000,000, (a) plus the Estimated Cash, (b) less the aggregate amount of the Estimated Company Debt outstanding immediately prior to the Closing, (c) less the unpaid portion, as of the Closing, of the Estimated Selling Expenses, (d) plus any Working Capital Overage, if any, (e) less any Working Capital Underage, if any, (f) plus the Earnout Payment (which shall in all respects be subject to, and the Earnout Shares shall only be issuable in accordance with, the terms and provisions of Section 2.15). The Adjusted Merger Consideration shall be estimated and finally determined pursuant to Section 2.11. The Adjusted Merger Consideration shall be paid as and when described herein. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall the aggregate consideration paid or payable in respect of all equity securities of the Company exceed the Final Adjusted Merger Consideration as finally determined pursuant to Section 2.11.
2.11 Merger Consideration Adjustment The Adjusted Merger Consideration shall be estimated and finally determined as follows:

(a)Estimated Statement. No later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent, in writing, a good faith estimate of: (i) the Net Working Capital as of the Closing prepared in accordance with the principles set forth on Schedule 2.11(a) (such estimate, the “Estimated Working Capital”); (ii) the Estimated Cash; (iii) the Estimated Company Debt; (iv) the Estimated Selling Expenses; and (v) the Estimated Adjusted Merger Consideration (the “Estimated Closing Statement”). As contemplated by Section 2.10, if the Estimated Working Capital is less than the Target Working Capital, then the Adjusted Merger Consideration will be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.11. As contemplated by Section 2.10, if the Estimated Working Capital is greater than the Target Working Capital, then the Adjusted Merger Consideration will be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.11. If the Estimated Working Capital is equal to the Target Working Capital, then the Adjusted Merger Consideration will not be adjusted pursuant to this Section 2.11 but will be subject to adjustment as otherwise provided in this Article II. Parent shall have the right to review the Estimated Closing Statement and such supporting documentation or data of the Company as Parent may reasonably request and to discuss the Estimated Closing Statement with the Company; provided, however, that the failure to include in the Estimated Closing Statement any changes proposed by Parent, or the acceptance by Parent of the Estimated Closing Statement, or the consummation of the Closing, shall not limit or otherwise affect Parent’s remedies under this Agreement, including Parent’s right to include such changes or other changes in the Closing Statement, or constitute an acknowledgment by Parent of the accuracy of the Estimated Closing Statement.

(b)Closing Statement. Within sixty (60) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Representative a statement (the “Closing Statement”), setting forth its calculation of: (i) the Net Working Capital as of the Closing, prepared in accordance with the principles set forth on Schedule 2.11(a) (the “Final Working Capital”); (ii) the Closing Cash (the “Final Cash”); (iii) the Company Debt (the “Final Company Debt”); and (iv) the Selling Expenses outstanding as of the Closing (the “Final Selling Expenses”).

(c)Dispute. Within sixty (60) days following receipt by the Representative of the Closing Statement, the Representative shall deliver written notice to Parent of any dispute it has with respect to the preparation or content of the Closing Statement, which shall specifically describe the basis of the Representative’s dispute, determination and corresponding adjustments to the Final Working Capital, Final Cash, Final Company Debt and/or Final Selling Expenses (the “Notice of Disagreement”). If the Representative does not timely deliver to Parent the Notice of Disagreement, then the Closing Statement will be final, conclusive and binding on the parties hereto, absent manifest error. In the event the Notice of Disagreement is timely delivered to Parent, Parent and the Representative shall, for a period of fifteen (15) days thereafter, negotiate in good faith to resolve the disputes set forth in the Notice of Disagreement. If Parent and the Representative, notwithstanding such good faith effort, fail to resolve all of the disputes set forth in the Notice of Disagreement during such fifteen (15)-day period, then Parent and the Representative jointly shall engage a mutually-agreed upon (which agreement shall not be unreasonably withheld) “big-four” accounting firm (the “Accounting Firm”) that does not regularly provide accounting services to either Parent or, as of the Agreement Date, the Company. As promptly as practicable thereafter (but in any event, within fifteen (15) days of engaging the Accounting Firm), Parent and the Representative shall each prepare and submit a presentation to the Accounting Firm, which will be instructed to determine the amounts in dispute within no more than 45 days after such engagement. The Accounting Firm shall consider only those items and amounts in the Representative’s and Parent’s respective calculations that are identified as being items and amounts to which the Representative and Parent have been unable to agree. The Accounting Firm shall act as an expert in accounting and not as an arbitrator. The determination by the Accounting Firm of the amounts in dispute shall be consistent with the requirements of this Agreement. Parent and the Representative shall make readily available to the Accounting Firm upon reasonable notice all relevant books, records, work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) and personnel for the purpose of verifying the amounts set forth in the Closing Statement and disputed in the Notice of Disagreement and all other items reasonably requested by the Accounting Firm in connection therewith. The Accounting Firm shall have the opportunity to present written questions to Parent and/or the Representative, a copy of which (and a copy of the responses to which) shall be provided to the other. As soon as practicable thereafter, Parent and the Representative will cause the Accounting Firm to choose one of the parties’ positions. Each of Parent, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, shall bear that percentage of the fees and expenses of the Accounting Firm equal to the proportion (expressed as a percentage and determined by the Accounting Firm) of the dollar value of the disputed amounts determined in favor of the other party by the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties, absent manifest error.

(d)Access. For purposes of complying with the terms set forth in this Section 2.11, Parent and the Company, on the one hand, and the Representative, on the other hand, shall, and the Company shall cause its Subsidiaries to, cooperate with and make available to each other and their respective representatives all information, records and data, and shall permit access to its personnel, as may be reasonably required and as is reasonably requested upon reasonable notice in connection with the preparation and analysis of the Closing Statement, the Notice of Disagreement and the resolution of any disputes thereunder. The Representative shall treat, and shall instruct its legal and financial advisors to treat, confidentially and not disclose to anyone (other than its legal and financial advisors or the Accounting Firm in accordance with Section 2.11(c)) any nonpublic information from or about Parent, the Company, their Subsidiaries or their respective Affiliates or any of the books, records or other information so made available pursuant to this Section 2.11(d).

(e)Adjustment. Within two (2) Business Days after the date on which the Final Working Capital, Final Cash, Final Company Debt and Final Selling Expenses are finally determined pursuant to Section 2.11(c), the Adjusted Merger Consideration shall be recalculated using the Final Working Capital, Final Cash, Final Company Debt and Final Selling Expenses (each as finally determined pursuant to Section 2.11(c)) in lieu of the Estimated Working Capital, Estimated Cash, Estimated Company Debt and Estimated Selling Expenses, respectively, as of the Closing (such amounts, respectively, the “Final Adjusted Merger Consideration”).

i.If the Final Adjusted Merger Consideration exceeds the Adjusted Merger Consideration (as calculated using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses), then the Surviving Corporation shall pay (or shall cause to be paid) an amount in cash equal to the amount by which the Final Adjusted Merger Consideration exceeds the Adjusted Merger Consideration (as calculated using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses) (the “Excess Amount”) to the Paying Agent or Surviving Corporation, as applicable (for further distribution to the holders of Outstanding Common Shares and Eligible Options on a pro rata basis based on their respective Common Pro Rata Shares in accordance with Section 2.14).

ii.If the Adjusted Merger Consideration (as calculated using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses) exceeds the Final Adjusted Merger Consideration then the holders of Outstanding Common Shares and Eligible Options shall forfeit an amount in cash equal to the amount by which the Adjusted Merger Consideration (as calculated using the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses) exceeds the Final Adjusted Merger Consideration (the “Shortfall Amount”). In such event, Parent and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to the Surviving Corporation, from the Adjustment Escrow Account, an amount of cash equal to such Shortfall Amount; provided, that if such Shortfall Amount exceeds the amount of funds in the Adjustment Escrow Account, then Parent shall recover the entire amount of funds in the Adjustment Escrow Account and, thereafter, at its sole discretion, recover such excess Shortfall Amount from the respective Pro Rata Shares of the Escrow Amount of the holders of Outstanding Common Shares and Eligible Options or from the holders of Outstanding Common Shares and Eligible Options on a pro rata basis based on their respective Common Pro Rata Shares (including as an offset against any payment of the Earnout Shares to such the holders of Outstanding Common Shares and Eligible Options that are earned pursuant to Section 2.15 and an offset against the Founder Escrow Funds).

iii.Any cash amount payable pursuant to Section 2.11(e)(i) or Section 2.11(e)(ii) shall be paid and issued within five (5) Business Days after the determination of the Final Adjusted Merger Consideration pursuant to this Section 2.11 by wire transfer of immediately available funds to the account designated in writing by the recipient thereof.

iv.Within two (2) Business Days after the distributions set forth in Section 2.11(e)(i) and Section 2.11(e)(ii) are paid pursuant to Section 2.11(e)(iii), any remaining funds in the Adjustment Escrow Amount thereafter shall be released to the Paying Agent for further distribution to the holders of Outstanding Common Shares and Eligible Options in the accordance with each such holder’s Common Pro Rata Share of the Adjustment Escrow Amount.

v.Payments pursuant to this Section 2.11(e) shall be treated for all purposes as adjustments to the Adjusted Merger Consideration.

(f)Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by Parent and its Subsidiaries in the preparation of its audited financial statements publicly filed with the SEC, except that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

2.12 Appraisal Rights

(a)Notwithstanding any provision of this Agreement to the contrary, each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who (i) has not voted in favor of this Agreement or consented thereto in writing and (ii) who shall have otherwise perfected such holder’s appraisal rights or, as applicable, such holder’s dissenter’s rights in accordance with and as contemplated by Section 262 of the DGCL and Chapter 13 of the CCC (each such Stockholder, an “Appraisal Stockholder”, and each share of Capital Stock held by such Appraisal Stockholder, an “Appraisal Share”) shall not be converted into or represent the right to receive the amounts payable with respect to such Capital Stock under Section 2.8, but shall be entitled only to such rights as are granted by Section 262 of the DGCL or, as applicable, Chapter 13 of the CCC; provided, however, that if such Appraisal Stockholder fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares under Section 262 of the DGCL or, as applicable, such holder’s right to dissent from the Merger and receive payment for such holder’s shares under Chapter 13 of the CCC, each share of Capital Stock of such Appraisal Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the amounts payable with respect to such Capital Stock under Section 2.8, and such share of Capital Stock shall no longer be an Appraisal Share. In such event, the Surviving Corporation shall deliver the amounts payable with respect to such Capital Stock under Section 2.8 to which such Stockholder is entitled under this Section 2.12 (without interest) as and when such payments are required to be made following surrender by such Stockholder of the documents provided in Section 3.2.

(b)The Company shall give prompt notice to Parent and the Representative of any demands (and withdrawals of such demands) received by the Company for appraisal of shares of Capital Stock under Section 262 of the DGCL or, as applicable, exercises of dissenter’s rights under Chapter 13 of the CCC. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, any such demands, or agree to do any of the foregoing. The Surviving Corporation shall pay to any Appraisal Stockholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by any court of competent jurisdiction with respect to, such demands, as and when such payments are required to be made following surrender by such Appraisal Stockholder of the certificate or certificates representing the shares of Capital Stock held by such Appraisal Stockholder in the manner provided in Section 3.2.

2.13 Payments and Other Actions of Parent

(a)At or promptly following the Closing (but in any event on the Closing Date) and subject to Section 2.13(b):
(i)Parent will make the following payments out of the Adjusted Merger Consideration (as calculated using the Estimated Working Capital and Estimated Cash, but (x) without deducting the Estimated Company Debt and the Estimated Selling Expenses and (y) not taking into account the Earnout Payment):

(A)to the accounts designated by the Debt Payoff Recipients prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Company Debt to be paid off at Closing owing to such Persons (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company or its Subsidiaries to repay such Company Debt, including costs and expenses related thereto, and in no event shall such amount exceed the Estimated Company Debt;

(B)to the accounts designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the portion of the Selling Expenses owing to such Persons (including, for the avoidance of doubt, the Representative Amount pursuant to Section 11.1(d)), net of any and all required withholding Taxes;

(C)to the account designated by the Escrow Agent prior to the Closing Date, by wire transfer of immediately available funds for deposit in the Escrow Account, the Adjustment Escrow Account and the Founder Escrow Account, respectively, an amount equal to the Escrow Amount, the Adjustment Escrow Amount and the Founder Escrow Amount, respectively, which amounts shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;

(D)to an account designated in writing by the Paying Agent prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Total Closing Merger Consideration less the Aggregate Closing Options Consideration less the Founder Escrow Amount (which amount shall be distributed by the Paying Agent to the Sellers pursuant to Article III and in accordance with Section 2.8) (such amount, the “Consideration Fund”); and

(E)     to the accounts designated in writing by the Company prior to the Closing Date (which may be the account of the Company or one of its Affiliates’ third party payroll agent or bank account of the Company or one of its Subsidiaries from which such payroll agent regularly withdraws funds), by wire transfer of immediately available funds, an amount equal to the Aggregate Closing Options Consideration payable pursuant to Section 2.9 (which amount (net of all required withholding Taxes) shall be distributed by the Company to each holder of Eligible Options in accordance with Section 2.9).

(b)     No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Parent the Spreadsheet. The Parties acknowledge and agree that each of Parent, Merger Sub, the Company and the Paying Agent can rely on the Spreadsheet as setting forth a true, complete and accurate listing of all amounts due to be paid and issued by Parent, Merger Sub, the Company, the Paying Agent and Parent, as applicable, at Closing.

(c)    Notwithstanding anything in this Agreement to the contrary, the Founder Escrow Amount otherwise payable to the Founder Stockholder (and/or beneficially to any of the Founders) pursuant to Section 2.8(b)(i) shall be withheld from the Founder Stockholder and deposited in accordance with Section 2.13(a)(i)(C).

2.14 Other Payments In order to facilitate the payment of any funds payable to the Sellers after the Closing Date pursuant to this Agreement, (a) the Sellers’ aggregate Pro Rata Share of such funds shall be paid to the Paying Agent for further distribution to the Sellers on a pro rata basis (based on each Seller’s Pro Rata Share) and (ii) the Eligible Option holders’ aggregate Pro Rata Share of such funds shall be paid (or retained, as applicable) to the Surviving Corporation or its designee for further distribution to such holders on a pro rata basis (based on each holder’s Pro Rata Share).
2.15 Earnout Payment.

(a)As additional, partial consideration for the Merger, and subject to the provisions set forth in this Section 2.15, Parent shall issue to the holders of Outstanding Common Shares an additional earnout amount (the “Earnout”), if any, of up to an aggregate of the Earnout Shares based upon the Net Revenue (as hereinafter defined) of the Surviving Corporation for the period set forth in this Section 2.15, subject to the provisions of this section below. If Net Revenue totals $[***] (the “Earnout Threshold”) or more for the period beginning on January 1, 2020 and ending June 30, 2020 (the “Earnout Period”), then, subject to reduction under Section 2.15(d) and subject to the last two sentences of this Section 2.15(a), Parent will issue, and Parent will cause the Exchange Agent to subscribe and deliver, to the holders of Outstanding Common Shares on the date that is fifteen (15) Business Days after it is finally determined pursuant to this Section 2.15 whether the Earnout has been achieved (the “Earnout Release Date”) and the Earnout Shares become issuable, each such holder’s Earnout Pro Rata Share of the Earnout Shares (such additional amount, before reduction under Section 2.15(d), the “Earnout Amount”). If issuable pursuant to this Section 2.15, the Earnout Shares shall be paid up by set-off of the Earnout claim by the holders of Outstanding Common Shares against Parent. If Net Revenue is less than the Earnout Threshold for the Earnout Period, then Parent will not issue any Earnout Shares to any holder of Outstanding Common Shares at any time pursuant to this Agreement. Notwithstanding the foregoing or anything else in this Section 2.15 to the contrary, if the Earnout Shares become issuable by Parent to the holders of Outstanding Common Shares pursuant to this Section 2.15 and such Earnout Shares become issuable prior to the Escrow Release Date, then [***] of the Earnout Shares shall be held back by Parent as security for the indemnification obligations of the Seller Indemnitors pursuant to Article IX (the “Holdback Shares”) and shall only be issued (if ever) by Parent to the holders of Outstanding Common Shares in accordance with the terms of Article IX. Notwithstanding the foregoing, if the Earnout is achieved pursuant to this Section 2.15 and (i) Parent’s shareholders fail to approve, as applicable, by the Earnout Release Date a shares proposal amending Parent’s articles of incorporation to permit the issuance of a sufficient number of shares of Parent Common Stock to cover the issuance of all of the Earnout Shares (including Holdback Shares) issuable or deliverable to holders of Outstanding Common Shares pursuant to this Section 2.15, (ii) as of the Earnout Release Date there are an insufficient number of authorized but unissued shares of Parent Common Stock (excluding treasury shares) under article 27 of Parent’s articles of incorporation to permit the issuance of all of the Earnout Shares (including the Holdback Shares) or (iii) Parent is prevented from registering any otherwise issuable Earnout Shares with the Swiss Commercial Registry of the Canton of Vaud for a period of more than twenty (20) Business Days past the otherwise applicable Earnout Release Date (provided, that Parent shall in any event use commercially reasonable efforts to remove any such impediments as promptly as reasonably practicable during such period), then, in each case, Parent, Parent or a designee of Parent shall (x) in the case of clauses (i) and (ii), on the Earnout Release Date or (y) in the case of clause (iii), within two (2) Business Days of the expiry of such twenty (20) Business Day period, in each case of clauses (x) and (y), pay (or cause to be paid) to (A) each such holder of Outstanding Common Shares, based on each holder’s Earnout Pro Rata Share thereof, an amount of cash equal to (1)(I) the number of Earnout Shares that would otherwise be issued or delivered to such holder pursuant to this Section 2.15 less (II) the Holdback Shares multiplied by (2) the Parent Market Price (the “Cash Earnout Payment”) and (B) the Escrow Agent an amount of cash equal to (1) the Holdback Shares multiplied by (2) the Parent Market Price, which amount contemplated by this clause (B) shall constitute a segregated portion of the Escrow Amount and be treated in the same manner as the Holdback Shares hereunder, mutatis mutandis.

(b)The holders of Outstanding Common Shares acknowledge and agree that Parent, as the owner of the Surviving Corporation and the business of the Surviving Corporation after the Closing, has the power to direct the management, strategy and business decisions of the Surviving Corporation and the business of the Surviving Corporation after the Closing. Notwithstanding the foregoing, Parent agrees that Parent and its Subsidiaries will make decisions relating to the management and strategy of the Surviving Corporation and the business of the Surviving Corporation in good faith and not with the sole or primary purpose of reducing or avoiding the issuance of the Earnout Shares. The holders of Outstanding Common Shares agree that they will have no claim or other rights (other than the dispute rights of the Representative set forth in Section 2.15(c)) related to decisions made or actions taken by Parent and its Affiliates after the Closing made in accordance with this Section 2.15(b), even if such decisions or actions result in a reduction or elimination of the Earnout Shares.

(c)Parent shall prepare, or cause to be prepared, and delivered to the Representative a written statement setting forth the computation of Net Revenue for the Earnout Period (the “Earnout Statement”), on or before the later of (i) the date that is forty-five (45) days after the end of the Earnout Period and (ii) five (5) Business Days after the date following the end of the Earnout Period on which Parent files a quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-Q with the Securities and Exchange Commission for the first quarter of its fiscal year. The Net Revenue set forth in the Earnout Statement shall become final and binding upon the Parties thirty (30) days following receipt by the Representative unless the Representative gives written notice of disagreement to Parent prior to the end of such thirty (30)-day period. Any such notice of disagreement must contain a statement of the basis for the Representative’s disagreement. With respect to any disputed Earnout, Parent and the Representative each agree to attempt in good faith to reach an agreement with respect to the disputed amounts. If Parent and the Representative shall have failed to resolve such disputed amounts within thirty (30) days after receipt of the notice of disagreement (or such longer period as the Parties mutually agree to in writing), then such dispute may at any time thereafter be referred to the Accounting Firm by either Parent or the Representative for resolution in a manner substantially similar to the procedures set forth in Section 2.11(c), (d) and (f).

(d)Notwithstanding anything in this Agreement to the contrary, Parent, in its sole discretion, is entitled to offset on a dollar-for-dollar basis (based on the Parent Market Price) from any Earnout Shares otherwise issuable by Parent pursuant to this Section 2.15 to a holder of Outstanding Common Shares (i) amounts that are owed to Parent (or any applicable Affiliate of Parent) by the holders of Outstanding Common Shares pursuant to Section 2.11 and (ii) amounts that are or reasonably may be owed to any Parent Indemnitee by such holder in its capacity as a Seller Indemnitor under Article IX pursuant to any pending Claim Notice, in each case of clauses (i) and (ii), subject to the limitations and procedures set forth in Section 2.11 and Article IX, respectively. Any Earnout Shares that are offset pursuant to this Section 2.15(d) shall be distributed to the applicable holders of Outstanding Common Shares if, and only if, it is finally determined in accordance with this Agreement that Parent was not entitled to recover such amounts pursuant to Section 2.11 or pursuant to Article IX.

(e)The parties hereto hereby acknowledge and agree that the right of the holders of Outstanding Common Shares to the Earnout Shares, if any, shall not be represented by a certificate or any negotiable or other instrument, shall not represent an ownership interest in the Company, Parent or any of their respective Affiliates or their respective businesses or assets (including, from and after the Closing, the assets of the business of the Surviving Corporation) and shall not entitle the holders of Outstanding Common Shares to any rights common to any holder of any equity security of the Company, Parent or any of their respective Affiliates. Nothing in this Section 2.15 or elsewhere in this Agreement shall create or be deemed to create a fiduciary duty on the part of the Company, Parent or any of their respective Affiliates to any holder of Outstanding Common Shares in respect of any Earnout Shares. The parties hereto hereby acknowledge and agree that the right of any holder of Outstanding Common Shares to any portion of any Earnout Shares, if any, shall not be transferrable or assignable without the prior written consent of Parent, which shall not be unreasonably withheld or delayed; provided, however, that any attempted transfer or assignment of such rights by any holder of Outstanding Common Shares (other than as permitted by the provisions of this Section 2.15(e)) shall be null and void; provided, further, that any such assignment shall be subject to the restrictions set forth below:

(i)such assignment shall not take effect unless and until the proposed assignor shall have delivered a reasonably detailed notice to Parent setting forth the terms of such proposed assignment not less than (A) in the case of a proposed assignment by any holder of Outstanding Common Shares for estate or tax planning purposes, twenty (20) days, or (B) in the case of all other proposed assignments, thirty (30) days, prior to the proposed effective date thereof;

(ii)such assignment shall not be for the purpose of avoiding any provisions of this Agreement;

(iii)such assignment shall not entitle such permitted assignee to any rights under this Agreement other than the particular economic rights explicitly assigned to such assignee in writing (with such written assignment instrument reviewed and approved in writing by Parent in advance), and the assignment of such economic rights shall automatically and permanently eliminate any claim or entitlement of such assignor with respect to such economic rights; and

(iv)prior to the effectiveness of such proposed assignment, the proposed assignor shall deliver to Parent an executed agreement giving effect to such assignment and to indemnify Parent, Parent and their respective Affiliates, in form and substance reasonably satisfactory to Parent, with respect to any Losses imposed on, sustained, incurred or suffered by or asserted against any Parent Indemnitees arising from, relating to or with respect to such assignment, including any claims or assertions by any other Person that such Person is entitled to any such amounts or payments.

(f)In the event that, during the Earnout Period, Parent and its Affiliates sells, transfers or assigns all or substantially all of the business of the Company and its Subsidiaries, as currently conducted and as currently proposed to be conducted, Parent shall, and shall cause its Affiliates to, cause the rights and obligations of Parent under this Section 2.15 to be assigned to, and be assumed by, the purchaser(s) of such business; provided, that instead of Earnout Shares being issuable, the Earnout, if earned, shall be paid in cash by the transferee.

(g)Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that in no event shall any holder of any Eligible Option or any holder of any Series B Preferred Stock have any right to receive any Earnout Shares in any situation in connection with such holders Eligible Options and/or shares of Series B Preferred Stock.

ARTICLE III
EXCHANGE OF SHARES

3.1 Paying Agent Prior to the Effective Time, the Company and Parent shall mutually agree on and designate an entity to serve as paying agent for purposes of this Agreement (the “Paying Agent”). All fees and expenses of the Paying Agent shall be borne by Parent.
3.2 Sellers of the Company.

(a)As soon as reasonably practicable after the date of this Agreement (and in any event within ten Business Days after the date of this Agreement), the Company shall send to each Person who is a holder of record of certificates which represent the outstanding shares of Common Stock or shares of Preferred Stock (each, a “Stock Certificate”), or the holder of record of shares of Common Stock or shares of Preferred Stock held in book-entry form (the “Book-Entry Shares”) (i) the notices required in connection with having obtained the requisite consent of the stockholders of the Company approving the Merger by Section 228(e) of the DGCL, including an information statement in a form reasonably acceptable to Parent describing in reasonable detail the Merger and this Agreement and including any other information required to be provided to the Sellers under applicable Law, (ii) the notice to Stockholders of their appraisal rights under Section 262 of the DGCL and, as applicable, their dissenter’s rights under Chapter 13 of the CCC, (iii) a letter of transmittal in the form attached hereto as Exhibit F (the “Letter of Transmittal”) and (iv) instructions reasonably acceptable to Parent for effecting the surrender of such Stock Certificates for payment. The Letter of Transmittal shall (x) specify that delivery shall be effected and risk of loss and title to the shares of Capital Stock (or rights hereunder) represented by such Stock Certificates shall pass only upon actual delivery of the Stock Certificates to the Paying Agent, (y) include appropriate transmittal materials and instructions for use in (A) effecting the surrender of the Stock Certificates, (B) certifying that such Stockholder holds Book-Entry Shares only (the “Book-Entry Certification”) or (C) delivering a Lost Certificate Affidavit in exchange for the portion of the Adjusted Merger Consideration that such Person is entitled to receive pursuant to Section 2.8(b) and such Seller’s Pro Rata Share of the Other Seller Payments and (z) include a Joinder Agreement. After the Effective Time, the Common Per Share Cash Amount and such other amounts pursuant to this Agreement (if any) shall be paid (without interest) as follows to each Stockholder who delivers (and only to a Stockholder who delivers) a duly executed Letter of Transmittal, a duly executed Joinder Agreement and surrenders such Stockholder’s Stock Certificate or Stock Certificates (and such Stock Certificates shall thereafter be marked as canceled) or Book-Entry Certification or otherwise delivers a Lost Certificate Affidavit to the Paying Agent as and when provided in this Section 3.2:
i.as soon as reasonably practicable after receipt of such documentation, the Paying Agent shall, which Parent shall use its commercially reasonable efforts to cause to occur within three Business Days after receipt of such documentation, pay such Seller, in the case of each share of Capital Stock represented by such Stock Certificate, Book-Entry Share or Lost Certificate Affidavit, the Closing Per Share Cash Amount or the Closing Series B Per Share Amount, as applicable; and
ii.as soon as reasonably practicable after the Paying Agent receives any Other Seller Payment, an amount equal to such Seller’s Pro Rata Share of such payment.

(b)If any Stock Certificate shall have been lost, stolen, mislaid, destroyed, illegible or damaged beyond repair, upon receipt of (i) a customary affidavit (in form and substance reasonably satisfactory to Parent) (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen, destroyed, illegible or damaged beyond repair, (ii) such customary contractual indemnity or other undertaking as Parent may reasonably require (including, without limitation, the posting of a bond) and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares of Common Stock represented by such lost, stolen, mislaid, destroyed, illegible or damaged beyond repair Stock Certificate shall have been converted. No Seller shall be entitled to any portion of the Adjusted Merger Consideration pursuant to Section 2.8(b) or any Other Seller Payment until such holder delivers a duly executed Letter of Transmittal, a duly executed Joinder Agreement and surrenders such holder’s Stock Certificate or Stock Certificates or Book-Entry Certification or delivers a Lost Certificate Affidavit as provided in this Section 3.2.
3.3 Holders of Company Options As soon as reasonably practicable after the date of this Agreement, the Company shall send to each Person who is a holder of record of Eligible Options a Joinder Agreement and Letter of Transmittal together with such other materials and instructions as Parent reasonably deems necessary for use in effecting the payment of the portion of the Estimated Cash Merger Consideration that such Person is entitled to receive pursuant to Section 2.9 and such Eligible Option holder’s Pro Rata Share of the Other Seller Payments (such Joinder Agreement and Letter of Transmittal, together with such other materials, the “Option Surrender Forms”). In addition to the other conditions set forth in this Agreement, the making of any payment pursuant to Section 2.9(a) to a holder of record of Eligible Options is conditioned upon delivery to Parent, on or prior to the Effective Time, of a duly executed Joinder Agreement and the other Option Surrender Forms.
3.4 Payments to Persons Other than Registered Holders If any consideration is to be paid to a Person other than the Person in whose name the Stock Certificate, Book-Entry Share or Eligible Option surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Stock Certificate, Book-Entry Share or Eligible Option accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation or its designee any transfer or other similar Taxes payable by the Surviving Corporation required by reason of the payment of such consideration to a Person other than the registered holder of the Stock Certificate, Book Entry Share or Eligible Option so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
3.5 Withholding Rights Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, and any of their respective agents, shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and any other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be, such deducted and withheld amounts (a) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, or any of their respective agents, as the case may be.
3.6 No Liability for Abandoned Property Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation, Representative or the Paying Agent shall be liable to any Seller for any amounts paid (including any Adjusted Merger Consideration) or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
3.7 Return of Funds; Consideration Fund.

(a)If and to the extent any Stockholder fails to deliver a Letter of Transmittal and the related Stock Certificate (if applicable), Book-Entry Certification (if applicable), Lost Certificate Affidavit (if applicable) or Joinder Agreement to the Paying Agent prior to the twelve (12) month anniversary of the Closing Date, any funds received by the Paying Agent as Adjusted Merger Consideration or disbursements from the Escrow Account and payable to such Stockholder in respect of such Stockholder’s shares of Capital Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation and its Affiliates (and any such cash may be commingled with the general funds of Parent or the Surviving Corporation or either of their Affiliates, as the case may be), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of a Stockholder and its heirs, assigns and transferees hereunder) and shall be promptly delivered to the Surviving Corporation or its designee by the Paying Agent, and such Stockholder shall look only to the Surviving Corporation and its Affiliates for payment of such amounts. Each Stockholder who prior to such date delivers to the Paying Agent a duly completed and executed Letter of Transmittal (including, for the avoidance of doubt, the related Joinder Agreement) and surrenders the related Stock Certificate (if applicable), Book-Entry Certification (if applicable) or Lost Certificate Affidavit (if applicable) shall look only to the Paying Agent for payment of the Adjusted Merger Consideration and such other amounts (except to the extent the Paying Agent has returned such funds to the Surviving Corporation or its Affiliates as contemplated above, in which case such Stockholders shall only look to the Surviving Corporation and its Affiliates as contemplated above). Any interest, dividends or other income earned on the investment of cash held by the Paying Agent, together with all Tax and other liabilities associated therewith, shall be for the account of the Surviving Corporation or its designee. Notwithstanding the foregoing, none of the Paying Agent, Parent or the Surviving Corporation will be liable to any Stockholder for any Adjusted Merger Consideration or other amounts payable to the Stockholders hereunder if delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(b)The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be (i) direct short-term obligations of, or obligations fully guaranteed by the full faith and credit of, the United States, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) a combination of the foregoing, and, in each case, have maturities not exceeding three months. Earnings on the Consideration Fund in excess of the amounts payable to the Sellers shall be the sole and exclusive property of Parent and the Surviving Corporation or their Affiliates and shall be paid to Parent or the Surviving Corporation or their designees as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by Article II in accordance with this Article III, and following any losses from any such investment, Parent or one of its Affiliates shall promptly provide additional cash funds to the Paying Agent for the benefit of the Sellers at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.
3.8 Rights of Former Stockholders and Option Holders At the Effective Time, the stock transfer books of Company shall be closed as to holders of Capital Stock and holders of Company Options immediately prior to the Effective Time and no transfer of Capital Stock (or Eligible Options and Option Shares) by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Stock Certificate and Book-Entry Share theretofore representing shares of Capital Stock (other than Appraisal Shares) shall, from and after the Effective Time, represent for all purposes only the right to receive a portion of the Adjusted Merger Consideration as described herein and such additional amounts (if any) described herein. Until a Joinder Agreement and other Option Surrender Forms have been executed and delivered to Parent or the Surviving Corporation in accordance with the provisions of Section 3.3, each Eligible Option shall, from and after the Effective Time, represent for all purposes only the right to receive a portion of the Adjusted Merger Consideration as described herein and such additional amounts (if any) described herein. The Adjusted Merger Consideration and such additional amounts (if any) payable in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Capital Stock (other than any Appraisal Shares) and Eligible Options.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule shall only be deemed to be disclosed on such Schedule, with respect to any other representation and warranty to which such matter’s application or relevance is reasonably apparent on the face of such disclosure and on any other Schedule expressly cross referenced therein), the Company represents and warrants to Parent as of the Agreement Date and as of the Closing Date as follows:
4.1 Organization and Standing; Authority; Board Approval; Requisite Stockholder Approval.

(a)The Company and each of its Subsidiaries are each duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. The Company and each of its Subsidiaries are each duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries each have the corporate power and authority to own, operate and lease their respective properties and to carry on the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted. The Company has delivered or made available to Parent true and complete copies of the organizational documents of the Company and each of its Subsidiaries as currently in effect, including the certificate of incorporation (or similar organizational documents), bylaws (or similar organizational documents) and other organizational documents of the Company and each of its Subsidiaries (collectively, the “Charter Documents”). Neither the Company nor any of its Subsidiaries is in violation of their respective Charter Documents. Schedule 4.1(a) sets forth a true, correct and complete list of (a) the names of the members of the board of directors (or similar governing body) of the Company and each of its Subsidiaries, (b) the names of the members of each committee of the board of directors (or similar governing body) of the Company and each of its Subsidiaries and (c) the names and titles of the officers of the Company and each of its Subsidiaries.
(b)The Company has the corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company. This Agreement has been, and, as of the Closing Date, all Ancillary Agreements to which the Company is or will be a party have been, duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (a) and (b), collectively, the “General Enforceability Exceptions”).
(c)The board of directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote thereof, has (i) approved and declared advisable this Agreement and the other Ancillary Agreements, the Merger and the other transactions contemplated by this Agreement and approved the execution, delivery and performance of this Agreement and the other Ancillary Agreements, (ii) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its Stockholders and (iii) recommended that the Stockholders adopt this Agreement and give the Requisite Stockholder Approval. Except as set forth on Schedule 4.1(c), the only vote of holders of any class or series of Capital Stock necessary to approve and adopt this Agreement and the Merger under the DGCL, the CCC, the Charter Documents or any Contract to which the Company is a party is the affirmative vote of (A) holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis, (B) the holders of a majority of the outstanding shares of the Common Stock, voting together as a single class, and (C) the holders of a majority of the outstanding shares of the Common Stock and the Preferred Stock, voting together as a single class and on an as-converted basis ((A), (B) and (C) together, the “Requisite Stockholder Approval”). Stockholders of the Company representing the Requisite Stockholder Approval, by and through the execution and delivery to the Company of the Stockholders’ Written Consent on the Agreement Date immediately following the execution of this Agreement (and not thereafter modified or rescinded) in accordance with the DGCL, the CCC and the Charter Documents, will have adopted this Agreement and approved this Agreement and the terms of the Merger.
(d)No restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholders” or other similar anti-takeover statute or regulation under applicable Law will be applicable to the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

4.2 Capitalization.

(a)The authorized capital stock of the Company, as of the Agreements Date, consists solely of (i) 20,000,000 shares of Common Stock, of which 7,559,371 shares are issued and outstanding and (ii) 9,556,177 shares of Preferred Stock, (A) 1,537,291 of which are designated Series Seed Preferred Stock, all of which are issued and outstanding, (B) 4,853,018 of which are designated Series A Preferred Stock, all of which are issued and outstanding, (C) 807,135 of which are designated Series A-1 Preferred Stock, all of which are issued and outstanding and (D) 2,358,733 of which are designated Series B Preferred Stock, all of which are issued and outstanding, and such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and are free of any Liens, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by applicable Law, the Charter Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company holds no treasury shares. Except as set forth on Schedule 4.2(a), as of the Agreement Date, there are no other issued and outstanding shares of capital stock of the Company and no outstanding commitments or Contracts to issue any shares of capital stock of the Company, other than pursuant to the exercise of Company Options under the Option Plans that are outstanding as of the Agreement Date. Except as set forth on Schedule 4.2(a), as of the date of this Agreement, there are no outstanding (i) other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. As of the Agreement Date, all issued and outstanding shares of Common Stock and Preferred Stock are held of record by the Persons and in such amounts as set forth on Annex III and all of the issued Company Options are held by the Persons and in such amounts as set forth on Annex IV. As of the Closing, all of the issued and outstanding shares of Common Stock and Preferred Stock and issued Company Options will be held of record by the Persons and in such amounts as set forth on the Spreadsheet.
(b)Except as set forth on Schedule 4.2(b), the Company and its Subsidiaries do not directly or indirectly own any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, or control of, directly or indirectly, any other Person, and the Company and its Subsidiaries are not, directly or indirectly, a party to, member of or partner in any partnership, joint venture or similar business entity. Schedule 4.2(b) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by the Company and each of its Subsidiaries, with respect to each Person of which the Company and each of its Subsidiaries own directly or indirectly, any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity interest. Except as set forth on Schedule 4.2(b), all outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by the Company or its Subsidiaries), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or Liens (other than Permitted Liens) and are owned, beneficially and of record, by the Company or its Subsidiaries. Except as set forth on Annex III and Annex IV, there are no (i) outstanding equity securities of the Company or its Subsidiaries, (ii) outstanding subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to any equity interests of the Company or its Subsidiaries, (iii) Liens, proxies, voting trusts, or voting agreements with respect to the sale, issuance or voting of any equity interests or shares of common stock (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding shares of common stock) of the Company or its Subsidiaries, and no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the equity interests or securities of the Company may vote, (iv) obligations to redeem, repurchase or otherwise acquire shares of common stock of the Company or its Subsidiaries and (v) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to capital stock of, or other equity or voting interests in, the Company or its Subsidiaries; in each case of clauses (ii) through (v) above, pursuant to any applicable Law (other than any limitations or restrictions on transferability under any federal or state securities or “blue sky” laws), any Charter Document of the Company or its Subsidiaries or any Contract to which the Company or its Subsidiaries are party. The Company does not have in place any management “carve out” plan.
(c)As of the Agreement Date, the Company has reserved 2,261,080 shares of Common Stock of the Company for issuance to employees, non-employee directors and contractors pursuant to the Option Plan, of which 1,355,880 shares of Common Stock of the Company are subject to outstanding and unexercised Company Options, 59,371 shares of Common Stock of the Company have been issued upon the exercise of Company Options granted under the Option Plan, and 845,829 shares of Common Stock of the Company remain available for future awards grants thereunder. Annex IV sets forth, as of the Agreement Date, a true, correct and complete list of all outstanding Company Options, whether or not granted under the Option Plan, including the holder of each Company Option and the number of shares of Common Stock of the Company subject to each Company Option, the number of such shares that are vested or unvested, the date of grant of such Company Option, the vesting commencement date of the Company Option, the vesting schedule of the Company Option (including any terms for the acceleration thereof), and the exercise price per share of the Company Option. In addition, Annex IV indicates which holders of outstanding Company Options are not employees of the Company or any of its Subsidiaries. True, correct and complete copies of the Option Plan and all Contracts and instruments relating to or issued under the Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Common Stock purchased under such Company Option) have been provided or made available to Parent, and such Option Plan and such Contracts have not been amended, modified or supplemented since being provided or made available to Parent, and there are no Contracts, understandings or commitments to amend, modify or supplement such Option Plan or such Contracts in any case from those copies provided or made available to Parent. The terms of the Option Plan permit the treatment of Company Options as provided in this Agreement. The Company has not granted any options (including any Company Options) other than under the Option Plan.
(d)Schedule 4.2(d) sets forth, as of the Agreement Date, a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.
4.3 No Conflict; Required Filings and Consents.

(a)Neither the execution and delivery of this Agreement or any Ancillary Agreement by the Sellers or the Company, nor the consummation by the Sellers or the Company of the transactions contemplated hereby or thereby, nor compliance by the Sellers or the Company with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of any provisions of any of the Charter Documents of the Company or any of its Subsidiaries; (ii) except as set forth on Schedule 4.3(a), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the loss of any rights under or the creation or imposition of a Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, or require the obtaining by the Company or any of its Subsidiaries of any Consent (including any consent required to be obtained by the Company or any of its Subsidiaries in order to keep such note, bond, mortgage, indenture or Contract in effect following the consummation of the Merger or in order for the Company or any of its Subsidiaries not to be in breach or violation of any such note, bond, mortgage, indenture or Contract) pursuant to, or require notice by the Company or any of its Subsidiaries to any Person under, any note, bond, mortgage, indenture or Contract to which any of them is a party or by which any of them or their respective properties or assets may be subject, and that would, in any such event, be material to the Company and its Subsidiaries, taken as a whole; or (iii) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets in any material respect.
(b)Except as set forth on Schedule 4.3(b), or as may be required under the HSR Act, no Consent is required to be obtained by the Company or the Stockholders for the consummation by the Stockholders or the Company of the transactions contemplated by this Agreement that if not obtained would have a Material Adverse Effect on the Company.
(c)No Consent, Order or authorization, release or waiver of, or registration, declaration or filing with, or notice to, any Governmental Authority is necessary or is required to be made or obtained by the Company or any of its Subsidiaries to enable the Company to lawfully execute and deliver, enter into and perform its obligations under this Agreement and each of the Ancillary Agreements or to consummate the Merger and the other transactions contemplated hereby or thereby.
4.4 Financial Statements; No Undisclosed Liabilities.

(a)Copies of the following financial statements have been delivered to Parent or have been made available to Parent for its review and are set forth on Schedule 4.4(a): (i) the audited consolidated balance sheet of the Company and as of December 31, 2018, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the calendar year then ended, together with the notes thereto, together with the notes thereto (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2019 (such date, the “Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), and the related unaudited consolidated statement of operations for the 8-month period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Company Financial Statements”).
(b)Except as set forth on Schedule 4.4(b), the Audited Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, and (ii) fairly present, in all material respects, the financial position, and results of operations, stockholders’ equity, and cash flows of the Company and its Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated. Except as set forth on Schedule 4.4(b), the Interim Financial Statements (i) have been prepared by management of the Company in accordance with GAAP, applied on a consistent basis throughout the periods involved (except for the absence of footnote disclosure and any year-end adjustments in the ordinary course of business consistent with past practice), and (ii) fairly and accurately present, in all material respects, the financial position, and results of operations, stockholders’ equity, and cash flows of the Company and its Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated. The Company Financial Statements were derived from the books and records of the Company. The transactions reflected in the Company Financial Statements represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Company and its Subsidiaries have been properly recorded therein in accordance with GAAP in all material respects.
(c)Neither the Company nor any of its Subsidiaries have any Liabilities of any nature that are required to be reflected in the Company Financial Statements in accordance with GAAP other than (i) those set forth or adequately provided for on the Company Balance Sheet, (ii) those incurred in the conduct of the Company’s business since the Balance Sheet Date in the ordinary course of business that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount to the Company and its Subsidiaries, taken as a whole, and do not result from any breach of Contract or warranty or from any infringement, tort or violation of applicable Law, (iii) executory obligations pursuant to the express terms of any Contract that do not result from any breach of such Contract and (iv) those Liabilities incurred by the Company in connection with the execution of this Agreement (including Selling Expenses). Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability required to be reflected in the Company Financial Statements in accordance with GAAP to any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. Without limiting the generality of the foregoing, the Company is not the guarantor of any Indebtedness of any Person other than its Subsidiaries.
(d)Schedule 4.4(d) sets forth the names and locations of all banks and other financial institutions at which the Company or its Subsidiaries maintains accounts and the names of all Persons authorized to make withdrawals therefrom.
(e)The accounts receivable of the Company and its Subsidiaries (the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Estimated Closing Statement, arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within a time period consistent with past practice relating thereto, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Estimated Closing Statement, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are reasonably sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Balance Sheet Date and before the Closing Date, including all Accounts Receivable reflected in the Net Working Capital, (i) arose or shall arise in the ordinary course of business, (ii) represented or shall represent bona fide claims against debtors for sales and other charges; and (iii) have been collected or are collectible in the book amounts thereof within a time period consistent with past practice relating thereto, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. As of the Agreement Date, none of the Accounts Receivable are subject to any claim of offset, recoupment, set-off or counter-claim and, to the Company’s Knowledge, there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Lien on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 4.4(e) sets forth, as of the Agreement Date, an aging of the Accounts Receivable in the aggregate and by customer. Schedule 4.4(e) sets forth, as of the Agreement Date, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers.
(f)Each item of Inventory of the Company or its Subsidiaries (i) is free of any material defect or deficiency; (ii) is in good, usable and currently marketable condition in the ordinary course of business consistent with past practice (subject, in the case of raw materials and work-in-process, to the completion of the production process); and (iii) is properly reflected in the books and records at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP consistently applied. Since the Balance Sheet Date, there have not been any write-downs of the value of, or establishment of any reserves against, any Inventory of the Company or any of its Subsidiaries, except for write-downs and reserves in the ordinary course of business consistent with past practice.
(g)The Company has established and maintains a system sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and their board of directors or partners; (ii) that transactions are recorded as necessary (x) to permit preparation of financial statements consistent with prior periods and (y) to maintain accountability for the material assets of the Company and its Subsidiaries; (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the material assets of the Company and its Subsidiaries; and (iv) that the amount recorded for material assets of the Company or any of its Subsidiaries on the books and records of the Company are compared with the existing material assets of the Company and its Subsidiaries at reasonable intervals and appropriate action is taken with respect to any differences.
4.5 Taxes Except as set forth on the applicable subsection of Schedule 4.5:

(a)The Company and its Subsidiaries have each filed all Tax Returns that it was required to file and has paid all Taxes due and payable (whether or not shown thereon as due and owing). All such Tax Returns are correct and complete in all material respects. The Company has delivered or made available to Parent or its counsel true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, in each case for any Taxable period the statute of limitations for which has not expired.

(b)The Company Financial Statements reflect all Liabilities for unpaid Taxes of the Company and/or any of its Subsidiaries for periods (or portions of periods) through the Balance Sheet Date. Neither the Company nor its Subsidiaries have any Liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Balance Sheet Date.

(c)Neither the Company nor any of its Subsidiaries have been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(d)Neither the Company nor any of its Subsidiaries are a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement nor does the Company or any of its Subsidiaries have any Liability or potential Liability to another party under any such agreement, other than a Commercial Tax Agreement.

(e)Neither the Company nor any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received prior to the Closing or (vi) election pursuant to Section 965 of the Code made prior to the Closing.

(f)The Company and each of its Subsidiaries are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(g)Neither the Company nor any of its Subsidiaries are nor have any of them ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(h)Neither the Company nor any of its Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)Neither the Company nor any of its Subsidiaries have agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(j)The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid by the Company or any of its Subsidiaries to any employee, independent contractor, creditor, stockholder, or other third party.

(k)There are no Liens for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(l)None of the Tax Returns filed by the Company or Taxes payable by the Company is currently, or has ever been, the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any taxing authority, and no such Action is currently pending or has been threatened, in each case, for which the Company has received notice thereof.

(m)Neither the Company nor its Subsidiaries: (i) have been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company); or (ii) have any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract other than any Commercial Tax Agreement, other than pursuant to a Commercial Tax Agreement.

(n)No written claim has been made by a Taxing Authority in a jurisdiction where the Company or one of its Subsidiaries do not file Tax Returns such that the Company or such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(o)Neither the Company nor any of its Subsidiaries have engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011‑4(b)(2).

4.6 Title to Properties The Company and its Subsidiaries have good and valid title to all of the properties and assets, tangible or intangible, reflected in the Interim Financial Statements as being owned by the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or its Subsidiaries since the Balance Sheet Date in the ordinary course of business consistent with past practice, or with respect to leased properties and assets, valid leasehold interests in such properties and assets that accord the Company or its Subsidiaries valid leasehold possession of the properties and assets that are the subject of such leases, free and clear of all Liens, except for Permitted Liens. The assets and properties owned or leased by the Company and its Subsidiaries (a) constitute all of the assets and properties that are necessary for the Company and its Subsidiaries to conduct, operate and continue the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (b) constitute all of the assets and properties that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted.

4.7 Real Property.

(a)Neither the Company nor any of its Subsidiaries owns any Real Property.

(b)Schedule 4.7(b) contains a listing of all of the Real Property leased by the Company or its Subsidiaries (the “Leased Real Property”). The Real Property listed on Schedule 4.7(b) comprises all Real Property used in the conduct of the business and operations of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted. All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) that are, in all material respects, valid instruments, enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions. There is no default or breach by the Company or its Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof. The Company has provided Parent with true, correct and complete copies of all Real Property Leases, including all modifications, amendments and supplements thereto.

4.8 Compliance with Laws Except as set forth on the applicable subsection of Schedule 4.8:

(a)The Company and its Subsidiaries have for the past three years materially complied, and are in material compliance, with all applicable Laws and Orders.

(b)Within the past three years, neither the Company nor any of its Subsidiaries have received written notification or, to the Company’s Knowledge, other communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries are not in compliance with any Law, Permit or Order or (ii)  revoking, withdrawing, suspending, cancelling, terminating or effecting such other material adverse modification to, threatening to revoke, withdraw, suspend, cancel, terminate or effect such other material adverse modification to, any material Permit owned or held by the Company or any of its Subsidiaries.

(c)Within the past five years, all materials, products and services distributed or marketed by the Company or the Subsidiaries have at all times made all material disclosures to users or customers required by applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(d)None of the Company, any of its Subsidiaries, or any Person acting for or on behalf of the Company, or on behalf of any of its Subsidiaries, has taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person (including any Governmental Authority (or employee or representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage, or (vi) in violation of applicable Law (including the U.S. Foreign Corrupt Practices Act). The Company has established internal controls and procedures to promote and achieve compliance with the U.S. Foreign Corrupt Practices Act and with the matters described in the representation and warranty contained in the first sentence of this Section 4.8(d). The Company has not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or been the subject of any legal proceedings or governmental investigation or inquiries or received any notice or citation from any Governmental Authority, in each case, related to alleged violations of applicable criminal law including anti-bribery and anti-money laundering laws such as the U.S. Foreign Corrupt Practices Act. No governmental official and no family member of a governmental official (i) holds or will hold an ownership or other economic interest, direct or indirect in the Company or any of its Subsidiaries, (ii) serves as a representative of the Company or any of its Subsidiaries, or (iii) will receive any improper economic benefit from the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated hereby.

(e)Neither the Company, nor any of its Subsidiaries, nor any employees of the Company or any of its Subsidiaries is acting on the Company’s or any Subsidiary’s behalf, nor to the Company’s Knowledge, any agents acting on behalf of the Company or any of its Subsidiaries: (i) have been or is designated on the OFAC Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List or Entity List, and the State Department’s Debarred List or other similar lists maintained by applicable jurisdictions, (ii) have participated in any transaction involving such designated Person, or any country subject to an embargo or substantial restrictions on trade under the U.S. sanctions administered by OFAC, (iii) have exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S. export control or economic sanctions laws, regulations, or orders administered by OFAC, Commerce, or the State Department, or (iv) have participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical, or biological weapons proliferation.

4.9 Permits The Company and each of its Subsidiaries have and hold all material Permits that are required in connection with their respective businesses as currently conducted and as currently proposed to be conducted. The Company and each of its Subsidiaries are in compliance in all material respects with all such material Permits, as applicable, all of which are valid and in full force and effect.

4.10 Employee Benefit Plans.

(a)Schedule 4.10(a) sets forth a complete list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (ii) all other employment, consulting, severance pay, salary continuation, bonus, incentive, change in control, stock option, other equity incentive, retirement, pension, profit sharing, medical, dental, other health and welfare, or deferred compensation plans, contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefit plans, contracts, programs, funds or arrangements in respect of any current employees and consultants of the Company and its Subsidiaries (or former employees and consultants to the extent the Company or any of its Subsidiaries could have any liability thereunder), in each case, that are sponsored or maintained by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries is required to make payments, transfers, or contributions or otherwise has or could have any liability (all of the above being hereinafter referred to as “Employee Plans”).

(b)Copies of the following materials have been made available to Parent: (i) all current plan documents for each Employee Plan (or a written description of any Employee Plan that has not been reduced to writing); (ii) all opinion, advisory or determination letters from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports (Form Series 5500 and all schedules and financial statements attached thereto), and summary annual reports with respect to the Employee Plans (as applicable); (iv) all current trust agreements, administrative service agreements, and insurance contracts relating to any Employee Plan; (v) all material correspondence to or from any Governmental Authority received in the last three years, and (vi) all discrimination tests for the most recent three plan years,.

(c)Each Employee Plan has been maintained, operated, and administered in all material respects in compliance with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws. Each Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a currently effective favorable opinion, advisory or determination letter from the IRS as to its qualified status (or the qualified status of the master or prototype form on which it is established), and no amendment to such Employee Plan has been adopted since the date of such letter covering such Employee Plan that would adversely affect such favorable determination.

(d)There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Employee Plan that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company, any member of the Controlled Group or any such fiduciary.

(e)Neither the Company nor any member of the Controlled Group currently or at any time in the past six years has maintained, sponsored, contributed to, or had an obligation to contribute to a plan subject to Title IV of ERISA, a plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a plan described in Section 413 of the Code.

(f)With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the provisions of the Patient Protection and Affordable Care Act. Neither the Company nor any member of the Controlled Group is subject to any liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.

(g)No Employee Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company or any member of the Controlled Group other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code,

(h)There is no pending, or to the Company’s Knowledge, threatened audit, assessment, Action, or investigation of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits).

(i)The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Plan, except as required under Section 411(d)(3) of the Code, or (3) trigger any obligation to fund any Employee Plan.

(j)Except as set forth on Schedule 4.10(j), no amount or benefit that could be received (whether in cash or property or the vesting of property or the forgiveness of debt or otherwise) as a result of any of the transactions contemplated by this Agreement by any current or former employee, officer, consultant or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k)No Employee Plan has failed to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code. Neither the Company nor any member of the Controlled Group has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.

(l)Except as set forth on Schedule 4.10(l), no Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Employee Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans and without limiting the representations set forth above in this Section 4.10, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Closing Statement, and (C) no material liability or obligation of the Company or any of its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 4.10(l).

4.11 Material Contracts.

(a)Set forth on Schedule 4.11(a) is a list, divided by the appropriate subsection set forth below, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (other than Contracts related to the Real Property and the Employee Plans) as of the Agreement Date (the “Material Contracts”):

(i)each partnership, joint venture or similar Contract that has involved, involves or contemplates, a share of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(ii)each Contract providing for capital expenditures by the Company or any of its Subsidiaries with an outstanding amount of unpaid obligations and commitments in excess of $50,000.

(iii)each Contract under which the Company or any of its Subsidiaries makes an assignment of, or grants any license or rights under (including any covenant not to sue), Intellectual Property to a Person, but excluding non-disclosure agreements granting only a limited right to use the confidential information of a Person for evaluative purposes and Contracts for the sale of Company Services and Products that include only a non-exclusive license and are entered into in the ordinary course of business;

(iv)each Contract under which a Person makes an assignment of, or grants any license or rights under, Intellectual Property to the Company or any of its Subsidiaries, but excluding (i) Contracts with current and former employees and independent contractors of the Company or any of its Subsidiaries entered into on the Company’s or such Subsidiary’s standard form thereof (or a substantially similar form), (ii) non-disclosure agreements entered into in the ordinary course of business granting only a limited right to use the confidential information of a Person for evaluative purposes, (iii) licenses of Open Source Software, and (iv) Contracts for the license or provision of software (including software as a service) that is not incorporated into Company Services and Products, and available for an aggregate annual cost of $50,000 or less;

(v)each lease, sublease, occupancy or co-location agreement or other Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party, or under which it is lessor or sublessor, and specifying (in the case of any real property lease) the name of the lessor, lessee and address of the property;
(vi)each Contract that restricts the Company or any of its Subsidiaries from (A) engaging in any aspect of its business, (B) participating or competing in any line of business or market, (C) freely setting prices through the inclusion of most favored customer pricing provisions, (D) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (E) soliciting potential employees, consultants, contractors or other suppliers or customers, except, in any case, for permitted use restrictions under real property leases;

(vii)each Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants, or other rights therefor, except for those Contracts either conforming to the standard Company Option agreements under the Option Plan;

(viii)each Contract with any director, officer, employee or consultant of the Company or any of its Subsidiaries that provides for compensation in any calendar year in excess of $150,000 or is not immediately terminable by the Company or such Subsidiary without cost, advance notice or Liability;

(ix)each commission, signing bonus, performance bonus, change in control, retention or stay bonus, severance, or equity compensation Contract;

(x)each Contract with any company, firm or agency that provides temporary staffing, leased employees, or independent contractors to perform services for the Company or any of its Subsidiaries;

(xi)each Contract which provides for indemnification of any employee, officer, director, customer or supplier of the Company or any of its Subsidiaries, except for those Contracts for the purchase or sale of goods and services entered into in the ordinary course of business;

(xii)each Contract with any labor union, works council, employee representation group or similar labor organization, or any collective bargaining agreement or similar Contract with or regarding its employees;

(xiii)each power of attorney;

(xiv)each Contract with a Governmental Authority or higher-tiered contractor under any Contract with a Governmental Authority;

(xv)each Contract with respect to Company Debt, including letters of credit, guaranties, indentures, swaps and similar agreements, a line of credit, any currency exchange, commodities or other hedging arrangement, or that evidences any Lien on its assets, properties or rights, or that evidences a leasing transaction of a type required to be capitalized in accordance with GAAP;

(xvi)each Contract of guarantee with respect to, the obligations, Liabilities, or debt of any other Person; and

(xvii)each Contract that requires the Company or any of its Subsidiaries to make or entitles the Company or any of its Subsidiaries to receive payments equal to or more than $100,000 in any twelve (12)-month period that is not terminable upon less than 30 days’ prior written notice by the Company or such Subsidiary, as applicable.

(b)A true and complete copy of each Contract required by Section 4.11(a) to be listed on an applicable subsection of Schedule 4.11(a) has been made available to Parent. All Material Contracts are in written form. Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, the counterparty thereto, subject only to the General Enforceability Exceptions, and there is no material default, violation or breach by the Company or any of its Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party thereto, of or under such Material Contract. There does not exist under any Material Contract, to the Company’s Knowledge, any event, occurrence, condition or act, with respect to the Company, any of its Subsidiaries, or any other party thereto, which, with or without the giving of notice or the lapse of time, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or materially modify any Material Contract. The Company and each of its Subsidiaries, as applicable, have performed in all material respects all of the obligations required to be performed by it prior to the Agreement Date and will have performed in all material respects all of the obligations required to be performed by it prior to the Closing Date. Neither the Company nor any of its Subsidiaries have received any written notice or, to the Company’s Knowledge, other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or materially modify, any Material Contract.

4.12 Legal Proceedings Except as set forth on Schedule 4.12, there are no Actions pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, their respective assets or properties or against any officer, director, employee or consultant of the Company or any of its Subsidiaries in their capacities as such or relating to their employment, service or relationship to or with the Company or such Subsidiary. Neither the Company, any of its Subsidiaries, any of their respective assets or properties nor any of their respective officers, directors, employees or consultants, in their capacities as such or relating to their employment, service or relationship to or with the Company or such Subsidiary, is subject to any unsatisfied or outstanding Order. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to form a reasonable basis for such Action against the Company, any of its Subsidiaries or any of their respective assets or properties. Neither the Company nor any of its Subsidiaries have any Action pending or threatened against any Governmental Authority or other Person.

4.13 Intellectual Property.

(a)Schedule 4.13(a) sets forth a complete and accurate list of all of the following that are owned, filed in the name of, or applied for, by the Company or any of its Subsidiaries with a Governmental Authority or domain name registrar as of the Agreement Date: (i) issued Patents and pending Patent applications; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; and (iv) Domain Names, including for each item, the name of the recorded owner or registrant of record, applicable jurisdiction, status, application and registration number (if applicable), and date of application or registration (if applicable) (collectively, the “Company Registered IP”). There are no pending or threatened Actions before any Governmental Authority (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which the Company Registered IP is involved. Any and all renewal and maintenance fees, annuities or other fees payable to, and any and all documents, recordations, and certificates required or necessary to be filed with, any Governmental Authority or domain name registrar to maintain, perfect, renew, maintain, or preserve the Company Registered IP due prior to the Agreement Date have been paid in full, notwithstanding the availability of any grace period for such payments or filings. To the Company’s Knowledge, all of the Company Registered IP is valid, subsisting and, excluding pending applications, enforceable in accordance with applicable Law.

(b)The Company or one of its Subsidiaries has recorded each assignment of rights in Company Registered IP to the Company or a Subsidiary of the Company by a Person with the applicable Governmental Authority. The Company or its Subsidiaries have good, exclusive, and valid title to the Company-Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens. All Company-Owned Intellectual Property will be fully transferable, alienable and licensable by the Surviving Corporation or its Subsidiaries following the Closing Date without restriction and without payment of any kind to any Person, except to the extent such restrictions or payments existed or were required immediately prior to the Closing Date.

(c)Neither the Company nor any of its Subsidiaries has: (i) transferred or assigned ownership of any Company-Owned Intellectual Property that was, at the time of transfer or assignment, material to the Company or such Subsidiary; (ii) granted any exclusive license of or exclusive right to Company-Owned Intellectual Property; (iii) authorized or agreed to joint ownership of Intellectual Property; or (iv) permitted the Company’s or such Subsidiary’s rights in any material Company-Owned Intellectual Property to lapse or enter the public domain.

(d)No Company-Owned Intellectual Property or Company Services and Products are (i) to the Company’s Knowledge with respect to Technology owned by third parties and included in the Company Services and Products, subject to any order, decree, or judgment of a Governmental Authority restricting the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company-Owned Intellectual Property or Company Services or Products or (ii) the subject of any Action and, to the Company’s Knowledge, no Action is threatened against the Company or any of its Subsidiaries involving the Company-Owned Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Registered IP listed on Schedule 4.13(a).

(e)Except as set forth on Schedule 4.13(e), the operation of the business of the Company and its Subsidiaries, including the design, development, manufacture, use, import, sale licensing or other exploitation of the Company Services and Products, has not infringed, violated, diluted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or trade practices under applicable law, does not, and when conducted in the same manner immediately following the Closing as prior to the Closing, will not infringe, violate, dilute, or misappropriate any Intellectual Property of any Person or constitute unfair competition or trade practices under applicable law. There are no, and have been no, Actions alleging any such infringement, misappropriation, violation, dilution, unfair competition or trade practices by the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries have received written notice from any Person with respect thereto. Neither the Company nor any of its Subsidiaries have received written notice from any Person (i) alleging that the Company or one of its Subsidiaries is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any Liabilities or is otherwise responsible for, any such allegations of infringement, misappropriation, violation, dilution, unfair competition or trade practices or (ii) inviting the Company or its Subsidiaries to take a license under any Intellectual Property.

(f)To the Company’s Knowledge, no Person has infringed, violated, diluted, or misappropriated, or is infringing, violating, diluting, or misappropriating, any Company-Owned Intellectual Property. Within the past two (2) years, neither the Company nor any of its Subsidiaries have provided any Person with any notice alleging such infringement, violation, dilution, or misappropriation and there are no, and have been no Actions to which the Company or any of its Subsidiaries are or was a party with respect to any such infringement, violation, dilution, or misappropriation.

(g)Neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause (or purport to result in or give any other Person the right or option to cause), pursuant to any Contract to which the Company or one of its Subsidiaries is a party: (i) a loss of, or imposition of any Lien on, any Company-Owned Intellectual Property or Intellectual Property owned by Parent or its Affiliates; (ii) any Person being granted rights or access to, or the placement in or release from escrow, of any Technology, including Company Source Code; (iii) the Company, any of its Subsidiaries, Parent or any of Parent’s Affiliates granting or assigning to any Person any right in or license to any Intellectual Property; (iv) the Company, any of its Subsidiaries, Parent or any of Parent’s Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; (v) the termination or material alteration of the Company’s or any of its Subsidiaries’ right in or to any Company-Owned Intellectual Property or Parent’s or Parent’s Affiliates’ rights in or to any Intellectual Property owned by Parent or Parent’s Affiliates; or (vi) the Company, any of its Subsidiaries, Parent or any of Parent’s Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company or any of its Subsidiaries prior to the Closing Date.
(h)Each of the Company and its Subsidiaries takes and has taken reasonable steps to protect the rights of the Company and such Subsidiary in their confidential information and trade secrets, and any confidential information or trade secrets of third parties provided to the Company or such Subsidiary under an obligation of confidentiality (collectively, “Confidential Information”). Without limiting the foregoing, neither the Company nor any of its Subsidiaries have disclosed material Confidential Information except pursuant to a written agreement or contract containing customary non-disclosure and confidentiality restrictions. To the Company’s Knowledge, no current or former employee, consultant, or independent contractor of the Company or any of its Subsidiaries have either misappropriated or disclosed without authorization any such Confidential Information.

(i)Each of the Company and its Subsidiaries has required each current and former employee, consultant, and independent contractor who is or was involved in, or has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any material Technology or Intellectual Property for or on the behalf of the Company or such Subsidiary to execute a valid and enforceable agreement in the applicable form(s) set forth in Schedule 4.13(i) that assigns to the Company or such Subsidiary all of such employee’s, consultant’s, or independent contractor’s right, title, and interest in and to such material Technology and Intellectual Property, and all such current and former employees, consultants, and independent contractors have executed such an agreement. To the Company’s Knowledge, (i) no such employee, consultant, or independent contractor is, or has been in, breach of such agreements and (ii) no current or former employee, consultant, or independent contractor of the Company or any of its Subsidiaries is bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Company or any of its Subsidiaries or in breach of any agreement with any former employer or other Person concerning Intellectual Property or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, or independent contractor of the Company or any of its Subsidiaries.

(j)No funding of a Governmental Authority, or funding, facilities or resources of a university, college, hospital, military, other educational institution or research center or direct funding from third parties was used in the creation or development of any Company-Owned Intellectual Property or any portions of the Company Services and Products that are owned by the Company or any of its Subsidiaries. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Services and Products or Company-Owned Intellectual Property, has performed services for a Governmental Authority, university, college, hospital, military, or other educational institution or research center during a period of time (or for the one year period preceding the period of time) during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(k)Neither the Company nor any of its Subsidiaries have participated in any standards-setting process nor made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property as a result of or in connection with its participation in any standards-setting process.

(l)Schedule 4.13(l) sets forth a complete and accurate list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Services and Products or distributed by or on behalf of the Company or any of its Subsidiaries, the use or distribution of which would condition the license governing such Open Source Software on the Company’s or such Subsidiary’s: (i) distributing or disclosing Company Services and Products or other Technology in source code form; (ii) licensing the Company Services and Products or other Technology or Intellectual Property for the purpose of making modifications or derivative works; or (iii) licensing or distributing the Company Services and Products or other Technology or Intellectual Property at no charge, in the case of (i) through (iii) above, excluding Open Source Software owned by third parties and included by the Company or its Subsidiaries in the Company Services and Products. For each item of Open Source Software described in the immediately preceding sentence, Schedule 4.13(l) lists: (A) the name and version number of the Open Source Software; (B) the name and version number of the applicable license; (C) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Services and Products (including, as applicable, the manner and extent to which such item of Open Source Software interoperates with any Company Services and Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.); (D) whether such Open Source Software was modified by or on behalf of the Company or any of its Subsidiaries; and (E) whether such Open Source Software was distributed to third-parties in source or object code form by or on behalf of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all licenses for Open Source Software used by the Company or such Subsidiary in all respects. Neither the Company nor any of its Subsidiaries uses or has used any Open Source Software or any modification or derivative thereof in a manner that would condition the license governing such Open Source Software on the Company’s or such Subsidiary’s (A) distributing or disclosing Company Services and Products or other Technology in source code form; (B) licensing the Company Services and Products or other Technology or Intellectual Property for the purpose of making modifications or derivative works; or (C) licensing or distributing the Company Services and Products or other Technology or Intellectual Property at no charge, in the case of (A) through (C) above, excluding Open Source Software owned by third parties and included by the Company or its Subsidiaries in the Company Services and Products.

(m)Schedule 4.13(m) sets forth a complete and accurate list of: (i) each Person (other than current employees or consultants of the Company or any of its Subsidiaries that are involved in the development of the Company Services and Products) that has a copy of or right to license or possess the source code for any software used or incorporated into the Company Services and Products, whether such right is contingent or non-contingent (such software source code, “Company Source Code”) and (ii) any Contract (including any source code escrow agreement) governing any Person’s possession of or license to Company Source Code. Each Person with a copy of, access to, or right to license or possess the Company Source Code has executed valid and enforceable contracts or agreements with the Company or one of its Subsidiaries that require such Person to maintain the confidentiality of Company Source Code, and to the Company’s Knowledge, none of such contracts or agreements has been breached. No Person has claimed or demanded that any Company Source Code that is held in escrow be delivered or released by the escrow agent, and no Company Source Code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Company or one of its Subsidiaries. No event has occurred and no circumstance exists that, with or without the passage of time, will entitle any Person to receive any Company Source Code from an escrow agent or otherwise.

(n)To the Company’s Knowledge, neither the Company Services and Products nor the Company IT Systems contain or have ever contained any virus, Trojan horse, worm, or other software routines or hardware components in each case designed to permit unauthorized access to, disable, erase, or otherwise harm software, hardware or data (collectively, “Contaminants”). To the Company’s Knowledge there are, and for the past three years have been, no material: defects, technical concerns or problems in any of the Company Services and Products that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions (collectively, “Technical Deficiencies”). Neither the Company nor any of its Subsidiaries have received any material, written complaints from any customers related to any Contaminants or Technical Deficiencies.

(o)Each of the Company and its Subsidiaries has taken commercially reasonable steps designed to: protect and ensure proper operation, monitoring and use of any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in the conduct of the business of the Company or any of its Subsidiaries (the “Company IT Systems”). The Company IT Systems are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary, for the conduct of the business of the Company and its Subsidiaries as presently conducted. Neither the Company nor any of its Subsidiaries have experienced within the past 24 months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems. To the Company’s Knowledge there have been no material unauthorized intrusions or breaches of the security of the Company IT Systems, and the data and information which they store or process has not been corrupted in any discernible manner or accessed without the authorization of the Company or its Subsidiaries. Each of the Company and its Subsidiaries has taken commercially reasonable steps designed to provide for the back-up and recovery of the data and information critical to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(p)Each of the Company and its Subsidiaries has in all material respects: (i) put in place procedures and arrangements designed to ensure and monitor compliance with applicable Data Protection Legislation, including taking steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) designed so that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) complied with all relevant requirements of applicable Data Protection Legislation, including requests from data subjects for access to Personal Data held and notification to the relevant data protection regulator by data controllers of the Processing of Personal Data; and (iii) to the Company’s Knowledge not received any notices or offers from the data protection regulator in any jurisdiction, a data controller or a data subject in relation to the Company or such Subsidiary and which claimed compensation under or alleged non-compliance with any applicable Data Protection Legislation or prohibited the transfer of Personal Data pursuant to applicable law and has no reason to believe that circumstances exist that may give rise to any such notice or order. When required by Data Protection Legislation, the Company has provided adequate notice of its privacy practices in its privacy policies to Persons from whom it has Processed Personal Data. Each of the Company and its Subsidiaries has complied in all material respects with its privacy policies, consents and Contracts (including Company Data Agreements) (collectively, “Company Privacy Commitments”) relating to the Processing of any Personal Data collected or used by the Company or one of its Subsidiaries.

(q)The Company and each Subsidiary are in compliance in all material respects with all applicable Network Regulations with respect to any Processing of any Personal Data, including, but not limited, credit card, debit card and financial account information. To Company’s Knowledge, the Company and each Subsidiary has valid and subsisting contractual rights, permissions, authorizations or consents to Process or to have Processed all third-party-owned data howsoever obtained, generated, received or collected by or for the Company in the manner that it is Processed by or for the Company or any Subsidiary (all such data, “Company-Licensed Data”). The Company and each Subsidiary has necessary rights, and permissions, consents or authorizations as required under applicable Laws, Network Regulations and relevant Contracts (including Company Data Agreements) as necessary for the operation of the Business. This Agreement and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default by the Company or any Subsidiary under, any Data Protection Legislation or Company Privacy Commitment.

(r)The Company and each of its Subsidiaries obtains prior consent for any cookies or tracking technologies implemented in connection with Company Products and Services as may be required by applicable Data Protection Legislation. To Company’s Knowledge, the Company and each of its Subsidiaries are not currently using, and have not used in the past 12 months, any Flash cookies or super cookies and do not restore, reconstitute, or respawn cookies when they have been deleted by a user, and have never restored, reconstituted, or respawned cookies when they were deleted by a user. The Company and each of its Subsidiaries do not currently and in the past three years have Processed special categories of information or sensitive data, any credit card information, credit scores, financial account information, social security numbers, health or medical information (including Personal Data protected by HIPAA), or any information regarding anyone under the age of thirteen years.

(s)Where the Company or any Subsidiary uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance in all material respects with those obligations that are sufficient for the Company’s compliance with applicable Data Protection Legislation, Network Regulations and Company privacy policies, and there is in existence a written Contract between the Company or such Subsidiary and each such data processor that materially complies with the requirements of all applicable Data Protection Legislation, Network Regulations and Company privacy policies. The Company has made available to Purchaser true, correct and complete copies of all such Contracts. To the Company’s Knowledge, such data processors have not breached in any material respect any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company or any Subsidiary.

(t)To Company’s Knowledge, neither the Company nor any Subsidiary has transferred or permitted the transfer of Personal Data originating in the EEA or outside the EEA, except where such transfers have complied with the requirements of applicable Data Protection Legislation, Network Regulations and Company Privacy Commitments.

(u)Each of the Company and its Subsidiaries have implemented commercially reasonable data security, disaster recovery, incident response and business continuity policies and plans, consistent with industry standards, and taken actions consistent with such plans, to the extent required, designed to safeguard the Personal Data in its possession or control. The Company and each of the Subsidiaries have conducted privacy and data security testing or audits, and penetration tests at reasonable and appropriate intervals and has materially resolved or remediated privacy or data security issues or vulnerabilities identified.

(v)No breach, security incident or violation of any applicable data security policy in relation to Personal Data held by the Company or any of its Subsidiaries has occurred, and no circumstance has arisen in which Data Protection Legislation would require the Company or any of the Subsidiaries to notify a Governmental Authority or any other Person of a data security breach, security incident or violation of any data security policy.

4.14 Insurance Schedule 4.14 sets forth, as of the Agreement Date, all policies of insurance (together with the name of the insurer under each such policy and the type of policy) maintained by the Company or any of its Subsidiaries and covering the Company, such Subsidiary and/or their respective businesses, and such policies are in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice or, to the Company’s Knowledge, other communication regarding the cancellation or termination of any such insurance policies or any material premium increase with respect thereto. There are no material claims pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies. The Company has made available to Parent correct and complete copies of all such insurance policies.

4.15 Personnel.

(a)Neither the Company nor any of its Subsidiaries are or ever has been a party to or subject to any collective bargaining agreements. As of the Agreement Date, to the Company’s Knowledge: (i) no labor union or other collective bargaining unit represents or claims to represent any of the Company’s or its Subsidiaries’ employees; and (ii) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or its Subsidiaries’ employees. During the prior three years, neither the Company nor its Subsidiaries have experienced any union organization attempts, labor disputes, work stoppage, strikes, picketing, or slowdowns due to labor disagreements or organizing efforts.

(b)Schedule 4.15(b) accurately sets forth as of the date hereof all current employees of the Company and its Subsidiaries, and for each such employee, the following information (unless applicable Law requires that the Company not disclose to Parent such information, in which case, the name of such individuals and other identifying information may be redacted to the extent necessary to comply with such applicable Laws) regarding each such employee’s: (i) employer; (ii) primary office or work location; (iii) job position, (iv) classification as full-time, part-time or seasonal, (v) classification as exempt or non-exempt under applicable state and federal overtime Laws, (vi) hourly rate of compensation or base salary (as applicable), (vii) target incentive compensation for 2019 (commission and/or bonus, as applicable), (viii) any other material compensation or allowance, (ix) accrued but unused vacation as of the date of this Agreement, (x) standard hours of work per week (for non-exempt and part-time employees), (xi) visa type (if any), and (xii) commencement date of employment with the Company. All employees of the Company and its Subsidiaries based in the United States are employed on an at-will basis and may be terminated at any time, with or without cause, with or without advance notice, and without any obligation to provide severance payments or benefits.

(c)Schedule 4.15(c) accurately lists as of the Agreement Date all active independent contractors of the Company and its Subsidiaries, and for each such independent contractor, his or her: (i) state or applicable jurisdiction where services are performed; (ii) terms of compensation; (iii) commencement date of service with the Company or such Subsidiary; and (iv) amount of advance notice and/or liability upon termination in excess of applicable statutory requirements. The Company and each of its Subsidiaries are in material compliance with all applicable Laws relating to the engagement of all independent contractors and leased employees. During the prior three years, all independent contractors providing services to the Company or its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax Laws, Laws applicable to employee benefits and other Laws.

(d)At all times during the past three years, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including but not limited to Laws relating to discrimination, harassment, retaliation, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours, termination of employment, occupational safety and health, employee privacy, data privacy, and employment practices, including the Immigration Reform and Control Act, and has not engaged in any unfair labor practice. During the prior three years, there are no and there have been no Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their officers, directors or employees (in their capacity as such) before any Governmental Authority concerning alleged employment discrimination, violation of any Law relating to employment, breach of any contract relating to employment or labor, or any other matters relating to the employment of labor. The Company and its Subsidiaries have correctly classified all employees with respect to exempt status under the Fair Labor Standards Act and other applicable wage and hour Laws, including but not limited to Laws regarding overtime compensation, meal periods, rest breaks and minimum wage requirements. To the Company’s Knowledge, all employees of the Company and its Subsidiaries are legally permitted to be employed by the Company or the applicable Subsidiary in the jurisdiction in which such employee is employed in their current job capacities.

(e)During the past three years, the Company has not has implemented any employee layoffs, plant closing or terminations that triggered application of the WARN Act or any analogous Law.

(f)The Company and each of its Subsidiaries have withheld in all material respects all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. During the prior three years, the Company and each of its Subsidiaries has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. During the prior three years, neither the Company nor any of its Subsidiaries have been delinquent in the payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long-term disability benefits.

(g)To the Company’s Knowledge, no key employee or any group of employees of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or such Subsidiary within the 12 months immediately following the Closing Date.

(h)To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

4.16 Environmental Matters Except as set forth on the applicable subsection of Schedule 4.16:

(a)The Company and each of its Subsidiaries are and have been for the five years prior to the Agreement Date in material compliance with all applicable Environmental Laws.

(b)There has been no Release by the Company or any of its Subsidiaries at the Real Property or any other location that requires cleanup or remediation by the Company or any of its Subsidiaries, or that may reasonably result in material liability to the Company or any of its Subsidiaries pursuant to any Environmental Law.

(c)Except as has been resolved prior to the Agreement Date or would not reasonably be expected to result in a material liability of the Company or each of its Subsidiaries, neither the Company nor each of its Subsidiaries have: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice of violation, demand letter, complaint or claim under any Environmental Law; or (iii) been subject to or, to the Company’s Knowledge, threatened with any governmental enforcement action with respect to any Environmental Law.

(d)The Company currently possess all material Permits required under any Environmental Law that are necessary for the Company’s and its Subsidiaries’ respective activities and operations at the Real Property.

(e)The Company has not assumed by contract, agreement or operation of law, or otherwise agreed, to (i) indemnify or hold harmless any other Person for any material violation of any Environmental Law or any material obligation or liability thereunder, (ii) assume any material liability for any Release of any Hazardous Material, conduct any response, removal or remedial action with regard to any Release of any Hazardous Material, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Materials, or (iii) give any release or waiver of liability that would waive or impair any claim, demand, or action related to any material Release of any claim under any Environmental Law.

4.17 Conduct of Business in Ordinary Course Except for actions taken in connection with the process of selling the Company (including preparing for and implementing the transactions contemplated by this Agreement) and except as set forth on the applicable subsection Schedule 4.17, since the Balance Sheet Date:

(a)the Company and each of its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice;

(b)there has not occurred any Material Adverse Effect on or with respect to the Company or any of its Subsidiaries;

(c)there has not occurred any damage, destruction or loss of any material property or material asset, whether or not covered by insurance; and

(d)except as specifically consented to by Parent in advance in writing pursuant to Section 6.1 following the execution hereof and prior to the Closing, neither the Company nor any of its Subsidiaries have:

(i)incurred any Indebtedness other than pursuant to the Company’s unsecured credit card lines of credit incurred in the ordinary course of business consistent with past practice or issued any long term debt securities or assumed, guaranteed or endorsed such obligations of any other Person;

(ii)(A) lent any money, other than reasonable advances to employees for bona fide travel and business expenses that are incurred in the ordinary course of business, (B) made any investments in or capital contributions to, any Person, or (C) prepaid any Company Debt;

(iii)except for sales of products in the ordinary course of business consistent with past practice acquired, leased, licensed, transferred or disposed of, any material property or assets;

(iv)(A) mortgaged or encumbered, or otherwise subjected to or placed any Lien on, any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens; or (B) cancelled, forgave, paid, satisfied or discharged any debts or loans owed to or claims held by the Company or any of its Subsidiaries;

(v)(A) paid, discharged or satisfied, in an amount in excess of $50,000 in any one case, any Liability arising otherwise than in the ordinary course of business, other than (I) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (II) the payment, discharge or satisfaction of Selling Expenses, or (B) made any capital expenditures, capital additions or capital improvements in an amount in excess of $50,000;

(vi)(A) entered into any Contracts that would constitute a Material Contract, except Contracts made in the ordinary course of business consistent with past practice for the sales of Company products or services involving an amount payable to the Company of less than $50,000 per annum pursuant to terms that do not materially deviate from the Company’s standard customer contract, (B) violated, terminated, amended or otherwise modified or waived any of the material terms of any Material Contract, (C) entered into, amended, modified or terminated any Contract or waived, released or assigned any rights or claims thereunder, which would be reasonably likely to (I) adversely affect the Company or any of its Subsidiaries in any material respect, (II) impair the ability of the Company or any of the Sellers to perform their respective obligations under this Agreement or (III) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated hereby or (D) entered into any other material transaction not in the ordinary course of business consistent with past practice;

(vii)entered into any Contracts with any Sellers, directors, officers, or Affiliates of the Company, except to the extent required by Law;

(viii)except to the extent required by Law or any existing Contracts, (A) entered into, adopted, materially amended or terminated any Contract or Employee Plan relating to the compensation, benefits or severance of any employee or other service-provider of the Company or any of its Subsidiaries, or (B) granted or paid any increase in base compensation or any bonus or other incentive compensation to any employee or other service-provider, or provided any increase in benefits to any employee or other service-provider, in each case, other than in the ordinary course of business consistent with past practice or pursuant to annual compensation reviews in the ordinary course of business consistent with past practice;

(ix)hired or terminated the employment of any employee with an annual salary in excess of $100,000 or terminated the engagement of any independent contractor with an annualized cash compensation in excess of $100,000;

(x)accelerated the collection of accounts receivable or materially changed the manner in which the Company or any of its Subsidiaries extends warranties, discounts or credits to customers;

(xi)terminated, waived or released any material right or claim of the Company or the any of its Subsidiaries;

(xii)(A) initiated any Action (other than for the routine collection of bills) or (B) settled or agreed to settle any Action (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief and does not involve an admission of guilt on the part of the Company, any of its Subsidiaries or any of their respective Affiliates, directors, officers, employees, consultants or contractors);

(xiii)made any material change to its accounting (including Tax accounting) methods, principles or practices, except as required by GAAP;

(xiv)merged, consolidated or reorganized with, acquired, or entered into any other business combination with, any business, corporation, partnership, limited liability company or any other Person or any division thereof, acquired a substantial portion of the assets of any such Person, business or division, or otherwise acquired or agreed to acquire any assets that are material, individually or in the aggregate, to the Company, any of its Subsidiaries or the business of the Company or any of its Subsidiaries, or entered into any Contract with respect to a joint venture, strategic alliance or partnership;

(xv)made any amendment to any of the Company’s or any of its Subsidiaries’ Charter Documents, including their respective certificates of incorporation or bylaws (or equivalent organizational documents);

(xvi)declared, set aside or paid any dividends or distributions (whether in cash, shares or otherwise) or redeemed, repurchased or otherwise acquired any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or made any other cash payment to any of the stockholders or securityholders of the Company in their capacities as such;

(xvii)other than pursuant to the exercise of Company Options outstanding as of the date hereof in accordance with their terms, issued, created, authorized or sold any shares capital stock or other equity or debt interests or options, warrants, calls, stock appreciation rights, subscriptions, convertible securities or other rights to purchase or obligations to issue any shares of capital stock or other equity or debt interests of the Company or any of its Subsidiaries or split, reverse split, reclassified, combined or subdivided the shares of capital stock or other equity or debt interests of the Company or any of its Subsidiaries;

(xviii)other than the acceleration of vesting of Company Options contingent upon the consummation of the Closing contemplated by the resolutions described in Section 4.1(c) of the board of directors of the Company, modified or changed the exercise or conversion rights, or exercise or purchase prices, of any of its shares of capital stock, any of its stock options, warrants or other securities, or accelerated or otherwise modified (A) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (B) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of first refusal held by it or any other party or any other restrictions;
(xix)assigned any rights to, or granted any exclusive license under, Company-Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or licensing of Company Services and Products;

(xx)taken any action (or failed to take any action) that resulted in the lapse, withdrawal, abandonment, cancellation, or expiration of any Company-Owned Intellectual Property, including the Company Registered IP (except for expiration in accordance with the statutory term);

(xxi)made, changed or revoked any material Tax election, changed any Tax accounting method, filed any amended Tax Return, settled or compromised any audit or other proceeding relating to Tax, entered into any closing agreement with respect to Tax, extended the statute of limitations period for the assessment or collection of Tax, or surrendered any right to claim a Tax refund; or

(xxii)agreed in writing to take any of the actions described in clauses (i) through (xxi) of this Section 4.17(d).

4.18 Customers and Suppliers.

(a)Schedule 4.18(a) sets forth the 10 largest customers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of sales to such customers) for the year ended December 31, 2018 (“Material Customers”). Except as set forth on Schedule 4.18(a), as of the Agreement Date, all Material Customers continue to be customers of the Company or one of its Subsidiaries and no Material Customer has reduced materially its business with the Company or any of its Subsidiaries on a consolidated basis from the levels achieved during the year ended December 31, 2018 or notified the Company or any of its Subsidiaries in writing, or, to the Company’s Knowledge, orally that it intends to terminate or materially modify its existing Contracts with the Company or any of its Subsidiaries.

(b)Schedule 4.18(b) sets forth the 10 largest suppliers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of purchases from such suppliers) for the year ended December 31, 2018 (“Material Suppliers”). Except as set forth on Schedule 4.18(b), as of the Agreement Date, all Material Suppliers continue to be suppliers of the Company or one of its Subsidiaries and no Material Supplier has reduced materially its business with the Company or any of its Subsidiaries on a consolidated basis from the levels achieved during the year ended December 31, 2018 or notified the Company or any of its Subsidiaries in writing or, to the Company’s Knowledge, orally that it intends to terminate or materially modify its existing Contracts with the Company or any of its Subsidiaries.

4.19 Corporate Documents The Company has made available to Parent for examination all documents listed in the Schedules or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of each of the Charter Documents and the certificates of incorporation and bylaws, or similar governance documents, of the Company and each of its Subsidiaries; (b) the minute books containing all material records of all material consents, actions and meetings of the board of directors of the Company or similar governing body and any committees thereof and stockholders of the Company and each of its Subsidiaries; (c) the stock ledger, option ledger and journal reflecting all stock issuances and transfers and all grants of options relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company or any of its Subsidiaries with, any regulatory agency with respect to the Company and its Subsidiaries, or any securities of the Company. The books, records and accounts of the Company and its Subsidiaries (w) are in all material respects true, complete and correct, (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets and properties of the Company and its Subsidiaries, and (z) accurately and fairly reflect in all material respects the basis for the Financial Statements.

4.20 Certain Transactions and Agreements None of the Sellers and none of the officers and directors of the Company or any of its Subsidiaries and, to the Company’s Knowledge, none of the employees of the Company or any of its Subsidiaries, nor any immediate family member of a Seller, an officer, director or employee of the Company or any of its Subsidiaries, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business within such firm or corporation (to the extent such Affiliated Person is involved in such business with the Company or the Subsidiary), or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). None of the Sellers and none of said officers or directors of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, (a) any employees of the Company or any of its Subsidiaries (b) or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any of its Subsidiaries, except for normal compensation for services as an officer, director, consultant or employee thereof or pursuant to benefits under the Employee Plans that have been provided to Parent and any other ordinary course employment or restrictive covenant agreements or arrangements with the Company or any of its Subsidiaries. None of the Seller and none of said officers, directors, or, to the Company’s Knowledge, none of said employees or immediate family members, has any interest in any property, real or personal, tangible or intangible (including any Company-Owned Intellectual Property), that is used in the business of the Company or any of its Subsidiaries, as currently conducted and as currently contemplated to be conducted, except such Person’s rights as a stockholder or securityholder under applicable Law or the Charter Documents of the Company.

4.21 No Brokers No broker, finder or similar agent has been employed by or on behalf of the Sellers, the Company or any of its Subsidiaries, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, including the Merger, for which the Company, any of its Subsidiaries or any Seller would be obligated to pay or liable.

4.22 Export Control Except as set forth on Schedule 4.22, each of the Company and its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, including, to the extent applicable, the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business. Without limiting the foregoing: (a) each of the Company and its Subsidiaries has obtained all export and import licenses, license exceptions and other Consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”); (b) each of the Company and its Subsidiaries is in material compliance with the terms of all applicable Export Approvals; (c) there are no pending Actions or, to the Company’s Knowledge, threatened in writing, claims against the Company or any of its Subsidiaries with respect to such Export Approvals; (d) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims; and (e) no Export Approvals for the transfer of export licenses to Parent, the Company or any of its Subsidiaries are required for the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, except for such Export Approvals that can be obtained expeditiously and without material cost. The Company has made available to Parent all material written correspondence with any Governmental Authority with respect to the export control classification of any product of the Company or its Subsidiaries.

4.23 Product Liability; Defects.

(a)There are no Actions commenced, brought, conducted, pending, heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel or threatened, notice of violation or investigation or other notice from, by or before any Governmental Authority relating to or involving any product of the Company or any of its Subsidiaries.

(b)There has not been, nor is there under consideration by the Company or any of its Subsidiaries, any product recall or post-sale warning of a material nature conducted by or on behalf of the Company or any of its Subsidiaries concerning any product of the Company or any of its Subsidiaries. All products of the Company and its Subsidiaries during the three-year period prior to the Agreement date materially complied and currently comply with applicable Laws, and there have not been during the five-year period prior to the Agreement Date and there are no material defects or deficiencies in any such products. Each of the products of the Company and its Subsidiaries during the five-year period prior to the Agreement Date have been in conformity in all material respects with the specifications for such product, all applicable contractual commitments and all applicable express and implied warranties. No product of the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. The Company has made available to Parent a copy of each of the standard terms or end user license agreement for each of the products of the Company and its Subsidiaries as in effect on the Agreement Date. All services provided by the Company and its Subsidiaries to any third party during the two-year period prior to the Agreement Date were performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties and all applicable services agreements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF AND MERGER SUB

Except as set forth on the applicable Parent Schedules (it being understood that any matter disclosed in any Parent Schedule shall only be deemed to be disclosed on such Parent Schedule, with respect to any other representation and warranty to which such matter’s application or relevance is reasonably apparent on the face of such disclosure and on any other Parent Schedule expressly cross referenced therein), Parent and Merger Sub represent and warrant to the Company as of the Agreement Date and as of the Closing Date as follows:
5.1 Investment Intent Parent is acquiring the shares of Common Stock as an investment for its own account and not with a view to the distribution thereof. Parent shall not sell, transfer, assign, pledge or hypothecate any of the shares of Common Stock in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

5.2 Organization and Standing Parent is a corporation duly organized under the laws of the Canton of Vaud, Switzerland and Merger Sub is a corporation duly organized under the laws of the State of Delaware, and each are duly organized, validly existing and in good standing (or similar applicable concept, if any) under the Laws of its jurisdiction of incorporation or formation. Parent is duly qualified to do business, and is in good standing (or similar applicable concept, if any) under the Laws of its jurisdiction of incorporation or formation, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Merger Sub was formed for purposes of the transactions contemplated by this Agreement and has not carried on any business other than the execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

5.3 Authority, Validity and Effect Parent and Merger Sub each has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby without obtaining any additional approvals (whether internal or third party), except for as may be required (i) under the HSR Act, (ii) by Swiss applicable Law to issue the Earnout Shares (if issuable), (iii) by SIX’s rules to list the Earnout Shares (if issuable) or (iv) by NASDAQ to issue the Earnout Shares (if issuable). The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.4 No Conflict; Required Consents.

(a)Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the provisions hereof, will: (i) conflict with or result in a breach of any provisions of the organizational documents of Parent or Merger Sub; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be subject, and that would, in any such event, prevent the consummation of the Merger; or (iii) violate any Order or Law applicable to Parent or Merger Sub or any of its properties or assets.
(b)Other than as may be required (i) under the HSR Act (ii) by Swiss applicable Law to issue the Earnout Shares (if issuable), (iii) by SIX’s rules to list the Earnout Shares (if issuable) or (iv) by NASDAQ to issue the Earnout Shares (if issuable), no Consent is required to be obtained by Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement that if not obtained would have a Material Adverse Effect on Parent or Merger Sub.

5.5 Capitalization.

(a)As of September 23, 2019, the authorized share capital of Parent consists of (i) CHF 43,276,655, divided into 173,106,620 shares of Parent Common Stock, of which 166,904,144 shares are issued and outstanding. As of September 23, 2019, there are (i) outstanding employee stock options to purchase an aggregate of 2,505,379 shares of Parent Common Stock (of which options to purchase an aggregate of 1,856,150 are exercisable) and (ii) restricted stock unit award with respect to an aggregate of 3,995,902 shares of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued and fully paid and nonassessable and all shares of Parent Common Stock that may be issued pursuant to any stock option will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid, and, in each case, are and will be free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or Liens (other than Permitted Liens).
(b)The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

5.6 SEC Documents; Undisclosed Liabilities.

(a)Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 31, 2016 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntarily basis on Form 8-K or otherwise, the “Parent SEC Documents”). Parent has delivered or made available to the Company (including through EDGAR) accurate and complete copies of the Parent SEC Documents and of all comment letters received by Parent from the Staff of the SEC since the end of Parent’s most recent fiscal year and all responses to such comment letters by or on behalf of Parent.
(b)As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a Parent SEC Document filed on or before the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)The consolidated financial statements of Parent contained in the Parent SEC Documents (the “Parent Financial Statements”) have been prepared from the books and records of Parent and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Parent Financial Statements fairly present (i) the financial position of Parent and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries for the fiscal period covered thereby

(d)Except for matters reflected or reserved against in the Parent Financial Statements, neither Parent nor any of its Subsidiaries has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice that are not material individually or in the aggregate, (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

5.7 No Financing Parent has sufficient funds presently available, and no third-party debt or equity financing is required, for Parent to deliver the Estimated Adjusted Merger Consideration in full and to consummate the transactions contemplated by this Agreement. As of the Agreement Date, Parent has no reason to believe that Parent will not be able to pay the Estimated Adjusted Merger Consideration when due in accordance with, and subject to the terms and conditions of, this Agreement.

5.8 Solvency For the moment in time after giving effect to the transactions contemplated by this Agreement, including the Merger, the Company: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its Liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable Liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred Liabilities beyond its ability to pay as they become absolute and matured.

5.9 Issuance of Parent Common Stock The shares of Parent Common Stock if issued pursuant to Section 2.15 will have been, when issued (if issuable pursuant to Section 2.15(a), including the last sentence thereof), duly authorized, validly issued and fully paid and non-assessable, and the issuance thereof will not have been subject to any preemptive or similar rights or any rights requiring Parent or their respective Affiliates to include in addition to such shares any other shares of Parent Common Stock in the Registration Statement. Except as expressly contemplated by clauses (i) and (ii) of the last sentence of Section 2.15(a), no vote of the holders of any class or series of share capital or other equity interests of Parent is necessary to adopt this Agreement or consummate the transactions contemplated hereby, including the issuance of any Earnout Shares pursuant to Section 2.15.

5.10 Legal Proceedings As of the Agreement Date, there are no Actions pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub that, if adversely decided, would prevent the consummation of the transactions contemplated by this Agreement.

5.11 No Brokers No broker, finder or similar agent has been employed by or on behalf of Parent, and no Person with which Parent has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI COVENANTS AND AGREEMENTS

6.1 Interim Operations of the Company The Company shall, and shall cause each of its Subsidiaries to, continue to conduct the business of the Company and such Subsidiary as currently conducted and as currently contemplated to be conducted, and maintain its business relationships in the ordinary and usual course consistent with its past practices. From the Agreement Date until the Closing or the earlier termination of this Agreement in accordance with Section 8.1, except as set forth on the corresponding subsection of Schedule 6.1 or as expressly contemplated by the terms of this Agreement, unless Parent has previously consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed) the Company shall not and shall not permit any of its Subsidiaries to:

(a)incur any Indebtedness or issue any long‑term debt securities or assume, guarantee or endorse such obligations of any other Person;

(b)(i) lend any money, other than reasonable advances to employees for bona fide travel and business expenses that are incurred in the ordinary course of business, (ii) make any investments in or capital contributions to, any Person, or (iii) prepay any Company Debt (except that the Company shall be permitted to use cash on hand to pay Selling Expenses);

(c)except for sales of products in the ordinary course of business consistent with past practice acquire, lease, license, transfer or dispose of, any material property or assets;

(d)(i) mortgage or encumber, or otherwise subject to or place any Lien on, any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens; or (ii) cancel, forgive, pay, satisfy or discharge any debts or loans owed to or claims held by the Company or any of its Subsidiaries;

(e)(i) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, any Liability arising otherwise than in the ordinary course of business, other than (A) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (B) the payment, discharge or satisfaction of Selling Expenses, or (ii) make any capital expenditures, capital additions or capital improvements in an amount in excess of $50,000;

(f)(i) enter into any Contracts that would constitute a Material Contract, except Contracts made in the ordinary course of business consistent with past practice for the sales of Company products or services involving an amount payable to the Company of less than $50,000 per annum pursuant to terms that do not materially deviate from the Company’s standard click-through terms and conditions for its customers, (ii) violate, terminate, amend or otherwise modify or waive any of the material terms of any Material Contract, (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company or any of its Subsidiaries in any material respect, (B) impair the ability of the Company or any of the Sellers to perform their respective obligations under this Agreement or (C) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated hereby or (iv) enter into any other material transaction not in the ordinary course of business consistent with past practice;

(g)enter into any Contracts with any Sellers, directors, officers, or Affiliates of the Company, except to the extent required by Law;

(h)except to the extent required by Law or any existing Contracts or existing Employee Plans set forth on Schedule 4.10(a), (i) enter into, adopt, materially amend or terminate any Contract or Employee Plan relating to the compensation, benefits or severance of any employee or other service-provider of the Company or any of its Subsidiaries, or (ii) grant or pay any increase in base compensation or any bonus or other incentive compensation to any employee or other service-provider, or provide any increase in benefits to any employee or other service-provider;

(i)hire or terminate the employment of any employee, or retain or terminate the engagement of any other consultant or independent contractor working within the business of the Company and its Subsidiaries (in each case, other than a termination for cause);

(j)accelerate the collection of accounts receivable or materially change the manner in which the Company or any of its Subsidiaries extends warranties, discounts or credits to customers;

(k)terminate, waive or release any material right of claim of the Company or any of its Subsidiaries;

(l)(i) initiate any Action (other than for the routine collection of bills) or (ii) settle or agree to settle any Action (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief and does not involve an admission of guilt on the part of the Company, any of its Subsidiaries or any of their respective Affiliates, directors, officers, employees, consultants or contractors);

(m)make any material change to its accounting (including Tax accounting) methods, principles or practices, except as required by GAAP;

(n)merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any business, corporation, partnership, limited liability company or any other Person or any division thereof, acquire a substantial portion of the assets of any such Person, business or division, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company, any of its Subsidiaries or the business of the Company or any of its Subsidiaries, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or enter into any negotiations, discussions or agreement for such purpose;

(o)make any amendment to any of the Company’s or any of its Subsidiaries’ Charter Documents, including their respective certificates of incorporation or bylaws (or equivalent organizational documents);

(p)declare, set aside or pay any dividends or distributions (whether in cash, shares or otherwise) or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or make any other cash payment to any of the stockholders or securityholders of the Company in their capacities as such;

(q)issue, create, authorize or sell any shares capital stock or other equity or debt interests or options, warrants, calls, stock appreciation rights, subscriptions, convertible securities or other rights to purchase or obligations to issue any shares of capital stock or other equity or debt interests of the Company or any of its Subsidiaries or split, reverse split, reclassify, combine or subdivide the shares of capital stock or other equity or debt interests of the Company or any of its Subsidiaries, other than the issuance of shares of Common Stock upon the exercise of Company Options outstanding as of the Agreement Date and disclosed on Annex IV;

(r)except as required by this Agreement, modify or change the exercise or conversion rights, or exercise or purchase prices, of any of its shares of capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of first refusal held by it or any other party or any other restrictions;

(s)assign any rights to, or grant any license under, Company-Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or licensing of Company Services and Products pursuant to the Company’s standard form(s) thereof;

(t)take any action (or fail to take any action) that results in the withdrawal, abandonment, cancellation, lapse, or expiration of any Company-Owned Intellectual Property, including any Company Registered IP (except for expiration in accordance with the statutory term);

(u)make, change or revoke any Tax election, change any Tax accounting method, file any amended Tax Return, settle or compromise any audit or other proceeding relating to Tax, enter into any closing agreement with respect to Tax, extend the statute of limitations period for the assessment or collection of Tax, or surrender any right to claim a Tax refund;

(v)add any Open Source Software to the Company Services or Products other than in the ordinary course of business consistent with past practice, or modify any such Open Source Software in a manner that subjects the Company or any of its Subsidiaries to additional conditions under the applicable licenses; or

(w)agree to take any of the actions described in clauses (a) through (w) of this Section 6.1.

6.2 Maintenance of Business The Company shall, and shall cause each of its Subsidiaries to, carry on and use commercially reasonable efforts to preserve the business of the Company and its Subsidiaries, as currently conducted, and its relationships with customers, advertisers, suppliers, employees and others with whom the Company or its Subsidiaries has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If so requested by Parent, the Company shall exercise commercially reasonable efforts to cooperate with Parent prior to the Closing for the purposes of facilitating an orderly and smooth transition of such relationships to Parent after the Closing. If the Company becomes aware of a material deterioration in the relationship of the Company or any of its Subsidiaries with any key customer, key reseller, key marketing partner, key supplier or key employee, consultant or contractor, it shall promptly bring such information to the attention of Parent in writing.

6.3 Reasonable Access; Confidentiality.

(a)From the Agreement Date until the Closing or the earlier termination of this Agreement in accordance with Section 8.1, and subject to applicable Law, the Company shall give and shall cause each of its Subsidiaries to give Parent and its representatives, upon reasonable advance notice to the Representative, reasonable access, during normal business hours, to the assets, properties, books, records, personnel, offices, financial information, and agreements of the Company and its Subsidiaries and the Company shall, and shall cause each of its Subsidiaries to, permit Parent to make such inspections (but excluding sampling or testing of the Environment without the Representative’s prior written consent not to be unreasonably withheld, conditioned or delayed) as Parent may reasonably request and to furnish Parent during such period with all such information relating to the Company and its Subsidiaries as Parent may from time to time reasonably request. The Company shall use commercially reasonable efforts to cause its and each of its Subsidiaries’ accountants and other representatives to cooperate with Parent and its representatives in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained by Parent during the pendency of the transactions contemplated hereby in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation, warranty, covenant, agreement, indemnity, obligation or condition set forth herein.

(b)Any information provided to or obtained by Parent or its representatives pursuant to Section 6.3(a) will be subject to the Nondisclosure Agreement, dated February 22, 2019 (and effective February 28, 2019), entered into by Parent or its Affiliate for the benefit of the Company (the “Confidentiality Agreement”), and must be held by Parent in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)Parent agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

6.4 Publicity Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Parent are listed, no party hereto will issue any press release or other public announcement prior to the Closing relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of, in the case of a press release or other public announcement by Parent, the Representative, and, in the case of a press release or other public announcement by the Company or any Stockholder, Parent; provided, however, that after the Closing, neither the Representative nor any Stockholder will be entitled to issue any such press release or make any such other public announcement without obtaining the prior written approval of Parent.

6.5 Records Subject to Article X, with respect to the financial books and records and minute books of the Company and its Subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, Parent shall not cause or permit their destruction or disposal without first offering to surrender them to the Representative; and (b) where there is a legitimate purpose, including an audit, assessment or reassessment of any Seller by the IRS or any other Taxing Authority or an Action involving a Seller or a claim or dispute relating to this Agreement, Parent shall allow the Sellers and their respective representatives access to such books and records during regular business hours.

6.6 Notifications The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the date hereof that would render any representation or warranty of the Company contained in Article IV, untrue or inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied prior to the Termination Date, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Ancillary Agreement such that the condition set forth in Section 7.2(b) could not be satisfied prior to the Termination Date, or (c) any Material Adverse Effect relating to the Company or any of its Subsidiaries; provided, that the delivery of any notice pursuant to this Section 6.6 shall not be deemed to amend or supplement the Schedules, affect the representations, warranties, covenants or other agreements herein, affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Parent and the other Parent Indemnitees.

6.7 Commercially Reasonable Efforts; Cooperation Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including the Merger, and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including: (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties, including obtaining Consents in connection with the Contracts listed on Schedule 4.3(a) and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority; (b) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and (d) obtaining and delivering to Parent Joinder Agreements executed by each Seller as promptly as reasonably practicable. The Company will (i) consult with Parent beforehand regarding the process for seeking Consents contemplated by this Section 6.7, (ii) provide Parent with a reasonable opportunity to review and comment in advance on the forms of such Consents, and (iii) consider in good faith any reasonable and timely comments thereto made by Parent.

6.8 HSR Each of the parties hereto shall, as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, submit all filings required by the HSR Act (the “HSR Filing”) to the DOJ and the Federal Trade Commission, as appropriate, and thereafter use reasonable best efforts to provide any supplemental information requested in connection therewith pursuant to the HSR Act and make any similar filing within, to the extent reasonably practicable, fifteen (15) Business Days with any other Governmental Authority for which such filing is required. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable antitrust and competition Laws. Each of the parties hereto shall request early termination of the applicable waiting period under the HSR Act and any other applicable antitrust and competition Laws, shall use reasonable best efforts to respond as promptly as practicable to any request for additional information made in response to such filings or in information requests made by any other Governmental Authority, shall comply as promptly as practicable with any inquiry or request made thereby, and shall cooperate to the extent reasonable under the circumstances in complying with any inquiry or request made thereby. Parent shall be responsible for the filing fees in respect of the HSR Filing and as required by all other antitrust and competition Laws of foreign countries applicable to the parties and transactions contemplated hereby. Each of the parties hereto shall: (i) promptly inform the other party upon receiving any material communication from a Governmental Authority; (ii) provide the other party with the opportunity, with reasonable advance notice and to the extent permitted by the Governmental Authority, to participate in any material meetings or discussions, either in person or by telephone, with any Governmental Authority concerning the Merger; (iii) provide the other party an opportunity to review in advance, and consider in good faith the views of the other party before submission, any proposed material written communications with any Governmental Authority concerning the Merger; and (iv) before entering into any proposed understanding, undertaking, or agreement with any Governmental Authority regarding the Merger, consult and consider in good faith the views of the other party. Each of Parent, Merger Sub, and Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 6.8 as “counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. The Company shall not, without the prior written consent of Parent, proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders; provided, that the Company shall, if directed by Parent in writing, agree to any such action that is conditioned on the consummation of the Merger.

6.9 Indemnification.

(a)For six (6) years after the Closing Date, Parent shall, and shall cause the Company and each of its Subsidiaries (and any of their respective successors that are Affiliated entities of Parent) to fulfill and honor the obligations of the Company and its Subsidiaries to their respective past and present directors and officers as of immediately prior to the Closing (the “Company Indemnified Persons”) pursuant to any exculpation, indemnification, expense advancement and/or reimbursement provisions (i) in the Charter Documents of the Company or such Subsidiary, (ii) under applicable Law and (iii) in any director and officer indemnification agreements in existence as of the Agreement Date and made available to Parent prior to the Agreement Date, in any case, in accordance with their terms. For the six (6)-year period following the Closing, such obligations shall not be amended, terminated or otherwise modified in any manner that would adversely affect the rights of the Company Indemnified Persons unless such amendment, termination or modification is required by applicable Law or approved in writing by each Company Indemnified Person.

(b)Immediately after the Closing, the Company shall purchase a six-year prepaid “tail policy” for directors’ and officers’ liability insurance, on terms and subject to conditions reasonably acceptable to Parent and the Representative under the directors’ and officers’ liability insurance policies of the Company and its Subsidiaries with respect to matters arising on or before the Closing Date (the “D&O Policy”) that provides coverage no less favorable in scope and amount to the coverage provided by such policies at such time. The full, prepaid cost of such policy shall be included in the Selling Expenses. Parent shall cause the Company to maintain such policy in full force and effect for the full term of such policy. Parent shall not, and shall cause the Company and its Subsidiaries not to, amend, terminate or otherwise modify the D&O Policy during its term.

(c)In the event that the Company, its Subsidiaries or any of their respective successors or assigns (x) consolidates, restructures, recapitalizes, merges with or into any other Person or otherwise reorganizes and is not the continuing or surviving corporation or entity of such consolidation, restructuring, recapitalization, merger or other reorganization, or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case, Parent and the Company shall make proper provision so that such successors and assigns assume all of the obligations set forth in this Section 6.9.

(d)Notwithstanding Section 11.4, the provisions of this Section 6.9 are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, the obligations of Parent and the Company and its Subsidiaries under this this Section 6.9 shall not be amended, terminated or otherwise modified in any manner that would adversely affect the rights of the Company Indemnified Persons unless such amendment, termination or modification is required by applicable Law or approved in writing by each Company Indemnified Person.

6.10 Company Debt; Release of Liens To the extent that the Company incurs or has incurred any Company Debt that remains outstanding as of the Closing, the Company shall deliver to Parent at the Closing payoff letters or similar instruments in form and substance reasonably satisfactory to Parent with respect to all Company Debt, which letters or instruments shall provide for the full payoff and discharge of all such Company Debt outstanding as of immediately prior to the Closing (including any premiums above the principal amount of such Company Debt or any accrued but unpaid interest, fees and other amounts payable in connection therewith) and the termination and release of all instruments providing for or related to such Company Debt, including any related guaranty and promissory notes, as applicable, together with evidence reasonably satisfactory to Parent, in each case, following satisfaction of the terms contained in such payoff letter. The Company shall cause all Liens (other than Permitted Liens) that exist with respect to the assets of the Company and/or of any of its Subsidiaries, if any, to be released prior to, or simultaneously with, the Closing, including documentation in form and substance reasonably satisfactory to Parent executed by each Person holding a security interest in any asset of the Company or any of its Subsidiaries as of the Closing Date terminating any and all such security interests and authorizing Parent to file or record on behalf of such Person a UCC-3 termination statement or other instruments of release or discharge following satisfaction of the terms contained in such documentation.

6.11 Selling Expenses At least three (3) days prior to the Closing Date, the Company shall deliver to Parent a final invoice, together with a written acknowledgement in a form reasonably satisfactory to Parent (each, an “Expense Acknowledgement”), pursuant to which any non-employee service provider that is entitled to any Selling Expenses acknowledges (a) the total amount of Selling Expenses that (i) has been incurred and paid to such Person prior to the Closing and (ii) has been incurred and remains payable to such Person as of the Closing and (b) that, upon payment of such remaining payable amount at the Closing, it shall be paid in full and shall not be owed any other amount by Parent, the Company, any of its Subsidiaries and/or any of their respective Affiliates.

6.12 Termination of 401(k) Plan The Company (or its Subsidiaries, as applicable) will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Parent’s reasonable review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company (or Subsidiary), effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company (or relevant Subsidiary) will have made all necessary payments to fund the contributions: (a) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (b) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (c) for any employer contributions (including, without limitation, any matching contributions) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors (or its Subsidiary’s board of directors, as applicable) so terminating any such 401(k) Plan. In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary administrative fees in connection with such termination), then the Company shall pay or provide for payment of the amount of such charges and/or fees prior to the Closing Date. Parent shall permit the employees of the Company and its Subsidiaries who continue to be so employed after the Closing with Parent or any of its Affiliates (including the Company and its Subsidiaries) to be eligible to participate (with no waiting period) in a 401(k) Plan of Parent or one of its Affiliates effective on or promptly after the Closing and shall cause such 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including participant loan notes) from 401(k) Plan maintained by the Company.

6.13 Transfer Restrictions Except for the Merger pursuant to this Agreement, the Company will not approve or consent to any, prior to the Closing, any Seller (a) directly or indirectly, transferring, selling, assigning, exchanging, pledging or otherwise disposing of or encumbering any of such Seller’s Capital Stock or Company Options, or entering into any agreement or other arrangement relating thereto, except by will, by the laws of intestacy or through the exercise of Company Options; or (b) except as already existing on the Agreement Date, directly or indirectly, granting any proxies or powers of attorney with respect to any of such Seller’s Capital Stock, depositing any of such Seller’s Capital Stock into a voting trust, or entering into a voting agreement with respect to any of such Seller’s Capital Stock.

6.14 No Solicitation During the period from the Agreement Date through the Closing or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall not, and the Company shall cause its Subsidiaries and their respective representatives not to, take any action to knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, or enter into any Contract (other than to or with Parent and its Affiliates and representatives) concerning any Acquisition Proposal. The Company shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective representatives to: (a) cease immediately and cause to be terminated, all existing discussions or negotiations with any third party conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; and (b) notify Parent promptly (but in no event later than 24 hours) after the Company or any of its Subsidiaries receives any Acquisition Proposal, or any inquiry that would reasonably be expected to lead to an Acquisition Proposal. “Acquisition Proposal” means with respect to the Company or any of its Subsidiaries, any agreement, or bona fide offer, proposal or indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any bona fide offer, proposal or indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries, or from the holders of capital stock of the Company or any of its Subsidiaries, by any Person or group of more than a 10% interest in the total outstanding equity interests of the Company or any of its Subsidiaries or voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding equity securities of the Company or any of its Subsidiaries or voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the holders of capital stock of the Company or any of its Subsidiaries immediately preceding such transaction hold securities representing less than 90% of the total outstanding equity securities or voting securities of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the fair market value of the consolidated assets of the Company in any single transaction or series of related transactions; (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend or distribution, whether of cash or other property; or (iv) any other transaction outside of the ordinary course of the business of the Company and any of its Subsidiaries, as currently conducted and as currently proposed to be conducted, the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Merger.

6.15 Section 280G.

(a)The Company shall obtain prior to the initiation of the requisite stockholder approval procedure under Section 6.15(b) below, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”) from each Person whom the Company and/or Parent reasonably believes is or could be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.15(b), and whom the Company and/or Parent believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to Parent before the Closing Date.

(b)The Company shall use its reasonable best efforts to obtain not later than one day prior to the Closing Date the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 6.15(a) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner that satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Whenever the Company becomes aware of any event prior to Closing that should be set forth in an amendment or supplement to the disclosure provided to stockholders as contemplated by Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder so that such disclosure would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly inform the Parent of such occurrence and will promptly (and in all events prior to Closing and consistent with the intent of the first sentence of this Section 6.15(b)) prepare and provide to the Company’s stockholders such amendment or supplement. Parent shall disclose to the Company the material terms of any arrangements agreed to prior to Closing that will be provided by Parent or any of its Affiliates to any “disqualified individuals” prior to the Agreement Date so that the Company may comply with its obligations under this Section 6.15(b).

(c)The form of Parachute Payment Waiver, and disclosure document and other materials to solicit any stockholder vote contemplated by Section 6.15(b), shall each be in a form reasonably acceptable to Parent. The Company shall provide to Parent at least two (2) Business Days in advance of their intended use a copy of the form of Parachute Payment Waiver and copies of all consents, disclosure documents and other materials to solicit any stockholder vote contemplated by Section 6.15(b), provide Parent with a reasonable opportunity to review and comment thereon, and consider in good faith any reasonable comments provided thereon by Parent.

6.16 Resignation of Officers and Directors The Company shall use its commercially reasonable efforts to obtain the resignations of all of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time, it being understood and agreed that, in the case of any such officer, such resignation shall represent solely such Person’s resignation from his or her official officer capacity with the Company or its applicable Subsidiary, and shall not otherwise affect such Person’s employment status with the Company or its Subsidiaries, and shall not be deemed a breach or waiver by any such person of any rights under any employment or similar agreement to which such Person is a party.

6.17 Financial Statements and Reports From the Agreement Date to the Closing Date, the Company shall furnish to Parent as soon as available, the unaudited and consolidated balance sheets and income statements of the Company and its Subsidiaries (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of such month and the results of operations during such month and for the elapsed portion of the Company’s fiscal year, in each case, setting forth comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

6.18 Stockholders’ Written Consent No later than forty-eight (48) hours following the execution and delivery of this Agreement, the Company shall deliver to Parent the Stockholders’ Written Consent and executed Joinder Agreements from Stockholders holding Common Stock and Preferred Stock (on an as converted to Common Stock basis) sufficient to constitute the Requisite Stockholder Approval.

6.19 Stock Exchange Listing If the Earnout Shares are earned pursuant to Section 2.15, Parent shall use its commercially reasonable efforts to cause the Earnout Shares to be approved for listing on NASDAQ and SIX, subject to official notice of issuance, prior to the date that the Earnout Shares are issued pursuant to Section 2.15.

6.20 Form S-3 As promptly as reasonably practicable, and in no event later than twenty-one (21) days following the date that any Earnout Shares are issued pursuant to Section 2.15 (the “S-3 Deadline), Parent shall file with the SEC, and use its commercially reasonable efforts to be declared effective as soon as reasonably practicable after filing, a shelf registration statement on Form S-3 (including any amendments or supplements, the “Registration Statement”) and the prospectus forming part of the Registration Statement covering the amount of shares equal to the Earnout Shares. Parent shall cause the Registration Statement to comply in all material respects with the requirements of the Securities Act and the Exchange Act, respectively. Parent shall provide the Representative with (i) a reasonable opportunity to review and comment on the Registration Statement and any amendments or supplements thereto (which comments shall be considered in good faith) prior to filing, and (ii) copies of any written comments, and any oral comments, that it or its counsel receives from the SEC or its Staff with respect to the Registration Statement promptly after receipt thereof, and any written or oral responses thereto. Parent shall use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement for a period of six months after the date that any Earnout Shares are issued pursuant to Section 2.15. The Representative, on behalf of the holders of Outstanding Common Shares, shall provide all information concerning the holders of Outstanding Common Shares reasonably requested by Parent in connection with the preparation and filing of the Registration Statement (including in reflecting any comments received from the SEC or its Staff in connection with the Registration Statement). Notwithstanding anything in this Section 6.20 to the contrary, if by the S-3 Deadline Parent’s auditors do not provide any consent or opinion required to be included in the Registration Statement (with Parent using commercially reasonable efforts to obtain such consent or opinion from such auditor as promptly as possible), Parent shall not be required to file the Registration Statement by the S-3 Deadline, but shall be required to file the Registration Statement as promptly as reasonably practicable after receipt of such consent and opinion from Parent’s auditor (with Parent continuing to use commercially reasonable efforts to obtain such consent and opinion as promptly as possible).

6.21 No Other Parent Representations The Company, the Representative and each Seller hereby acknowledges and agrees that the consummation of the transactions contemplated hereby, including the Merger, are not done in reliance on any representation or warranty by, or information from, Parent, Merger Sub or any of its Affiliates, directors, officers, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article V (as modified by the Parent Schedules), and the Company, the Representative and each Seller acknowledges that Parent and Merger Sub and all of their Affiliates expressly disclaim any other representations and warranties.

6.22 Independent Investigation; No Other Company Representations Each of Parent and Merger Sub hereby acknowledges and agrees that (i) the consummation of the transactions contemplated hereby by Parent and Merger Sub, including the Merger, are not done in reliance on any representation or warranty by, or information from, the Company or any of its Affiliates, directors, officers, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV (as modified by the Schedules), (ii) the Company and all of its Affiliates expressly disclaim any other representations and warranties, (iii) in connection with its decision to enter into this Agreement and the Ancillary Agreements, Parent and Merger Sub and their respective representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and its Subsidiaries as desired by them and have relied upon their own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and its Subsidiaries, as well as the terms and provisions of this Agreement and the and the Ancillary Agreements, including those representations and warranties made by the Company specifically and expressly set forth in Article IV (as modified by the Schedules), (iv) except as is set forth in Article IV (as modified by the Schedules), the Company has not made any representations or warranties to Parent or Merger Sub regarding the projections or forecasts delivered to or made available to Parent, Merger Sub and/or their respective representatives of future revenues, future results of operations, future cash flows or the future financial condition of the Company (on a consolidated basis). Notwithstanding the foregoing, nothing in this Section 6.22 shall limit in any respect any remedy of Parent or any other Parent Indemnitees under, and in accordance with, the express terms and provisions of this Agreement.

ARTICLE VII CONDITOINS TO CLOSING

7.1 Conditions to Obligations of the Company and the Sellers The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver in accordance with Section 11.8 (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)The representations and warranties of Parent and Merger Sub set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(b)Parent must have performed and complied with in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act or any applicable antitrust and competition Laws of foreign countries to the extent set forth on Schedule 7.2(c) will have expired or been terminated.

(d)None of the parties hereto will be subject to any Law then in effect enacted, issued, promulgated by a Governmental Authority of competent jurisdiction or any Order of a court of competent jurisdiction, in each case, enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(e)There shall not have been any Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, between the Agreement Date and the Closing that still constitutes a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, as of the Closing Date.

(f)Prior to or at the Closing, Parent shall deliver, or cause to be delivered, the following items:

(i)A counterpart to each Ancillary Agreement that Parent and/or Merger Sub is party to shall have been executed by Parent and/or Merger Sub, as applicable, and delivered to the Company; and
(ii)A certificate of an officer of Parent, given by him or her on behalf of Parent and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(e) have been satisfied, to the Company.

7.2 Conditions to Obligations of Parent and Merger Sub The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)The representations and warranties of the Company contained in Section 4.1(a)-(c), Section 4.2, and Section 4.21 shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifications contained therein) at and as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except (x) in the case of Section 4.2, for de minimis inaccuracies and (y) to the extent expressly made as of an earlier date, in which case, as of such date). The other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b)The Company must have performed and complied with in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act or any applicable antitrust and competition Laws of foreign countries to the extent set forth on Schedule 7.2(c) will have expired or been terminated.

(d)None of the parties hereto will be subject to any Law then in effect enacted, issued, promulgated by a Governmental Authority of competent jurisdiction or any Order of a court of competent jurisdiction, in each case, enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(e)There shall not have been any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, between the Agreement Date and the Closing that still constitutes a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, as of the Closing Date.

(f)The Employment Offer Letter and Non-Competition Agreement of each of the Key Employees and the Specified Employees, respectively, shall continue to be in full force and effect as of the Closing and no Key Employee shall have provided notice of termination of his or her employment with the Company or any of its Subsidiaries. No fewer than [***]% of those Company employees listed on Schedule 7.2(f) (the “Employee Threshold”) shall be employed by the Company immediately prior to the Closing and shall have accepted an offer of continued employment with the Company, Parent or an Affiliate of the Company or Parent, as applicable, in a writing signed by such employees and delivered to Parent (such continuing employees, the “Continuing Employees”). None of the Key Employees shall have, and no more than [***]% of the Company employees listed on Schedule 7.2(f) shall have, revoked or rescinded their acceptances of the offer of continued employment from the Company, Parent or an Affiliate of the Company or Parent, as applicable.

(g)At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following items:

(i)The payoff letters with respect to the Company Debt and any necessary UCC authorizations or other releases as may be reasonably required or as set forth in such payoff letters to evidence the satisfaction of such Company Debt following the satisfaction of the terms contained in each such payoff letter, in each case, in accordance with Section 6.10;

(ii)A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of the Company in Delaware;

(iii)A certificate from an officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that, with respect to the Company, the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied;

(iv)Original corporate record books and stock or equity record books, as applicable, of the Company and each of its Subsidiaries to the extent possessed by a third party other than the Company and its Subsidiaries as of the Closing;

(v)An affidavit issued to Parent by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five‑year period ending on the Closing Date, in form and substance reasonably satisfactory to Parent;

(vi)Duly executed copies of all Consents set forth on Schedule 7.2(g)(vi) and Schedule 4.3(b), in each case in form and substance reasonably satisfactory to Parent;

(vii)Evidence reasonably satisfactory to Parent that all Liens on the assets of the Company and its Subsidiaries (other than Permitted Liens) will have been released in full following the satisfaction of the terms contained in the documentation with respect to the release of such Liens, in each case, in accordance with Section 6.10;

(viii)A true, correct and complete copy of resolutions adopted by the Company’s board of directors providing for the termination of the Company’s 401(k) Plan as contemplated by Section 6.12.

(ix)The Spreadsheet in a form reasonably satisfactory to Parent;

(x)The Expense Acknowledgements;

(xi)The Stockholders’ Written Consent;

(xii)The Estimated Closing Statement;

(xiii)Duly executed Joinder Agreements from Sellers holding at least [***]% of the Fully Diluted Common Shares (including the Founder Stockholder) and [***]% of the Outstanding Series B Shares;

(xiv)Each Promised Optionholder shall have executed and delivered to the Company and Parent a waiver and acknowledgement in the form attached hereto as Exhibit G (the “Promised Option Bonus Letter and Release”), which amounts payable thereunder shall constitute Selling Expenses under this Agreement;

(xv)A waiver and acknowledgement in the form attached hereto as Exhibit H (the “Founder Acknowledgement”) from each of the Founders and the Founder Stockholder; and

(xvi)A counterpart to each Ancillary Agreement that the Company and/or the Representative is party to shall have been duly executed by the Company and/or the Representative, as applicable, and delivered to Parent.

7.3 Frustration of Closing Conditions No party hereto may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 6.7.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1 Termination Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Parent and the Company;

(b)by Parent or the Company, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to December 31, 2019 or such later date, if any, as Parent and the Company agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to any party hereto whose material breach of any provision of this Agreement is the primary cause of the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c)by Parent or the Company, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Law then in effect or issued an Order or any other action permanently enjoining, restraining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, in each case, such that the closing conditions set forth in Section 7.1(d) and Section 7.2(d) would not be satisfied, and such Law or Order has become final and non‑appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any party hereto whose material breach of Section 6.8 of this Agreement is the primary cause of such failure of such closing conditions to be satisfied;

(d)by the Company if: (i)  Parent has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent, as applicable, such that the closing condition set forth in Section 7.1(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Parent contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(d), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Parent by the Termination Date; or

(e)by Parent if: (i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(e), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Company by the Termination Date.

8.2 Effect of Termination In the event of termination of this Agreement pursuant to Section 8.1 by either Parent or the Company, this Agreement will become void and have no further effect, without any liability or obligation on the part of Parent, the Company, the Sellers or the Representative, other than the provisions of Section 6.3(b), Section 6.3(c), Section 6.4, this Section 8.2, and Article XI, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party hereto from any liability for any intentional, knowing and material pre‑termination breach by such party of its material covenants or agreements set forth in this Agreement.

ARTICLE IX
REMEDIES

9.1 Survival The representations, warranties, covenants and agreements of the Sellers and the Company contained in this Agreement (including the Schedules, the Parent Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 9.1. The representations, warranties, covenants and agreements of Parent and Merger Sub shall terminate at the Closing, other than those representations and warranties that are forward looking and those covenants and agreements that by their terms are required to be performed after the Closing. The obligations to indemnify, defend and hold harmless a Parent Indemnitee in respect of a breach of representation or warranty, covenant or agreement under this Article IX shall terminate on the applicable survival expiration date (as set forth in this Section 9.1), except that, notwithstanding anything to the contrary contained herein, if a Claim Notice has been delivered in accordance herewith prior to the expiration of the applicable period set forth below, such obligations shall continue with respect to the Claim that is the subject of such Claim Notice until the final resolution and satisfaction of such claim in accordance with the provisions of this Article IX, and the Seller Indemnitors shall indemnify, defend and hold harmless the Parent Indemnitees for all Losses incurred in respect of such Claim (subject to any applicable limitations herein).

(a)All covenants and agreements of the Company and the Sellers contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) that (i) contemplate performance thereof prior to the Closing will survive the Closing until [***], and (ii) contemplate performance thereof following the Closing will survive the Closing until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their respective terms.

(b)The representations and warranties of the Company contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto), other than the Fundamental Representations, the Seller Representations and the IP Representations, will survive the Closing until [***].

(c)The Fundamental Representations and the Seller Representations will survive the Closing until [***].
(d)The representations and warranties in Section 4.13 (the “IP Representations”) will survive the Closing until [***].

(e)Any Claim for indemnification brought by Parent on account of Fraud or intentional misrepresentation by the Company (whether on the part of the Company or its Subsidiaries, or through any officer, director or other employee of the Company or any of its Subsidiaries, in their capacities as such) (“Company Fraud”) will survive the Closing Date until [***].

(f)Any Claim for indemnification brought by Parent on account of Fraud or intentional misrepresentation by a Seller (or through any officer, director or other employee of such Seller, if applicable, in their capacities as such) relating to the Company or any equity securities or Indebtedness of the Company (“Seller Fraud”) will survive the Closing Date until [***].

For avoidance of doubt, the parties agree the [***] under this Agreement and the Ancillary Agreements shall not be deemed to mean [***].
9.2 Indemnification by the Sellers Subject to the limitations set forth in this Article IX (including the provisions of Section 9.1), from and after the Closing, each of the Sellers (together with their respective successors, assigns and heirs, each, a “Seller Indemnitor”) will, on a several, but not joint, basis (based on such Seller Indemnitor’s Indemnity Pro Rata Share, except as otherwise expressly provided in Section 9.2(c), Section 9.2(h) and Section 9.4(e)), indemnify, defend and hold harmless Parent and their Affiliates, successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of Parent and their Affiliates and their heirs and personal representatives (collectively, the “Parent Indemnitees”) from and against, and will pay to the Parent Indemnitees the amount of, any and all losses, Liabilities, claims, damages, penalties, fines, interest, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees and other reasonable professional and expert fees), court costs and disbursements (collectively, “Losses”), whether or not arising from claims, demands, assertions of liability, assessments, Taxes or Actions, that are paid, sustained, suffered or actually incurred by any of the Parent Indemnitees following the Closing as a result of or arising from:
(a)any breach of or inaccuracy in the representations and warranties of the Company contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or any Ancillary Agreement, as of the Agreement Date or as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case as of such specified date or dates); provided, that for the purposes of this clause (a), qualifications as to material, materiality or Material Adverse Effect contained in such representations and warranties shall be given effect for determining whether a breach or inaccuracy of such representations and warranties has occurred, but shall not be given effect for purposes of calculating any Losses relating thereto;

(b)any breach of the covenants or agreements of the Company arising prior to or as of the Closing contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or any Ancillary Agreement;

(c)solely with respect to such Seller, (i) any breach of or inaccuracy in the Seller Representations of such Seller; provided, that for the purposes of this clause (c), qualifications as to material, materiality or Material Adverse Effect contained in such Seller Representations shall be given effect for determining whether a breach or inaccuracy of such Seller Representations has occurred, but shall not be given effect for purposes of calculating any Losses relating thereto, and/or (ii) any breach of the covenants or agreements of such Seller, in each case of clauses (i) and (ii) contained in the Joinder Agreement or any other Ancillary Agreement, as of the Closing Date, and/or (iii) any Seller Fraud committed by such Seller. For the avoidance of doubt, no Seller shall have any obligation to indemnify, defend and hold harmless any Parent Indemnitee in connection with any breach of or inaccuracy in the Seller Representations of any other Seller, any breach of the covenants or agreements of any other Seller, or any Seller Fraud committed by any other Seller;

(d)any Company Fraud occurring as of or prior to the Closing;

(e)the failure of any item set forth in the Spreadsheet to be accurate, true and correct in all respects as of the Closing;

(f)(i) any claim or Action by any Person that was a holder prior to the Effective Time of shares of Capital Stock or Company Options or of any rights granted by the Company to acquire Capital Stock or Company Options or other securities of the Company or any of its Subsidiaries that (x) relates to the Merger or any of the other transactions contemplated by this Agreement, or (y) arises out of facts or circumstances existing prior to the Closing, including (I) appraisal rights or dissenters’ rights actions, (II) claims in connection with the documents delivered in accordance with Section 3.2, any amendment or supplement thereto or any subsequent notices related thereto delivered to Sellers before the Effective Time, (III) claims arising out of the authorization, execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, and (IV) claims alleging violations of fiduciary duty by the officers or directors of the Company, and (ii) any amount payable in respect of claims of appraisal rights or dissenters’ rights actions with respect to shares of Capital Stock in connection with the Merger;

(g)any Company Debt or Selling Expenses outstanding as of immediately prior to the Closing that is not satisfied by the Company at or prior to the Closing or otherwise taken into account in the calculation of the Adjusted Merger Consideration as finally determined pursuant to Section 2.11;

(h)solely with respect to the Founder Stockholder and Founders, any Liability resulting or arising from, or in connection with, the Founder Shares, including any claims of ownership of the Founder Shares, any claims for consideration hereunder relating to the Founder Shares or any claims by any Person relating to any representations, warranties, covenants or agreements regarding the ownership, right to control, right to encumber or otherwise relating to the Founder Shares;

(i)any Pre-Closing Taxes, including any sales or use Taxes; and

(j)any Liability resulting from or in connection with the classification by the Company or any of its Subsidiaries of any current or former employee of the Company or any of its Subsidiaries as an “independent contractor” or a “consultant” for Tax, benefits, wage, labor or any other purposes under any applicable Law.

9.3 Exclusive Remedy The parties hereto agree that, from and after the Closing, the sole and exclusive remedies of the Parent Indemnitees for any Losses based upon, arising out of or otherwise in respect of the matters contemplated by Section 9.2, whether based in contract, tort, equity or Law, are the indemnification, reimbursement and other obligations of the parties set forth in Article II or this Article IX. The provisions of this Section 9.3 shall not, however, prevent or limit a cause of action under Section 9.6 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof.

9.4 Limitations on Indemnification Payments to Parent Indemnitees Notwithstanding anything in this Agreement to the contrary, the right of the Parent Indemnitees to indemnification is subject to the following:

(a)No Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, seek recourse against, and no Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, recover from any Seller Indemnitor any Losses pursuant to Section 9.2 (other than in respect of Seller Fraud committed by such Seller Indemnitor) to the extent such Losses (taking into account such Seller Indemnitor’s portion of any distribution (or final holdback) from the Escrow Amount made to the Parent Indemnitees in satisfaction of claims hereunder and all other amounts recovered from such Seller Indemnitor by the Parent Indemnitees with respect to indemnified claims hereunder) exceed in the aggregate [***] (for each Seller Indemnitor, his, her or its “Cap”). To the extent such Losses pursuant to Section 9.2 (other than in respect of Seller Fraud committed by such Seller Indemnitor) exceed such Seller Indemnitor’s Cap in the aggregate, the parties agree that no Parent Indemnitees shall have any rights to pursue any claims against such Seller Indemnitor for amounts in excess of such Seller Indemnitor’s Cap. Notwithstanding anything in this Agreement to the contrary, including the immediately two prior sentences of this Section 9.4(a), in the case of claims for indemnification with respect to Company Fraud or Seller Fraud, the Seller Indemnitor who committed such Company Fraud (if any) or such Seller Fraud shall be liable for all of the Losses resulting therefrom without any limitation or cap.

(b)No Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, seek recourse against, and no Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, recover from any Seller Indemnitor any Losses pursuant to Section 9.2(a) as a result of or arising from any breach or inaccuracy of any representations of the Company (other than the Fundamental Representations, the Seller Representations or IP Representations) (the “General Representations”) to the extent such Losses exceed in the aggregate [***]. To the extent such Losses pursuant to Section 9.2(a) with respect to the General Representations exceed in the aggregate [***], the parties agree that no Parent Indemnitees shall have any rights to pursue any claims against such Seller Indemnitor pursuant to Section 9.2(a) with respect to the General Representations for amounts in excess of [***] in the aggregate.

(c)No Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, seek recourse against, and no Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, recover from any Seller Indemnitor any Losses pursuant to Section 9.2(a) as a result of or arising from any breach or inaccuracy of any General Representations unless the aggregate of all indemnifiable Losses pursuant to Section 9.2(a) as a result of or arising from any breach or inaccuracy of any General Representations exceed in the aggregate $[***] (the “Threshold”), and then from dollar one. If such Losses pursuant to Section 9.2(a) with respect to the General Representations do not exceed in the aggregate the Threshold, the parties agree that no Parent Indemnitees shall have any rights to pursue any claims against any Seller Indemnitor pursuant to Section 9.2(a) with respect to the General Representations until such Losses pursuant to Section 9.2(a) with respect to the General Representations in the aggregate exceed the Threshold, and then the Parent Indemnitees shall have the right to pursue and recover such Losses from dollar one.

(d)No Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, seek recourse against, and no Parent Indemnitee shall be entitled to, and Parent shall not, and shall cause the Parent Indemnitees not to, recover from any Seller Indemnitor any Losses pursuant to Section 9.2(a) as a result of or arising from any breach or inaccuracy of any IP Representations to the extent such Losses (taking into account such Seller Indemnitor’s portion of any distribution (or final holdback) from the Escrow Amount made to the Parent Indemnitees in satisfaction of claims hereunder and all other amounts recovered from such Seller Indemnitors by the Parent Indemnitees with respect to indemnified claims hereunder) exceed in the aggregate [***]. To the extent such Losses pursuant to Section 10.2(a) with respect to the IP Representations exceed [***] in the aggregate, the parties agree that no Parent Indemnitees shall have any rights to pursue any claims against such Seller Indemnitor for amounts in excess of [***].

(e)In the case of claims for indemnification pursuant to clause (iii) of Section 9.2(c) and/or pursuant to Section 9.2(d), the Seller Indemnitor who committed such Seller Fraud and/or who committed such Company Fraud, as applicable, shall, subject to the applicable limitations expressly set forth in this Article IX, be liable for all of the Losses resulting therefrom without any limitation or cap and, in the case of a claim for indemnification pursuant to Section 9.2(c), no other Seller Indemnitor shall have any liability therefor. In the case of claims for indemnification pursuant to Section 9.2(h), the Founder Stockholder, shall, subject to the applicable limitations expressly set forth in this Article IX, be liable for Losses resulting therefrom subject to the Founder Stockholder’s Cap and no other Seller Indemnitor shall have any liability therefor; provided, however, in the event any portion of the Adjusted Merger Consideration actually received by or on behalf of the Founder Stockholder is distributed among some or all of the Founders, each Founder shall have several and not joint liability for Losses pursuant to Section 9.2(h) in proportion to such Founder’s distribution of such portion of the Adjusted Merger Consideration actually received by or on behalf of the Founder Stockholder.
(f)The Parent Indemnitees’ right to indemnification pursuant to Section 9.2 on account of any Losses will be reduced by all insurance proceeds actually received by the Parent Indemnitees from any insurance policy (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums, in each case, that have occurred as a result of or in connection with the applicable Loss indemnifiable hereunder) and any indemnity, contribution or other similar agreements. Notwithstanding the foregoing, in no event shall Parent or any Parent Indemnitees be required to claim or recover any Losses suffered by the Parent Indemnitees under any insurance policies of the Company, Parent or any of their respective Subsidiaries or any indemnity, contribution or other similar agreements. The Parent Indemnitees shall remit to the Paying Agent for the benefit of the Sellers any proceeds or recoveries that are paid to the Parent Indemnitees pursuant to such insurance policies and such indemnity, contribution or other similar agreements with respect to Losses for which the Parent Indemnitees have been previously compensated pursuant to Section 9.2 (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums, in each case, that have occurred as a result of or in connection with the applicable Loss indemnifiable hereunder). Notwithstanding anything to the contrary herein, the Parent Indemnitees shall comply with applicable Law with regards to mitigating any Losses.

(g)The Parent Indemnitees will not be entitled to indemnification pursuant to Section 9.2 for punitive damages except to the extent that punitive damages have been awarded and paid to a third party in any Third Party Claim.

(h)The Parent Indemnitees right to indemnification pursuant to Section 9.2 on account of any Losses will be reduced by the amount of any reserve or provision properly reflected in the Final Working Capital, as finally determined pursuant to Section 2.11(e), to the extent such Loss directly relates to such reserve or provision. No indemnity may be sought hereunder in respect of any Loss to the extent any such Loss is reflected in the calculations of the Adjusted Merger Consideration (as finally determined pursuant to Section 2.11(e)).

(i)Subject to the limitations set forth in this Article IX and except for the rights of the Company Indemnified Persons pursuant to Section 6.9, notwithstanding any other provisions of this Agreement to the contrary: (i) no Seller Indemnitor will have any right of indemnification, contribution or right of advancement from Parent, the Company or any other Parent Indemnitee with respect to any portion of any Losses that are indemnifiable by any Seller Indemnitor under this Article IX; and (ii) the rights and remedies of the Parent Indemnitees after the Closing shall not be limited by (A) any investigation made, disclosure received, or knowledge obtained, by or on behalf of any Parent Indemnitee prior to the Closing regarding any matter or (B) any waiver by Parent of any condition to the Closing related thereto.

(j)No Parent Indemnitee shall be entitled to be compensated more than once for the same Loss.

(k)With respect to any claim for indemnification pursuant to Section 9.2 and subject to the limitations set forth in this Section 9.4, the obligation to pay the Losses to the applicable Parent Indemnitee shall be satisfied (i) first, by Seller Indemnitors to the extent recovery is available from the Escrow Funds and the Holdback Shares (using a value per share equal to the Parent Market Price), with the allocation of cash from the Escrow Funds and Holdback Shares based on the pro rata amount of cash and shares of Parent Common Stock that each such Seller Indemnitor received pursuant to this Agreement, and (ii) thereafter, each Seller Indemnitor shall, within ten (10) Business Days following the obligation of such Seller Indemnitor to pay such Losses to such Parent Indemnitee pursuant to Section 9.5, directly pay such remaining unpaid portion of such Losses to such Parent Indemnitee in accordance with its Indemnity Pro Rata Share; provided, that, with respect to any holder of Outstanding Common Shares, Parent shall have the right to offset against any Earnout Shares otherwise issuable by Parent to such holder pursuant to Section 2.15  any amounts owed to any Parent Indemnitee by such holder in its capacity as a Seller Indemnitor under this Article IX based on the Parent Market Price; provided, further, that with respect to the Founders and the Founder Stockholder, Parent shall have the right to recover any amounts owed to any Parent Indemnitee by any Founder or the Founder Stockholder pursuant to Section 9.2(h) from the Founder Escrow Funds.

(l)Notwithstanding anything to the contrary in this Agreement, the Seller Indemnitors shall not be liable for (i) any Taxes of the Company and its Subsidiaries incurred on the Closing Date after the Closing that are outside the ordinary course of business of the Company or any of its Subsidiaries consistent with past practices and any Taxes attributable to the post-Closing period (other than with respect to the representations contained in Section 4.5(c), (d), (e), (f) and (m)) (ii) any Taxes that have been reflected as a negative adjustment in the calculation of the Final Working Capital, (iii) the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company or its Subsidiaries (e.g., net operating loss or net operating carryforward), to the extent such assets or attributes are relevant to the ability of the Parent, the Company or its Subsidiaries, or any of its Affiliates to utilize such Tax assets or Tax attributes after the Closing, or (iv) any Taxes resulting from an election made under Code Section 338 or under any comparable provisions of any other state, local or foreign laws with respect to the Merger.

9.5 Procedures.

(a)Notice of Losses by Parent Indemnitee.

(i)Claims with Determinable Losses. Subject to the limitations set forth in this Article IX, if any Parent Indemnitee believes in good faith that it has a claim for indemnification pursuant to Section 9.2 (a “Claim”), the amount of which is then known or can reasonably be estimated by Parent, then Parent shall, as soon as reasonably practicable after it actually becomes aware of such Claim, notify the Representative by means of a written notice (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Fund) describing the Claim in reasonable detail and setting forth Parent’s good faith calculation of the Losses paid, sustained, suffered or incurred by the applicable Parent Indemnitee with respect thereto (a “Claim Notice”). The failure by Parent to promptly deliver a Claim Notice under this Section 9.5(a)(i) will not adversely affect the applicable Parent Indemnitee’s right to indemnification pursuant to Section 9.2, except to the extent (and only to the extent) the Representative or any of the Seller Indemnitors are materially prejudiced thereby in terms of the amount of Losses for which the Seller Indemnitors are obligated to indemnify the Parent Indemnitees. If, by the thirtieth (30th) day following receipt by the Representative of a Claim Notice (the “Dispute Period”), Parent has not received from the Representative notice in writing that the Representative objects to the Claim (or the amount of Losses set forth therein) asserted in such Claim Notice (a “Dispute Notice”), then (A) the Representative (on behalf of the Seller Indemnitors) shall be conclusively deemed to have consented to the recovery by the applicable Parent Indemnitees of the full amount of Losses specified in the Claim Notice and (B) the Representative and Parent shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Parent from the Escrow Funds and, if applicable, the Founder Escrow Funds, the amount of Losses specified in the Claim Notice, subject to the provisions contained in this Article IX.

(ii)Claims without Determinable Losses. Subject to the limitations set forth in this Article IX, if any Parent Indemnitee believes in good faith that it has a Claim, the amount of which cannot reasonably be determined or reasonably estimated by Parent, then Parent shall, as soon as reasonably practicable after it actually becomes aware of such Claim, notify the Representative by means of a Claim Notice (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Fund) that contains the information required by Section 9.5(a)(i) (other than a good faith calculation of the Losses paid, sustained, suffered or incurred) and a good faith estimate, if reasonably practicable, of Parent’s calculation of the Losses paid, sustained, suffered or incurred or that may be paid, sustained, suffered or incurred by the applicable Parent Indemnitee with respect thereto. The failure by Parent to promptly deliver a Claim Notice under this Section 9.5(a)(ii) will not adversely affect the applicable Parent Indemnitee’s right to indemnification pursuant to Section 9.2, except to the extent (and only to the extent) the Representative or any Seller Indemnitor is materially prejudiced thereby in terms of the amount of Losses for which the Seller Indemnitors are obligated to indemnify the Parent Indemnitees. If Parent has not received a Dispute Notice from the Representative within the Dispute Period, then (A) the Representative (on behalf of the Seller Indemnitors) shall be conclusively deemed to have consented to the recovery by the applicable Parent Indemnitees of the full amount of Losses specified in the Claim Notice and (B) the Representative and Parent shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Parent from the Escrow Funds and, if applicable, the Founder Escrow Funds, the amount of Losses specified from time to time as the amount of any such Claim becomes known, subject to the provisions contained in this Article IX.

(iii)Disputes. If the Representative timely delivers a Dispute Notice to Parent within the Dispute Period (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Fund), Parent and the Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Parent Indemnitees are entitled to indemnification hereunder on account of such Claim. If Parent and the Representative are able to reach agreement within thirty (30) days after Parent receives such Dispute Notice, then the Representative and Parent shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Parent from the Escrow Funds and, if applicable, the Founder Escrow Funds, an amount in accordance with such agreement. If Parent and the Representative are unable to reach agreement within thirty (30) days after Parent receives such Dispute Notice, then either Parent or the Representative may resort to other legal remedies in accordance with Section 11.12, subject to the limitations set forth in this Article IX. For all purposes of this Article IX (including those pertaining to disputes under this Section 9.5 and the substantiation of Claims set forth in any Claim Notice), Parent and the Representative shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required and reasonably requested in connection with the resolution of such disputes and/or the substantiation of Claims set forth in any Claim Notice.
(b)Third Party Claims. Parent shall determine and conduct the investigation, defense and the settlement, adjustment or compromise of any claim by a third party against any Parent Indemnitee (a “Third Party Claim”), and all Losses incurred by Parent as a result of such Third Party Claim, shall constitute Losses for which the Parent Indemnitees shall obtain indemnification for hereunder if it is ultimately determined that such Third-Party Claim itself is indemnifiable under Section 9.2 (subject to the express limitations set forth in this Article IX). No settlement, adjustment, compromise or entry of judgment shall be determinative of the existence or amount of Losses relating to any matter indemnifiable under Section 9.2, except for any such settlement, adjustment, compromise or entry of judgement entered into or agreed to with the prior written consent of the Representative (on behalf of the Seller Indemnitors). In the event that the Representative has consented in writing to any such settlement, adjustment, compromise or entry of judgement, neither the Representative nor any Seller Indemnitors shall have any power or authority to object under any provision of this Article IX to the amount of any Claim by or on behalf of any Parent Indemnitee against the Escrow Fund or the Seller Indemnitors in accordance with the provisions of this Article IX for indemnification with respect to the existence and amount of Losses consented to by the Representative (on behalf of the Seller Indemnitors) in connection with such settlement, adjustment, compromise or entry of judgement.

(c)Representative Participation. The Representative shall have the right to receive copies of all pleadings, notices and other written communications with the third party claimant or its counsel with respect to the Third Party Claim and may participate (with its own counsel and at the expense of the Seller Indemnitors, which cannot be satisfied from Escrow Funds) in, but not determine, the conduct of the defense of the Third Party Claim or settlement, adjustment or compromise negotiations with respect to the Third Party Claim. Parent shall have the right, in its sole discretion, to determine the conduct of the defense of the Third Party Claim or the settlement, adjustment or compromise thereto.

(d)Other Releases of Escrow Funds.  All Escrow Funds and all Holdback Shares (other than Escrow Funds and Holdback Shares (based on the Parent Market Price), on a pro rata basis as between the aggregate value of the Escrow Funds and the Holdback Shares (based on the Parent Market Price), reasonably necessary to satisfy any and all unresolved or disputed Claims set forth in any then pending Claim Notices) shall be released to the Sellers (or the Surviving Corporation on behalf of the holders of Eligible Options), in each case, in accordance with (x) with respect to such Escrow Funds, their respective Pro Rata Shares, and (y) with respect to such Holdback Shares, their respective Earnout Pro Rata Shares, in each case of (x) and (y), as set forth in the Spreadsheet, within five (5) Business Days of [***] (the “Escrow Release Date”) in accordance with this Agreement and the Escrow Agreement.  With respect to amounts delivered to the Company (on behalf of the holders of Eligible Options) pursuant to this Section 9.5(d), Parent shall pay, or shall cause one or more of its Affiliated entities to pay, such amounts to such holders (less applicable withholding and any applicable social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by or imposed upon Parent (or any of its Affiliated entities) or for which Parent (or any of its Affiliated entities) may otherwise be liable, as a result of or with respect to or attributable to, any such payment), in accordance with this Agreement and the Escrow Agreement, as promptly thereafter as reasonably practicable, but in no event later than thirty (30) days following the date on which Parent receives such amounts from the Escrow Agent, through the payroll of Parent or its Affiliated entities.  Any portion of the Escrow Fund held by the Escrow Agent or any shares of Parent Common Stock held by the Parent as Holdback Shares following the Escrow Release Date with respect to any unresolved or disputed Claims that are not awarded to a Parent Indemnitee upon the resolution of thereof shall be released to the Sellers (or the Surviving Corporation on behalf of holders of Eligible Options) reasonably promptly thereafter, in each case, in accordance with (x) with respect to such Escrow Funds, their respective Pro Rata Shares, and (y) with respect to such Holdback Shares, their respective Earnout Pro Rata Shares, in each case of (x) and (y), as set forth in the Spreadsheet and in accordance with this Agreement and the Escrow Agreement.

(e)Other Releases of Founder Escrow Funds. All Founder Escrow Funds and Founder Earnout Shares (other than Founder Escrow Funds reasonably necessary to satisfy any and all unresolved or disputed Claims set forth in any then pending Claim Notices pursuant to Section 9.2(h)) shall be released to the Founder Stockholder, as set forth in the Spreadsheet, on [***] (the “Founder Escrow Release Date”) in accordance with this Agreement and the Escrow Agreement.  Any portion of the Founder Escrow Fund held by the Escrow Agent following the Founder Escrow Release Date with respect to any unresolved or disputed Claims that are not awarded to a Parent Indemnitee upon the resolution of thereof shall be released to the Founder Stockholder.

9.6 Specific Performance Each party’s obligations under this Agreement are unique. If any party hereto should breach its covenants or agreements under this Agreement, the parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party hereto expressly agrees not to assert and waives the defense that a remedy in damages will be adequate and any requirement under any applicable Law to post security or provide indemnity as a prerequisite to obtaining equitable relief. Notwithstanding anything in this Agreement to the contrary, any Parent Indemnitee’s failure to obtain or seek recovery of any Losses pursuant to this Article IX or any adjustment pursuant to Section 2.11 against any Seller shall not be deemed to be a waiver of any Parent Indemnitee’s rights against such Seller or against any other Seller, or constitute grounds for such Seller or any other Seller to dispute, avoid or otherwise breach its obligations hereunder.

9.7 Obligations of Sellers Notwithstanding anything herein to the contrary, in the event that any Seller fails to execute a Joinder Agreement prior to the final resolution of any Loss, then, upon the execution by such Seller of a Joinder Agreement following the final resolution of any such Loss, such Seller shall be responsible for its Indemnity Pro Rata Share of any such finally resolved Loss.

9.8 Adjustment to Consideration All indemnification payments made pursuant to this Article IX will be treated as an adjustment to the purchase price in connection with the Merger for all Tax purposes, unless otherwise required by applicable Law.

ARTICLE X
TAX MATTERS

10.1 Cooperation; Audits; Tax Returns.

(a)In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax Liabilities imposed on the Company or any of its Subsidiaries for all Tax periods (or portion of a Straddle Period) ending on or before the Closing Date (“Pre‑Closing Tax Periods”), Parent, on the one hand, and the Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes.

(b)The Representative shall prepare, or cause to be prepared, all income Tax Returns of the Company and its Subsidiaries for any Pre‑Closing Tax Period (not including any Straddle Period). The Representative shall provide such income Tax Returns to Parent at least thirty days before the due date for such income Tax Returns, including any applicable extensions, for Parent’s review and approval, not to be unreasonably withheld, conditioned or delayed, and Parent shall be permitted to incorporate into such income Tax Returns any reasonable comments it may have to the extent such Tax Returns could reasonably be expected to have a material impact on Parent and the Company in any taxable period ending after the Closing Date. Parent shall timely file such income Tax Returns.

(c)With respect to a Tax Matter, Parent shall have the exclusive authority to control the conduct of any such Tax Matter, and Parent shall keep the Representative reasonably informed with respect to such Tax Matter, the Representative shall be permitted to participate in such Tax Matter and Parent shall not settle or otherwise resolve such Tax Matter without the Representative’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

10.2 Post-Closing Actions Except to the extent the applicable Tax position is not supportable by substantial authority under applicable Law, the Parent shall not take (and following the Closing, the Parent shall prevent the Company and its Subsidiaries from taking) the following actions, without the prior written consent of the Representative, if such action could form the basis for an indemnity claim under this Agreement against the Seller Indemnitors: (i) amend, or cause the Company or any of its Subsidiaries to amend, any Tax Return of the Company or any of its Subsidiaries relating to a Pre-Closing Tax Period (other than a Straddle Period); or (ii) make or change any Tax election regarding the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period (other than a Straddle Period).

10.3 Certain Taxes All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid one-half by Parent and one-half by the Sellers when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by Parent unless a Seller is required to file such Tax Returns under applicable Law. Parent shall have the right to offset the amount owed by the Sellers’ pursuant to this Section 10.3 for one-half of any Transfer Taxes against any amounts owed to the Sellers pursuant to this Agreement, including any portion of the Total Closing Merger Consideration, any Other Seller Payments and any Earnout Shares (or Cash Earnout Payment).

10.4 Straddle Period Taxes For purposes of this Agreement, in the case of a Straddle Period, (i) the amount of Taxes of the Company that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, (ii) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date and (iii) in the case of all other Taxes, such Taxes shall be apportioned between such two (2) taxable years or periods on a daily basis.

ARTICLE X1
MISCELLANEOUS AND GENERAL

11.1 Representative.

(a)Fortis Advisors LLC is hereby constituted and appointed as exclusive agent and attorney‑in‑fact for and on behalf of the Seller Indemnitors and is the Representative for all purposes under this Agreement and the Escrow Agreement. Without limiting the generality of the foregoing, the Representative has full power and authority, on behalf of each Seller Indemnitor, to (i) interpret the terms and provisions of this Agreement, any Ancillary Agreement and the documents to be executed and delivered by the Seller Indemnitors in connection herewith, including the Escrow Agreement and the Representative Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement, the Escrow Agreement or the Representative Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims under this Agreement, any Ancillary Agreement or any other documents to be executed and delivered by any of the Seller Indemnitors, and take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Representative on behalf of the Seller Indemnitors in connection with this Agreement, the Escrow Agreement and the Representative Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Estimated Cash Merger Consideration in Section 2.11 (including authorizing delivery to Parent of the Adjustment Escrow Funds or any portion thereof), (viii) authorize delivery to any Parent Indemnitee of the Escrow Funds or any portion thereof in satisfaction of claims brought by any Parent Indemnitee for Losses, (ix) in the case of the Founders and the Founder Stockholder, authorize delivery to any Parent Indemnitee of the Founder Escrow Funds or any portion thereof in satisfaction of claims brought by any Parent Indemnitee for Losses (ix) distribute the Adjustment Escrow Funds, the Escrow Funds, the Founder Escrow Funds and any earning and proceeds thereon, and (x) deduct, hold back or redirect any funds, including the Representative Amount, which may be payable to any Seller Indemnitor pursuant to the terms of this Agreement, the Escrow Agreement, the Representative Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller Indemnitor hereunder or (B) any costs, fees, expenses and other Liabilities incurred by the Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Seller Indemnitors, except as expressly provided herein, in the Escrow Agreement and in the Representative Agreement, and for purposes of clarity, there are no obligations of the Representative in any other Ancillary Agreement, schedule, exhibit or the Schedules. The Representative shall have authority and power to act on behalf of each Seller Indemnitor with respect to the disposition, settlement or other handling of all claims under Article IX and all rights or obligations arising under Article IX. The Seller Indemnitors and their successors shall be bound by all actions and decisions taken and consents and instructions given by the Representative in connection with Article IX as if expressly confirmed and ratified in writing, and Parent and other Parent Indemnitees and the Escrow Agent shall be entitled to rely on, and shall be relieved from any liability to any Person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Representative. All defenses which may be available to any Seller Indemnitor to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement, the Escrow Agreement or the Representative Agreement are waived. After the Closing, notices or communications to or from the Representative in connection with this Agreement and the transactions contemplated hereby shall constitute notice to or from each Seller Indemnitor. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller Indemnitor and shall be binding on any successor thereto; and (ii) shall survive the delivery of an assignment by any Seller Indemnitor of the whole or any fraction of his, her or its interest in the Adjustment Escrow Funds, the Escrow Funds and the Founder Escrow Funds.

(b)Such agency may be changed by the Representative from time to time and the Representative, or any successor hereafter appointed, may resign at any time, in each case, by providing prior written notice to Parent and the Escrow Agent at least ten (10) days prior to such resignation, which notice shall specify the Person replacing the Representative, the effective date of such replacement, the mailing address and electronic mail address for such Person and other information reasonably requested by Parent or the Escrow Agent. A successor Representative will be named by the Representative prior to any such resignation and shall be a Person principally located in the United States. All power, authority, rights and privileges conferred in this Agreement to the Representative as the Representative will apply to any successor Representative.

(c)Certain Sellers have entered into the Representative Agreement with the Representative to provide direction to the Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). None of the Representative, its members, managers, directors, officers, contractors, agents and employees and the members of the Advisory Group (collectively, the “Representative Group”) will be liable for any act done or omitted under this Agreement, the Escrow Agreement or the Representative Agreement as, on behalf of, or in instructing the Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Parent agrees that it will not look to the personal assets of the Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre‑Closing) or the Sellers. In performing any of its duties under this Agreement, the Escrow Agreement, the Representative Agreement or any agreements or documents executed and delivered in connection herewith, the Representative Group will not be liable to the Seller Indemnitors for any Losses that any Person may incur as a result of any act, or failure to act, by the Representative Group under this Agreement, the Escrow Agreement, the Representative Agreement, the other Ancillary Agreements or any other agreements or documents executed and delivered in connection herewith, and the Representative Group will be indemnified and held harmless by the Seller Indemnitors for all Losses, except in the event of fraud or willful misconduct of the Representative. Such Losses may be recovered (i) first, from the Representative Amount, (ii) second, from any distribution of the Adjustment Escrow Funds otherwise distributable to the Sellers at the time of distribution, (iii) third, from any distribution of the Escrow Funds otherwise distributable to the Sellers at the time of distribution, (iv) fourth, directly from the Sellers. The limitation of liability provisions of this Section 11.1(c) will survive the termination of this Agreement and/or the Escrow Agreement and the resignation or removal of the Representative or any member of the Advisory Group. The Seller Indemnitors acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The Representative shall be entitled to: (i) rely upon the Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller Indemnitor or other party.

(d)At the Closing, the Company will wire or cause to be wired to the Representative an amount equal to the Representative Amount to an account established by the Representative. The Representative Amount shall be invested in a non-interest-bearing account. The Representative will not be liable for any loss of principal of the Representative Amount other than as a result of its gross negligence or willful misconduct. The Representative will hold the Representative Amount separate from its other funds, will not use such funds for its operating expenses or any other purposes and will not voluntarily make the Representative Amount available to its creditors in the event of bankruptcy. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Amount and has no tax reporting or income distribution obligations. Unless otherwise determined by the Representative, contemporaneous with or as soon as practicable following the release in full of the funds held under the Escrow Agreement pursuant to Section 9.5(d), the Representative will deliver the balance of the Representative Amount to the Paying Agent (or such other entity selected by Parent) for further distribution to the Sellers and among them in proportion to their respective Pro Rata Share. The Representative Amount shall be considered a Selling Expense.

11.2 Expenses Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Company, by the Company, in the case of Parent, by Parent, in the case of any Seller, by such Seller, and, in the case of the Representative, by the Representative on behalf of the Sellers; provided, that the Selling Expenses shall be borne and paid as provided in this Agreement.

11.3 Successors and Assigns This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns but is not assignable by any party hereto without the prior written consent of Parent and the Representative.

11.4 Third Party Beneficiaries Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, except that (i) Article IX is intended to benefit, and shall be enforceable by, the Parent Indemnitees, (ii) Section 6.9 is intended to benefit, and shall be enforceable by, the Company Indemnified Persons and (iii) Section 11.10 is intended to benefit, and shall be enforceable by, Orrick.

11.5 Further Assurances Upon the reasonable request of another party hereto from time to time, each party hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the transactions contemplated by with this Agreement. Each party hereto shall cooperate affirmatively with the other parties hereto, to the extent reasonably requested by such other parties, to the extent reasonably necessary to enforce rights and obligations herein provided.

11.6 Notices Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and: (a) sent by electronic mail; (b) delivered in person; (c) mailed by first class registered or certified mail, postage prepaid; or (d) sent by Federal Express or other overnight courier of national reputation, in each case, addressed as follows (provided, that notices to the Representative shall be delivered by electronic mail):

If to the Company (only after the Closing) or Parent or Merger Sub:
Logitech International S.A.
7700 Gateway Boulevard
Newark, California 94560
Attention: General Counsel
Email: [***]

with a copy to:
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention: C. Brophy Christensen, Esq.
Email: bchristensen@omm.com

If to the Company (only prior to the Closing):
General Workings Inc.
580 Market Street, 4th Floor
San Francisco, CA 94104
Attention: [***]
Email: [***]

with a copy to:
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Mark W. Seneca, Esq.
Email: mseneca@orrick.com

If to the Representative:
Fortis Advisors LLC
Attention: Notice Department
Email: [***]

with a copy to:
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Mark W. Seneca, Esq.
Email: mseneca@orrick.com

If to a Seller, to the address set forth on the signature page of such Seller’s Joinder Agreement;
or to such other address with respect to a party hereto as such party notifies the other parties hereto in writing as above provided. Each such notice or communication will be effective: (i) if given by electronic mail, then when confirmation of successful transmission is received if such transmission occurs on a Business Day before 5:00 p.m. Pacific time, or the next succeeding Business Day if such transmission occurs at any other time; or (ii) if given by any other means specified in the first sentence of this Section 11.6, then upon delivery or refusal of delivery at the address specified in this Section 11.6 if such delivery or refusal of delivery occurs on a Business Day before 5:00 p.m. Pacific time, or the next succeeding Business Day if such transmission occurs at any other time.
11.7 Captions The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.8 Amendment; Waiver This Agreement may be amended or modified only by an instrument in writing duly executed by the Representative and Parent. At any time, the Representative or Parent may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; provided, that the Representative may not extend the time for the performance of any of the obligations or other acts of the Company, the Representative or any of the Sellers; provided, further that Parent may not extend the time for the performance of any of the obligations or other acts of Parent; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; provided, that the Representative may not waive any inaccuracies in the representations and warranties of the Company, the Representative or any of the Sellers contained herein or in any document delivered pursuant hereto; provided, further that Parent may not waive any inaccuracies in the representations and warranties of Parent contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law; provided, that the Representative may not waive non-compliance with any of the covenants, agreements or conditions of the Company, the Representative or any of the Sellers contained herein; provided, further, that Parent may not waive non-compliance with any of the covenants, agreements or conditions of Parent contained herein. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Representative, on behalf of the Sellers if the Sellers are making the waiver, or Parent, if Parent is making the waiver. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Receipt by Parent of any of the agreements, instruments, certificates or documents delivered pursuant to Section 3.2 shall not be deemed to be an agreement by Parent that the information or statements contained therein are true, correct or complete, and shall not diminish Parent’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

11.9 Eligible Option Payments Notwithstanding anything herein to the contrary, no payment of any amounts contemplated by this Agreement shall be made to any holder of Company Options, in his or her capacity as such, after the fifth (5th) anniversary of the Closing Date, and such amounts remaining after the fifth (5th) anniversary of the Closing Date shall be distributed to the Sellers, based on each such Seller’s Pro Rata Share.

11.10 Legal Representation Each of Parent, Parent, Merger Sub and the Company hereby waives, and agrees to cause its controlled Affiliates to waive, any conflicts that may arise in connection with Orrick, Herrington & Sutcliffe LLP (“Orrick”) representing the Representative, any of the Seller Indemnitors or their respective Affiliates after the Closing as such representation arising from the transactions contemplated by this Agreement and the Ancillary Agreements. Each of Parent, Merger Sub and the Company (on behalf of itself and its Affiliates) hereby agrees that, in the event that a dispute arises after the Closing from the transactions contemplated by this Agreement and the Ancillary Agreements between Parent or any of their respective Affiliates, on the one hand, and the Representative and/or any of Seller Indemnitors, on the other hand, Orrick may represent any or all of the Representative and the Seller Indemnitors in such dispute even though the interests of the Representative and the Seller Indemnitors may be directly adverse to Parent or any of their respective Affiliates, and even though Orrick formerly may have represented the Company. Parent further agree that, as to all communications involving attorney-client confidences by the Company, the Representative and/or the Sellers or their respective Affiliates in the course of, and to the extent relating to, the negotiation, documentation and consummation of the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs solely to the Sellers and may be controlled by the Sellers and will not pass to or be claimed by Parent or any of their respective Affiliates (including, following the Closing, the Company and its Subsidiaries). Accordingly, the Company and its Affiliates shall not have access to any Privileged Communications, or to the files of Orrick relating to the engagement described in this Section, whether or not the Closing shall have occurred, and Orrick shall have no duty whatsoever to reveal or disclose any Privileged Communications or files to any of the Company and its Affiliates by reason of any attorney-client relationship between Orrick and any of the Company and its Affiliates. The Privileged Communications are the property of the Sellers and, from and after the Closing, none of Parent, their respective Affiliates (including, following the Closing, the Company and its Affiliates) or any Person purporting to act on behalf of or through Parent or such Affiliates will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. The Privileged Communications may be used by the Sellers or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim for indemnification against the Seller Indemnitors under this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Parent or any of their respective Affiliates and a third party (other than a party to this Agreement, any of its Affiliates or any Seller Indemnitor) after the Closing, Parent and/or their respective Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided, that none of Parent and their respective Affiliates (including, following the Closing, the Company and its Affiliates) may waive such privilege without the prior written consent of the Representative.

11.11 Governing Law This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

11.12 Consent to Jurisdiction and Service of Process The parties hereto consent and submit to the exclusive jurisdiction of the courts of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement, or any other Action arising out of or related to this Agreement or the transactions contemplated hereby, and waive, and will not assert, any defense in any Action for the interpretation or enforcement of this Agreement, or any other Action arising out of or related to this Agreement or the transactions contemplated hereby, that they are not subject to the courts’ jurisdiction or that the Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their respective property is exempt or immune from execution, that the Action is brought in an inconvenient forum or that the venue of the Action is improper. Service of process with respect thereto may be made upon the parties hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to that party at the applicable address provided in Section 11.6.

11.13 Waiver of Jury Trial EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

11.14 Admissibility into Evidence All offers of compromise or settlement among the parties hereto or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Action for the resolution of such dispute.

11.15 Severability Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.16 Construction The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Schedules are to the preamble, recitals, Sections, Articles, Exhibits or Schedules of or to this Agreement; (c) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “including” and “or” shall mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) if there is a need to convert U.S. dollars into any foreign currency, or vice versa, the exchange rate shall be that published by the Wall Street Journal one Business Day before the date on which the obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law); and (i) any drafts of this Agreement or any Ancillary Agreement circulated by or among the parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the parties hereto agrees that no party hereto, no Seller Indemnitor nor any Parent Indemnitee shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Action among any of the foregoing or for any other purpose. The phrases “delivered,” “provided,” “made available” and phrases of similar import mean, with respect to any statement in this Agreement to the effect that any information, document or other material has been “delivered,” “provided” or “made available” to Parent, its legal counsel or its other representatives, that such information, document or material was included, and available for review by Parent, its legal counsel and its other representatives, in the virtual data room set up by the Company in connection with this Agreement as of 5:00 p.m. Pacific Time on the date one day prior to the Agreement Date.

11.17 Counterparts; Electronic Transmission This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

11.18 Complete Agreement; Agreement Controls This Agreement and the Schedules and exhibits hereto and the other documents delivered by the parties hereto in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto. In the event that a provision of any Ancillary Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement, the terms of this Agreement shall prevail.

[Remainder of Page Intentionally Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Company, the Representative, Parent and Merger Sub have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.
THE COMPANY:

GENERAL WORKINGS INC.

By:    /s/ [***]---------------------
Name:    [***]
Title:    President

THE REPRESENTATIVE:

FORTIS ADVISORS LLC

By:    /s/ [***]---------------------
Name:    [***]
Title:    Managing Director

IN WITNESS WHEREOF, the Company, the Representative, Parent and Merger Sub have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.
PARENT:

LOGITECH INTERNATIONAL S.A.

By:    /s/ Bracken Darrell
Name:    Bracken Darrell
Title:    President & CEO

By:    /s/ Nathan Olmstead
Name:    Nathan Olmstead
Title:    CFO

MERGER SUB:

CLIP ACQUISITION SUB, INC.

By:    /s/ [***]---------------------
Name:    [***]
Title:    President & CEO

The following schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC.

•	Annex I - Key Employees and Specified Employees

•	Annex II - Working Capital Calculation Example

•	Annex III - Capital Stock

•	Annex IV - Optionholders

•	Exhibit A - Form of Stockholders’ Written Consent

•	Exhibit B - Form of Joinder Agreement

•	Exhibit C - Form of Escrow Agreement

•	Exhibit D - Form of Representative Agreement

•	Exhibit E - Form of Certificate of Merger

•	Exhibit F - Form of Letter of Transmittal

•	Exhibit G - Form of Promised Option Bonus Letter and Release

•	Exhibit H - Form of Founder Acknowledgment

•	Schedules

•	Parent Schedules